Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

by and among

IDI, INC.,

as Parent,

FLUENT ACQUISITION I, INC.,

as the Initial Borrower

(to be merged with and into the Target Borrower),

FLUENT, INC.,

as the Target Borrower

(to be merged with and into the Ultimate Borrower),

and

FLUENT ACQUISITION II, LLC

as the Ultimate Borrower,

THE PERSONS PARTY HERETO FROM TIME TO TIME AS GUARANTORS,

THE FINANCIAL INSTITUTIONS PARTY HERETO

FROM TIME TO TIME AS LENDERS,

and

WHITEHORSE FINANCE, INC.,

as the Administrative Agent

December 8, 2015

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SCHEDULES

Schedule 1.1(a)	-	Competitors
Schedule 1.1(d)	-	Permitted Liens
Schedule 2.1(a)	-	Commitment Ratios
Schedule 2.1(c)	-	Incremental Term Loan Commitments
Schedule 5.1(c)-1	-	Subsidiaries
Schedule 5.1(c)-2	-	Partnerships and Joint Ventures
Schedule 5.1(d)	-	Capital Stock
Schedule 5.1(h)	-	Material Contracts
Schedule 5.1(i)	-	Labor and Employment Matters
Schedule 5.1(j)	-	Taxes
Schedule 5.1(k)	-	Financial Statements
Schedule 5.1(m)	-	Investments and Guaranties
Schedule 5.1(n)	-	Liabilities, Litigation
Schedule 5.1(p)	-	Intellectual Property
Schedule 5.1(v)	-	Insurance
Schedule 5.1(w)	-	Broker’s Fees
Schedule 5.1(x)-1	-	Leased Real Property
Schedule 5.1(x)-2	-	Owned Real Property
Schedule 5.1(x)-3	-	Rights of First Refusal for Real Property
Schedule 5.1(y)	-	Environmental Matters
Schedule 5.1(aa)	-	Name Changes; Trade Names
Schedule 6.11	-	Collateral Locations
Schedule 6.15	-	Bank Accounts of the Borrower Parties
Schedule 6.22	-	Post-Closing Matters
Schedule 8.1	-	Funded Debt
Schedule 8.5	-	Investments
Schedule 8.6	-	Existing Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Form of Guaranty Supplement
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Term Loan Note
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Monthly Report
Exhibit H	-	Forms of Certificate of Non-Bank Lender

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among FLUENT ACQUISITION I, INC., a Delaware corporation, as the initial borrower (prior to the Merger (as defined below), the “Initial Borrower”), FLUENT, INC., a Delaware corporation, as the target (after the Merger but prior to the Subsequent Merger (as defined below), the “Target Borrower”), FLUENT ACQUISITION II, LLC (which, in connection with the Subsequent Merger (as defined below), is changing its name to Fluent, LLC), a Delaware limited liability company (the “Ultimate Borrower”), IDI, INC., a Delaware corporation (“Parent”), the other Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders and WHITEHORSE FINANCE, INC., as the Administrative Agent.

W I T N E S S E T H:

WHEREAS, Parent has formed the Initial Borrower for the purposes of Parent’s acquisition of the Target Borrower (the “Closing Date Acquisition”) by means of the merger of the Initial Borrower with and into the Target Borrower, with the Target Borrower as the surviving entity (the “Merger”), and, promptly following the consummation of the Merger, the subsequent merger of the Target Borrower with and into the Ultimate Borrower, with the Ultimate Borrower as the surviving entity (the “Subsequent Merger”), in each case pursuant to the Purchase Agreement (as defined below);

WHEREAS, the Initial Borrower has requested that the Administrative Agent and the Lenders make available to it the Commitment, on the terms and conditions set forth herein, to refinance the Existing Debt, to fund a portion of the purchase price of the Closing Date Acquisition, to fund transaction costs associated with the foregoing and the transactions contemplated hereby, and to provide for the Borrower’s general corporate purposes;

WHEREAS, upon consummation of the Merger on December 9, 2015, the Target Borrower shall have assumed the rights and Obligations of the Initial Borrower and shall be the “Borrower” hereunder and a direct wholly owned Subsidiary of Parent;

WHEREAS, upon consummation of the Subsequent Merger on or promptly following December 9, 2015, the Ultimate Borrower shall have assumed the rights and Obligations of the Target Borrower and shall be the “Borrower” hereunder and a direct wholly owned Subsidiary of Parent; and

WHEREAS, the Administrative Agent and the Lenders are willing to make the Commitment available to the Borrower upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS, ACCOUNTING PRINCIPLES AND

OTHER INTERPRETIVE MATTERS

Section 1.1 Definitions. For the purposes of this Agreement:

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean accounts (as that term is defined in the UCC), whether now existing or hereafter created or arising, and, in any event, includes, without limitation, (a) all of each Borrower Party’s accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC) arising from such transactions, (b) all of each Borrower Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Borrower Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Additional Amount” shall have the meaning specified in Section 2.8(b)(i).

“Administrative Agent” shall mean WhiteHorse Finance, Inc., acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 13.12.

“Administrative Agent Indemnified Person” shall have the meaning specified in Section 13.10.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: John Yeager, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 10.1.

“Administrative Questionnaire” shall mean a questionnaire in form and substance satisfactory to the Administrative Agent.

“Advance” or “Advances” shall mean that portion of the Loan advanced by the Lenders to, or on behalf of, the Borrower pursuant to Section 2.1 on the occasion of any borrowing.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control” means, when used with respect to any Person, Control of such Person or the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person. Furthermore, any relative of any principal shall be an “Affiliate” of the Borrower Parties unless such relative is an employee of any Borrower Parties.

“Agency Fee” shall mean an agency fee to be paid to the Administrative Agent in accordance with the Fee Letter.

“Agreement” has the meaning specified in the preamble, together with all Exhibits and Schedules hereto.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Anti-Terrorism Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to terrorism or money laundering including, (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto, (iv) the USA Patriot Act and (v) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Applicable Law” shall mean, in respect of any Person, all provisions of (a) constitutions, treaties, laws (statutory or common), ordinances, rules and regulations and (b) to the extent binding on such Person or its assets, policies, procedures, decisions and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and (c) all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean a per annum rate of interest equal to 10.5% for Eurodollar Advances and 9.5% for Base Rate Advances.

“Approved Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit E, pursuant to which each Lender may, as further provided in Section 10.5, sell all or a portion of its portion of the Loan.

“Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.

“Available Retained ECF Amount” shall mean (i) the cumulative amount for all then-completed fiscal years completed after the Agreement Date of the amount of Excess Cash Flow permitted to be retained by the Borrower for any fiscal year after giving effect to the calculation of Excess Cash Flow for such fiscal years and the payment of Loans required pursuant to Section 2.6(c)(v) in respect of such fiscal years, minus (ii) any amount of the Available Retained ECF Amount applied to make Permitted Acquisitions pursuant to the definition thereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute.

“Base Rate” shall mean, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate and (c) the sum of 1.00% per annum and the Eurodollar Rate determined on a daily basis for a period of one (1) month (any changes in such rates to be effective as of the date of any change in such rate).

“Base Rate Advance” shall mean any Term Loan bearing interest based upon the Base Rate, in accordance with the provisions of Section 2.2.

“Blocked Account” shall mean a deposit account or securities account subject to a Blocked Account Agreement.

“Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Administrative Agent, for the benefit of the Lender Group, and acknowledged and agreed to by the applicable Borrower Party, in form and substance satisfactory to the Administrative Agent.

“Borrower” shall mean (i) the Initial Borrower, for the sole purpose of the initial borrowing of Loans hereunder on the Agreement Date in connection with the consummation of the Closing Date Acquisition and the use of proceeds of the Loans hereunder on the Agreement Date, (ii) immediately upon consummation of the Merger, the Target Borrower, which shall assume all rights and Obligations of the Initial Borrower hereunder, and (iii) immediately upon consummation of the Subsequent Merger and at all times thereafter, the Ultimate Borrower, which shall assume all rights and Obligations of the Target Borrower hereunder.

“Borrower Parties” shall mean, collectively, the Borrower and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.

“Borrower Party Payments” shall have the meaning specified in Section 2.8(b)(i).

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Fluent Group Members, the aggregate of all expenditures made by the Fluent Group Members during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Fluent Group Members, including, without limitation, Capitalized Lease Obligations of the Fluent Group Members but excluding any such expenditures made as part of a Permitted Acquisition or paid for with insurance proceeds in accordance with Section 2.6(c)(iii); provided, that the amount of Capital Expenditures shall be calculated on a Pro Forma basis for purposes of calculating any Financial Covenant on a Pro Forma Basis.

“Capitalized Interest” shall mean any interest paid in kind by adding such accrued interest to the unpaid principal amount of the Loan.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean, collectively, (a) marketable, direct obligations of the U.S. and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $500,000,000 and (ii) conduct substantially all of its business in the United States, which commercial paper will mature within two hundred seventy (270) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a U.S. national or state bank having deposits totaling more than $500,000,000, and whose short-term debt is rated “P-1” or better by Moody’s or “A-1” or better by S&P, and (d) (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d).

“Cash Management Bank” shall have the meaning specified in Section 6.15.

“Change In Control” shall mean the occurrence of one or more of the following events: (a) the Sponsor Group ceases to own in the aggregate, taken as a whole, without giving effect to any Excluded Events (as defined below), directly or indirectly, beneficially or of record, less than 75% of the common Equity Interests of the Parent (on an as-converted basis with respect to all preferred Equity Interests of the Parent) owned by the Sponsor Group as of the Agreement Date, immediately after giving effect to the transactions contemplated by the Purchase Agreement and other Related Agreements, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the SEA and the rules of the Securities and Exchange Commission thereunder as in effect on the Agreement Date) of Equity Interests representing a percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent that is greater than the percentage held by the Sponsor Group; (c) as of any date a majority of the board of directors (or equivalent governing body) of Parent consists (other than vacant seats) of individuals who were not either (i) directors of Parent as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors (or equivalent governing body) of Parent of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors (or equivalent governing body) of Parent of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), (d) Parent ceases to Control or directly or indirectly own one hundred percent (100%) of the outstanding Equity Interests of the Borrower or any Subsidiary Guarantor or (e) the Borrower ceases to Control or directly or indirectly own one hundred percent (100%) of the outstanding Equity Interests of any Fluent Group Member.

For purposes of clause (a) of this definition of “Change in Control”, (i) the term “Excluded Events” shall mean, at any time after the Agreement Date, each of (x) the payment of a dividend or the making of any other distribution by the Parent upon the common Equity Interests or other Equity Interests of the Parent payable in shares of common stock or in options or convertible securities or other Equity Interests, and (y) the subdivision or combination (by any stock split, combination, reclassification, exchange, recapitalization or otherwise) of the outstanding shares of common Equity Interests or other Equity Interests of the Parent into a greater or lesser number of shares of common Equity Interests or other Equity Interests of the Parent, (ii) the Sponsor Group shall be deemed to no longer own any Equity Interests of the Parent which Equity Interests are subject to an agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, whether by means of derivatives or otherwise, entered into by any member of the Sponsor Group or its Affiliates, the primary purpose of which is to mitigate loss to or reduce the economic risk (of ownership or otherwise) of any such Equity Interests, such member of the Sponsor Group or its Affiliates with respect to such Equity Interests, and (iii) the ownership interest of the Sponsor Group in the Equity Interests of the Parent shall be net of any action or agreement or arrangement entered into by a member of the Sponsor Group or its Affiliaites the primary purpose of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any such Equity Interests by, including but not limited to “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward or swap positions, manage the risk of share price changes for, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the Equity Interests of the Parent.

“Closing Date Acquisition” shall have the meaning specified in the recitals.

“Closing Fee” shall mean a closing fee to be paid on the Agreement Date in accordance with the Fee Letter.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged or purported to be pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien (or upon which a Lien has been purported to have been granted) by any Borrower Party.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent for the benefit of the Lender Group, in form and substance satisfactory to the Administrative Agent in its sole discretion, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and providing the Administrative Agent access to its Collateral.

“Commitment” shall mean the Term Loan Commitment and the Incremental Term Loan Commitment.

“Commitment Ratio” shall mean (a) with respect to any Lender at any time prior to the Agreement Date, the ratio, expressed as a percentage, of (i) such Lender’s Term Loan Commitment, divided by (ii) the aggregate Term Loan Commitments of all Lenders, and (b) with respect to any Lender at any time following the Agreement Date, the ratio, expressed as a percentage, of (i) the outstanding amount of the Term Loan held by such Lender, divided by (b) the aggregate outstanding amounts of the Term Loan held by all Lenders, which Commitment Ratio, as of the Agreement Date, is as set forth (together with Dollar amounts thereof) on Schedule 2.1(a).

“Competitor” means any competitor of any Borrower Party or Subsidiary thereof that is an operating company that operates in the same or a similar line of business as such Borrower Party or such Subsidiary.

“Compliance Certificate” shall mean a certificate executed by an Authorized Signatory of the Borrower substantially in the form of Exhibit A.

“Confidential Information” shall have the meaning specified in Section 10.16.

“Continuing Default Margin” shall mean a cumulative per annum interest rate equal to 0.50% for each month that an Event of Default which gave rise to the imposition of the Default Rate remains unwaived in accordance with the terms of this Agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“Credit Bid” shall mean to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Collateral, in which any of the Obligations owing to the Lender Group, or any of them, under any Loan Document are used and applied as a credit on account of the purchase price.

“Default” shall mean any Event of Default and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a per annum interest rate equal to (a) with respect to all outstanding principal, the sum of (i) the applicable Interest Rate Basis, plus (ii) the Applicable Margin, plus (iii) the PIK Margin, plus (iv) two percent (2.00%), plus (v) the Continuing Default Margin, and (b) with respect to all other Obligations, the sum of (i) the Base Rate, plus (ii) the Applicable Margin with respect to Base Rate Advances, (iii) plus the PIK Margin, plus (iv) two percent (2.00%), plus (v) the Continuing Default Margin; provided, however, (y) as to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time and (z) as to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Direction Letter” shall mean (a) with respect to a borrowing of the Term Loan on the Agreement Date, that certain Direction Letter, dated as of the Agreement Date, by and among the Borrower and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with respect to the distribution of the proceeds of the Term Loan and the other sources and uses of funds occurring on the Agreement Date and (b) with respect to a borrowing of Incremental Term Loans after the Agreement Date, any Direction Letter, dated as of the date of such borrowing, by and among Borrower and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with respect to the distribution of the proceeds of such Incremental Term Loan and the other sources and uses of funds occurring on such date.

“Discontinued Parent Entities” means each of the direct parent companies of the Discontinued Subsidiaries that are organized under the laws of China, the British Virgin Islands or the Cayman Islands.

“Discontinued Subsidiaries” means those Subsidiaries of Parent organized under the laws of China or under the laws of Hong Kong which are being discontinued in connection with the winding down of Parent’s legacy advertising business in China.

“Disqualified Institutions” means (a) the Persons identified by legal name in writing to Administrative Agent on or prior to the Agreement Date, (b) those Competitors identified on Schedule 1.1(a) (as such Schedule may be supplemented from time to time by the Borrower pursuant to clause (c) below) and (c) subject to the prior written consent of the Administrative Agent acting in its reasonable discretion, any other Competitor identified by legal name in writing to the Administrative Agent after the Closing Date (it being understood that the Borrower shall be required to provide a fully updated Schedule 1.1(a) to the Administrative Agent in order to supplement such Schedule after the Closing Date), which designation shall become effective three (3) Business Days after the date that such written designation to the Administrative Agent is made available to the Lenders on IntraLinks/IntraAgency, Syndtrak or another similar electronic system, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments; provided, that no Affiliate of any Competitor that is an Affiliate by virtue of being a private equity owner of or investor in such Competitor shall constitute a Disqualified Institution.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment of cash or other property of any kind to any Person on account of any Equity Interests of any Borrower Party.

“Dollars” or “$” shall mean the lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of a Borrower Party that is organized and existing under the laws of the U.S. or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, with respect to any Person and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the Net Income for such period, plus, without duplication and to the extent deducted in determining Net Income for such period:

(a)	income taxes;

(b)	Interest Expense;

(c)	depreciation and amortization expense;

(d)	fees, costs and expenses incurred in connection with the Loan and negotiating and documenting the Loan Documents, including without limitation the Closing Fee and the Agency Fee, in an aggregate amount disclosed to the Administrative Agent prior to the Agreement Date;

(e)	all non-cash expenses and losses calculated in accordance with GAAP related to: (i) all non-recurring deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Funded Debt and any net loss attributable to any write-off or forgiveness of Funded Debt, (ii) any non-cash expense or loss arising from the application of purchase accounting adjustments as a result of any Permitted Acquisition, (iii) non-cash expenses arising from grants to employees, officers or directors of stock appreciation rights, stock options, restricted stock or restricted stock units, (iv) non-cash expenses arising from the issuance of Equity Interests to vendors in the ordinary course of business and (v) other non-cash expenses and charges resulting from impairment charges and including losses against book value on the disposal or write-off of any business or assets (including pursuant to any sale/leaseback transaction), provided that, if any such non-cash expense or loss represents an accrual or reserve for potential cash items in any future period, the cash payment thereof in such future period shall be subtracted from “EBITDA” in the period in which such payment is made;

(f)	unrealized losses resulting from mark to market accounting for hedging activities permitted under this Agreement, calculated in accordance with GAAP;

(g)	fees and expenses (including expenses paid for advisory services) in an aggregate amount not to exceed (i) $1,000,000 in any four fiscal-quarter period, to the extent incurred in connection with Investments permitted under Section 8.5(d), (g), (h) and (i), Permitted Acquisitions, dispositions permitted under Section 8.7(b)(vi), the incurrence of permitted Funded Debt, amendments and other modifications to the Loan Documents after the Agreement Date, and the offering or issuance of Equity Interests, in each case to the extent consummated during such period, plus (ii) all such fees and expenses funded with (A) the Net Cash Proceeds of Funded Debt permitted under Section 8.1(a), (c), (d), (g) and (i), and (B) the Net Cash Proceeds of the issuance of Equity Interests permitted hereunder, to the extent the Net Cash Proceeds thereof are not otherwise required to prepay the Loans in accordance with Section 2.6(c);

minus

(h)	unrealized gains resulting from mark to market accounting for hedging activities permitted under this Agreement, calculated in accordance with GAAP;

(i)	any non-cash gains increasing Net Income;

(j)	to the extent the amount of any non-cash expense or loss is added back to EBITDA pursuant to clause (e) above, the cash payment in respect thereof;

(k)	amounts paid by the Borrower to Parent under and to the extent permitted by Section 8.4(d)(y);

provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis. For purposes of calculating EBITDA as of any date of measurement from and after the Agreement Date until September 30, 2016, (I) EBITDA of Parent and its Subsidiaries (a) for the fiscal quarter ended on March 31, 2015 shall equal $3,005,554, (b) for the fiscal quarter ended on June 30, 2015 shall equal $4,988,475 and (c) for the fiscal quarter ended on September 30, 2015 shall equal $4,539,741 and (II) I) EBITDA of the Borrower and its Subsidiaries (a) for the fiscal quarter ended on March 31, 2015 shall equal $4,435,966, (b) for the fiscal quarter ended on June 30, 2015 shall equal $6,225,155 and (c) for the fiscal quarter ended on September 30, 2015 shall equal $6,097,718.

“ECF Prepayment Date” shall have the meaning assigned to such term in Section 2.6(c).

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, facsimile, or otherwise to or from an E-System or any other equivalent service.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any other Person (other than a Disqualified Institution) approved by (i) the Administrative Agent and (ii) except following the occurrence and during the continuance of an Event of Default, the Borrower (such consent of the Borrower not to be unreasonably withheld, conditioned or delayed); provided, that, the Borrower shall be deemed to have given consent unless an objection is delivered to the Administrative Agent within five (5) Business Days after notice of a proposed assignment is delivered to the Borrower.

“Employment Agreements” shall mean (i) the employment agreements dated as of the date hereof between the Borrower and each of Matthew Conlin, Ryan Schulke, Daniel Barksy, Sean Cullen and Matthew Koncz, (ii) the employment agreement dated as of November 16, 2015 between Parent and Michael Brauser, (iii) the employment agreement dated as of September 30, 2014 between The Best One, Inc., a Florida corporation (and assumed by Parent), and Derek Dubner and (iv) the employment agreement dated as of September 30, 2014 between The Best One, Inc., a Florida corporation (and assumed by Parent), and James Reilly.

“Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials or human health (as it relates to exposures to Hazardous Materials), as now or may at any time during the term of this Agreement be in effect.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan, other than those events for which the thirty (30) day notice period has been waived by regulation; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Title IV Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV; (d) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (f) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (g) the institution or threatened institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (h) the insolvency of a Multiemployer Plan under Section 4245 of ERISA; (i) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan; (j) a determination that any Title IV Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (k) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered”

status under Section 432 of the Code or Section 305 of ERISA; (l) any other event or condition that could be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA, (m) revocation of the tax qualified status under Code Section 401(a) of any Plan that is intended to be so tax qualified; (n) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Title IV Plan; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against any of the Borrower Parties or any of their respective ERISA Affiliates in connection with any Plan; or (p) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any of the Borrower Parties or any of their respective ERISA Affiliates.

“E-System” shall mean any electronic system, including Intralinks®, SyndTrak Online and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Advance” shall mean an Advance that bears interest based upon the Eurodollar Rate or which is continued as or converted as an Advance that bears interest based upon the Eurodollar Rate, in accordance with the provisions of Section 2.2.

“Eurodollar Advance Period” shall mean, for each Eurodollar Advance, each one (1), two (2), or three (3) month period, as selected by the Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the Applicable Margin or PIK Margin) shall remain unchanged. Notwithstanding the foregoing, however: (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.6.

“Eurodollar Basis” shall mean, with respect to each Eurodollar Advance Period, a per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the greater of (a) the rate per annum quoted for Dollar deposits for such Eurodollar Advance Period on Reuters Screen LIBOR03 (or similar service, as determined by the Administrative Agent) as of 11:00 a.m. (London, England time) two (2) Business Days prior to the applicable date of determination; provided, however, that if no such quoted rate appears on such page, the rate used for such Eurodollar Rate shall be the per annum rate of interest determined by the Administrative Agent to be the rate at which Dollar deposits for such Eurodollar Advance Period are offered to the Administrative Agent as of 11:00 a.m. (London, England time) two (2) Business Days prior to such date of determination, and (b) 0.50%.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D). Eurodollar Advances shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, without duplication, with respect to any fiscal year of the Borrower and its Subsidiaries, Net Income plus (a) depreciation, amortization, Interest Expense and all other non-cash charges to the extent deducted in determining Net Income, minus (b) Capital Expenditures during such fiscal year (excluding the financed portion thereof), minus (c) Interest Expense paid in cash, minus (d) scheduled principal payments paid in cash in respect of Funded Debt, minus (e) voluntary principal payments paid in cash in respect of the Term Loans, plus or minus (as the case may be), plus (f) extraordinary gains which are cash items not included in the calculation of Net Income, plus (g) taxes deducted in determining Net Income to the extent not paid for in cash (but not including any reserves for tax obligations anticipated to be payable in the subsequent twelve (12) months, so long as such tax obligations are readily verifiable by the Administrative Agent), minus (h) extraordinary losses which are cash items not included in the calculation of Net Income, minus (i) any increase in the Working Capital of the Borrower and its Subsidiaries during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period), plus (j) any decrease in the Working Capital of the Borrower and its Subsidiaries during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Excluded Accounts” means (a) any deposit account the funds in which shall be used solely to fund payroll and tax obligations of the Borrower Parties, so long as all such funds shall be deposited in such accounts (i) no more than three Business Days prior to the date on which such funds shall be used to pay such payroll and tax obligations and (ii) in amounts not to exceed such tax and payroll obligations, (b) any deposit account the funds in which shall be used solely to segregate 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case in accordance with any Applicable Laws (collectively, “Segregated Benefit Plan Funds”), so long as all funds shall be deposited in such accounts in amounts not to exceed all payment obligations in respect of such Segregated Benefit Plan Funds,

(c) any deposit account the funds in which consist solely of funds held by Parent or any Subsidiary on behalf of or in trust for the benefit of any third party that is not an Affiliate of Parent or any Subsidiary, and (d) all other deposit accounts to the extent the aggregate amount of funds located in such accounts at any time does not exceed $50,000.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary that is a “controlled foreign corporation” (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Equity Interests to secure, any indebtedness of a Borrower Party, (b) a Foreign Subsidiary owned, directly or indirectly, by a Foreign Subsidiary described in clause (a) of this definition or (c) a Domestic Subsidiary owned directly or indirectly, by a Foreign Subsidiary described in clause (a) of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any member of the Lender Group or required to be withheld or deducted from a payment to any member of the Lender Group, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such member of the Lender Group being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on Borrower Party Payments pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the failure of such member of the Lender Group to comply with Section 2.8(b)(v)-(vii) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” shall mean all indebtedness and other obligations under that certain Loan Agreement, dated as of September 13, 2012, between Fluent, Inc., as the borrower, and Bank of America, N.A., as the lender, as amended prior to the Agreement Date.

“Extraordinary Receipts” shall mean any cash received by any Borrower Party or any of its Subsidiaries that constitutes (a) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments, (c) proceeds of any Key Man Life Insurance Policy and (d) any purchase price adjustment received in connection with any purchase agreement.

“Extraordinary Receipts Reinvestment Period” shall have the meaning specified in Section 2.6(c)(iv).

“FATCA” shall mean Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements entered into in connection with the foregoing and any Applicable Law implementing any such intergovernmental agreements.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” shall mean an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Fee Letter” shall mean that certain fee letter dated as of the Agreement Date, executed by the Administrative Agent and addressed to the Borrower.

“Financial Covenants” shall mean the financial covenants applicable to the Borrower Parties from time to time pursuant to Sections 8.8, 8.9, 8.10 and 8.12.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary that is described in clause (a) of the definition of “Excluded Subsidiary” and whose Equity Interests are directly owned by a Borrower Party.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the ratio of (a) the greater of (i) EBITDA of the Borrower and its Subsidiaries for such period and (ii) zero, to (b) Fixed Charges of the Borrower and its Subsidiaries for such period.

“Fixed Charges” shall mean, with respect to the Borrower and its Subsidiaries for any period, the sum of (a) Interest Expense paid or payable in cash during such period (excluding, for the avoidance of doubt, Capitalized Interest), (b) scheduled payments of principal paid or payable with respect to Funded Debt during such period, (c) Dividends paid in cash during such period, (d) tax payments and Tax Distributions paid in cash during such period and (e) Capital Expenditures of the Borrower and its Subsidiaries during such period; provided, that the amount of Fixed Charges shall be calculated on a Pro Forma basis for purposes of calculating any Financial Covenant on a Pro Forma Basis. For purposes of calculating Fixed Charges as of any date of measurement from and after the Agreement Date until December 31, 2016, Fixed Charges (a) for the measurement period ending on March 31, 2016, shall equal Fixed Charges during the period from January 1, 2016 through March 31, 2016 multiplied by 4, (b) for the measurement period ending on June 30, 2016, shall equal Fixed Charges during the period from January 1, 2016 through June 30, 2016 multiplied by 2, and (c) for the measurement period ending on September 30, 2016 shall equal Fixed Charges during the period from January 1, 2016 through September 30, 2016 multiplied by 4/3.

“Fluent Group Members” shall mean the Borrower and those Subsidiary Guarantors that are Subsidiaries of the Borrower.

“Foreign Lender” shall have the meaning specified in Section 2.8(b)(v).

“Foreign Subsidiary” shall mean any Subsidiary of a Borrower Party that does not constitute a Domestic Subsidiary.

“Funded Debt” shall mean, with respect to any Person, as of any calculation date, (a) any obligation of such Person for borrowed money, including, without limitation, all of the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation (whether contingent or otherwise) of such Person to pay the deferred purchase price of property or for services (other than in the ordinary course of business), including in respect of earnouts, (d) any Capitalized Lease Obligation, (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed, (f) any debt, liability or obligation of such Person arising from or in connection with any Hedge Agreements, (g) any reimbursement obligations (contingent or otherwise) of such Person with respect to letters of credit, bankers acceptances and similar instruments issued for the account of such Person, (h) any Guaranty of another Person’s Funded Debt (except items of shareholders’ equity or Equity Interests or surplus or general contingency or deferred tax reserves), (i) any financial obligation of such Person under purchase money mortgages, (j) any financial obligation of such Person under asset securitization vehicles, (k) any obligations of such Person under conditional sales contracts and similar title retention instruments with respect to property acquired, (l) any financial obligation of such Person as issuer of Equity Interests redeemable in whole or in part at the option of a Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event not solely within the control of such issuer; provided, however, that notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations and (m) to the extent in excess of $1,000,000 in the aggregate, the full face amount of letters of credit, bankers acceptances and similar instruments issued for the account of such Person.

“Funding Losses” shall mean expenses incurred by any Lender or any Participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, excluding any lost profit of such Lender or any Participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender hereunder with respect to Funding Losses, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided, however, that each Lender may fund Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable hereunder.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession); provided, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159 or any similar principal or practice with respect to fair value accounting of liabilities.

“Government Contract” shall mean any contract between a Borrower Party or a Subsidiary of a Borrower Party, on one hand, and one or more divisions, agencies, organizations, departments or instrumentalities of the United States government or any state or local government, on the other hand.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” shall mean, collectively, Parent, the Subsidiary Guarantors and any other Person that has executed a Guaranty Supplement or other document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “Guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof, but in all events excluding the endorsement of instruments for collection in the ordinary course of business. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Guaranty Supplement” shall have the meaning specified in Section 6.20.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.

“Incremental Term Loan” shall mean the loans issued pursuant to Section 2.1(c) hereof. For the avoidance of doubt, once issued, all Incremental Term Loans shall become Term Loans for purposes of this Agreement.

“Incremental Term Loan Commitment” shall have the meaning specified in Section 2.1(c).

“Indemnified Person” shall mean each member of the Lender Group, each Affiliate thereof, and each of their respective partners, employees, representatives, officers, agents, directors, legal counsel, advisors and consultants.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or non-US bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” shall mean all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how and processes.

“Intellectual Property Licenses” means rights under or interest in any Patent, Trademark, Copyright or other Intellectual Property, including software license agreements with any other party and those exclusive Intellectual Property licenses set forth on Schedule 5.1(p) hereof, whether the applicable Borrower Party is a licensee or licensor under any such exclusive license agreement, and the right to use the foregoing in connection with the enforcement of the Administrative Agent’s rights under the Loan Documents in accordance with the terms thereof but subject to the terms of the Security Agreement.

“Interest Expense” shall mean, for any Person and its Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, an amount equal to (a) the sum of (i) interest expense payable during such period, including capitalized and non-capitalized interest and the interest component of Capitalized Lease Obligations, interest on customer deposits and other interest items in accordance with GAAP including interest on tax settlement (whether or not actually paid during such period), (ii) the net amount payable (or minus the net amount receivable) under any Hedge Agreement during such period (whether or not actually paid or received during such period), other than termination payments or the receipt thereof, and (iii) letter of credit fees, unused line fees, administrative agency fees, ratings agency fees and amortized debt issuance costs, minus (b) any interest income during such period (other than termination payments received under any Hedge Agreement).

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Inventory” shall mean inventory (as that term is defined in the UCC), whether now existing or hereafter acquired, wherever located, and, in any event, including, without limitation, inventory, merchandise, goods and other personal property that are held by or on behalf of a

Borrower Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Borrower Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in a Borrower Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets, property or business of a Person.

“Key Man Life Insurance Policies” shall mean the key-man life insurance policies on the lives of each of Derek Dubner and Ryan Schulke in the amounts required pursuant to Section 6.5 and otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Lender Agreement” shall mean a lender joinder agreement, in form and substance satisfactory to the Administrative Agent.

“Lender Group” shall mean, collectively, the Administrative Agent and the Lenders.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 10.5; and “Lender” shall mean any one of the foregoing Lenders.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment for security purposes, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940 or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan” shall mean the Term Loan.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, the Security Documents, the Subordination Agreement, the Blocked Account Agreements, the Fee Letter, the Master Intercompany Subordinated Note, the Guaranty Supplements, the Direction Letter, any Term Loan Notes, any Notices of Borrowing, all Collateral Access Agreements, all Compliance Certificates, all documents executed by a Borrower Party in connection with the Federal Assignment of Claims Act of 1940 and all similar state statutes (if any), and all other documents, instruments, certificates, and agreements executed or delivered by a Borrower Party in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any of the Borrower Parties’ Subsidiaries to the Lender Group, or any of them.

“Lower-Tier Excluded Subsidiary” shall mean any Subsidiary, whose Equity Interests are directly owned by another Excluded Subsidiary.

“Majority Lenders” shall mean, as of any date of calculation, Lenders then holding more than fifty percent (50.0%) of the sum of the aggregate unpaid principal amount of Loans then outstanding.

“Make Whole Amount” shall mean, at any date of prepayment or refinancing, a prepayment premium, payable in cash, equal to the sum of the amount which causes the applicable Lenders’ return on the principal amount of the Loan prepaid or refinanced at such time to equal the net present value of the amount of interest that would otherwise have been payable in respect of such principal amount if such amount had remained outstanding during the Make Whole Period, which shall be calculated by the Administrative Agent in its reasonable discretion. A certificate of the Administrative Agent delivered to Borrower showing the computation of the Make-Whole Amount in reasonable detail shall be conclusive absent manifest error.

“Make Whole Period” shall have the meaning specified in Section 2.4(a)(i)(A).

“Margin Stock” shall have the meaning specified in Section 5.1(t).

“Master Intercompany Subordinated Note” shall mean that certain Master Intercompany Subordinated Note, dated as of the date hereof, by and among the Borrower Parties, subordinated to the Obligations in accordance with the terms thereof and otherwise in form and substance satisfactory to the Administrative Agent.

“Material Contracts” shall mean, collectively, (a) each contract set forth on Schedule 5.1(h) and (b) all other contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower Party or any Subsidiary of a Borrower Party is or becomes a party and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Materially Adverse Effect.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding or any change in Applicable Law), a material adverse change in, or a material adverse effect on: (a) the business, operations, properties, condition (financial or otherwise), assets or income of the Borrower Parties, taken as a whole; (b) the ability of a Borrower Party to perform any material obligations under this Agreement or any other Loan Documents to which it is a party; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights, remedies or benefits available to the Administrative Agent under the Loan Documents, taken as a whole, or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral. In determining whether any individual event, act, condition or occurrence of the foregoing types has a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions and occurrences of the foregoing types which have occurred, in aggregate, have a Materially Adverse Effect.

“Maturity Date” shall mean the fifth anniversary of the Agreement Date, or such earlier date as payment of the Loan shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Monthly Report” shall have the meaning specified in Section 7.1(a).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean, collectively, any mortgage, deed of trust or deed to secure debt entered into by a Borrower Party in favor of the Administrative Agent, for the benefit of the Lender Group, in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make at any time within the past five (5) years, contributions on behalf of participants who are or were employed by any of them.

“Necessary Authorizations” shall mean, with respect to any Person, all authorizations, consents, permits, approvals, licenses, accreditations, certificates, certifications, concessions, grants, franchises, variances, permissions and exemptions from, and all filings, reports, registrations and contractual obligations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, or other third party, in each case whether or not having the force of law, which are required for the transactions contemplated by the Loan Documents, the conduct of the businesses or the ownership (or lease) of the properties and assets of the Borrower Parties and any of their Subsidiaries, or which are otherwise applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, assignment, casualty loss or other disposition or loss of assets by any Borrower Party or any issuance by any Borrower Party of any Equity Interests or the incurrence by any Borrower Party of any Funded Debt (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Funded Debt, net of (i) reasonable and documented transaction costs and expenses (including reasonably attorneys’ fees) properly attributable to such transaction and payable by such Borrower Party to a non-Affiliate (or to an Affiliate, to the extent such payments are permitted under Sections 8.6(b) or (c)) in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including, without limitation, sales commissions and underwriting discounts, (ii) taxes payable as a direct result of such transactions, and (iii) in the case of any sale, lease, transfer or assignment, any reserve established in accordance with GAAP against any retained liability or purchase price adjustment.

“Net Cash Proceeds Reinvestment Period” shall have the meaning specified in Section 2.6(c)(iii).

“Net Income” shall mean, for any period, the consolidated net income (or loss) of any Person and its Subsidiaries for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses and any associated tax consequences in accordance with GAAP, (b) any gains attributable to write-ups of assets, (c) any non-cash losses attributable to write-downs of assets, (d) the income (or loss) of any other Person which is not a Subsidiary of such Person, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries in cash by such other Person during such period, (e) any income (or loss) of any other Person accrued prior to the date it becomes a Subsidiary of such Person, or is merged into or consolidated with such Person, or any Subsidiary of such Person on the date that such other Person’s assets are acquired by such Person or such Subsidiary of such Person, (f) the proceeds of any life insurance policy, and (g) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of such Person and its Subsidiaries, and related tax effects in accordance with GAAP.

“Notice of Borrowing” means a notice given by the Borrower to the Administrative Agent pursuant to Section 2.2, in substantially the form of Exhibit F hereto.

“Obligations” shall mean all payment and performance obligations, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, of the Borrower Parties to the Lender Group, or any of them, or to any other Indemnified Person, under this Agreement and the other Loan Documents, or as a result of making the Loan, including, without limitation, principal, interest, fees, expenses and other obligations of any kind or nature whatsoever (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued).

“Other Connection Taxes” shall mean, with respect to any member of the Lender Group, Taxes imposed as a result of a present or former connection between such member of the Lender Group and the jurisdiction imposing such Tax (other than connections arising from such member of the Lender Group having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Parent” shall have the meaning specified in the preamble.

“Participant” shall have the meaning specified in Section 10.5(d).

“Participant Register” shall have the meaning specified in Section 10.5(d).

“Patent Security Agreements” shall mean, collectively, the Patent Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean any acquisition by the Borrower Parties of all of the Equity Interests of any Person or all or substantially all of the assets of any Person, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Lender Group shall have received evidence reasonably satisfactory to them that the Borrower Parties are in compliance on a Pro Forma Basis after giving effect to any funding of Loans under the Incremental Term Loan Commitments and the use of proceeds thereof with the financial covenants set forth in Sections 8.8, 8.9, 8.10 and 8.12 of this Agreement;

(b) if a Permitted Acquisition is financed with an Incremental Term Loan, the Borrower Parties shall have prepared a written proposal for the Administrative Agent and the Lender Group detailing the proposed use of the proceeds of the requested Incremental Term Loan Commitment, which proposal shall have been consented to in writing by the Administrative Agent and those Lenders agreeing to make such Incremental Term Loan Commitment, which consent shall be in each of the Administrative Agent’s and such Lenders’ sole discretion;

(c) if a Permitted Acquisition is financed with an Incremental Term Loan, the Administrative Agent shall be satisfied with the due diligence it shall have conducted in respect of the proposed use of the proceeds of the Incremental Term Loan (including with respect to the target (or target assets) of such Permitted Acquisition);

(d) the Borrower shall have delivered to the Administrative Agent (i) as soon as available, executed counterparts of the material agreements, documents or instruments pursuant to which such Permitted Acquisition is to be consummated (including any management, non-compete, employment or option agreements) and any schedules to such agreements, documents or instruments, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons required to consummate such Permitted Acquisition and (iii) if required by the Administrative Agent, environmental assessments reasonably satisfactory to the Administrative Agent;

(e) the Borrower Parties (including any new Subsidiary to the extent required under this Agreement) shall execute and deliver the agreements, instruments and other documents required by Section 6.20, and following the consummation of such Permitted Acquisition, the target thereof shall be a Domestic Subsidiary and Subsidiary Guarantor hereunder;

(f) all of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein, as applicable) both before and after giving effect to the Permitted Acquisition and application of the proceeds of any Loan funded in connection therewith;

(g) there shall not exist on such date, both before and after giving effect to the Permitted Acquisition, a Default or Event of Default; and

(h) the total cash consideration paid or payable (including all transaction costs, Funded Debt incurred (other than Funded Debt permitted pursuant to Section 8.1(d)), assumed and/or reflected on a consolidated balance sheet of the Borrower Parties and their Subsidiaries after giving effect to such Permitted Acquisition and the maximum amount of all deferred payments, including earn-outs (such amounts, collectively, the “Acquisition Consideration”), for all Permitted Acquisitions consummated during the term of this Agreement shall not exceed the sum of (i) an amount equal to $1,500,000, plus (ii) the Available Retained ECF Amount, plus (iii) the aggregate principal amount of any Incremental Term Loan, to the extent the proceeds thereof are used directly to fund a Permitted Acquisition plus (iv) the aggregate amount of Net Cash Proceeds from the issuance of Equity Interests as permitted pursuant to Section 2.6(c)(i) (to the extent not previously applied to fund Permitted Acquisitions, other Investments or other purposes); provided that, to the extent the Available Retained ECF Amount shall be used to fund a Permitted Acquisition, on the date such Permitted Acquisition is consummated, the Borrower shall deliver to the Administrative Agent a written calculation of the Available Retained ECF Amount as of such date (before and after giving effect to such Permitted Acquisition).

“Permitted Liens” shall mean, as applied to any Person, the following Liens; provided that, in each case, any Funded Debt secured by such Liens is permitted by Section 8.1:

(a) any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being reasonably and diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

(c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers, materialmen or other like Liens incurred in the ordinary course of business for sums not yet overdue for a period of more than 60 days or which are being reasonably and diligently contested in good faith, if adequate reserves have been set aside on such Person’s books;

(d) purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset (which asset shall not constitute Inventory) so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 8.1(c);

(e) Liens on assets of the Borrower Parties (i) existing as of the Agreement Date which are set forth on Schedule 1.1(d) and (ii) securing any refinancing of Funded Debt permitted under Section 8.1(b) and secured only by Liens referenced on Schedule 1.1(d);

(f) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(i);

(g) deposits and pledges of cash securing obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits,

(h) deposits and pledges of cash securing obligations incurred in respect of (i) the performance of bids, tenders, leases, contracts (including, but not limited to, all Material Contracts, other than for the payment of money) and statutory obligations or (ii) obligations on surety or appeal bonds or letters of credit, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due, collectively, in the cases (i) and (ii), in an amount not to exceed $750,000 in the aggregate;

(i) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Borrower Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(j) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower Parties or any of their Subsidiaries;

(k) precautionary financing statement filings regarding operating leases;

(l) rights of setoff or bankers’ liens in favor of banks or other depository institutions arising in the ordinary course of business;

(m) statutory and common law landlords’ liens (and any substantially similar lien in such lease) under leases to which the Borrower or any of its Subsidiaries is a party;

(n) Liens securing Funded Debt permitted under Section 8.1(l); provided that such Liens are on only those assets that underlie the related Capital Lease Obligation or purchase money debt, in each case, of the Person or assets acquired in the subject Permitted Acquisition, and provided, further, that such Liens were existing at the time of, and not created or granted in connection with or in anticipation or contemplation of, the Permitted Acquisition pursuant to which such Funded Debt was incurred and do not extend to any other assets; and

(o) Liens on cash and Cash Equivalents in an aggregate amount not to exceed $750,000 securing obligations under Hedge Agreements permitted hereunder.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof, whether foreign or domestic.

“PIK Margin” shall mean, at any time, a rate per annum equal to 1.0%.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party or ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party or ERISA Affiliate.

“Pro Forma Basis” shall mean, for purposes of determining compliance with the Financial Covenants and the defined terms relating thereto, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Purchase Agreement” shall mean the Agreement and Plan of Merger, dated as of November 16, 2015 by and among Parent, Fluent Acquisition I, Inc., a Delaware corporation, Fluent Acquisition II, LLC, a Delaware limited liability company, Fluent, Inc., a Delaware corporation, and the other Parties (as defined therein).

“Register” shall have the meaning specified in Section 10.5(c).

“Related Agreements” shall mean the Purchase Agreement, the Employment Agreements, the Shareholder Agreement and the Subordinated Notes.

“Replacement Lender” shall have the meaning specified in Section 10.12(b).

“Restricted Payment” shall mean (a) Dividends and (b) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission with respect to any Equity Interest of any Borrower Party.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of a Borrower Party, in each case not including any Permitted Acquisition or Investment expressly permitted under Section 8.5.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Scheduled Amortization Payment” shall have the meaning specified in Section 2.6(b).

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time, or any similar Federal law in force from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any similar Federal law in force from time to time.

“Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Borrower Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, in form and substance satisfactory to Administrative Agent.

“Security Documents” shall mean, collectively, the Copyright Security Agreements, the Mortgages, the Patent Security Agreements, the Security Agreement, the Trademark Security Agreements, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any) and any other document, instrument or agreement granting Collateral for the Obligations.

“Shareholder Agreement” shall mean the IDI Stockholders’ Agreement dated as of December 8, 2015 by and among Parent, the Sellers (as defined in the Purchase Agreement), Frost Gamma Investments Trust and the other parties thereto.

“Sponsor Group” shall mean each of Dr. Phillip Frost, Frost Gamma Investments Trust, Ryan Schulke, Matt Conlin and Michael Brauser and, in each case, any of their respective Affiliates.

“Subordinated Notes” shall mean each of (i) that certain unsecured promissory note issued as of the date hereof by the Borrower in favor of Frost Gamma Investments Trust in an original principal amount of $5,000,000, (ii) that certain unsecured promissory note issued as of the date hereof by the Borrower in favor of Michael Brauser in an original principal amount of $4,000,000, and (iii) that certain unsecured promissory note issued as of the date hereof by the Borrower in favor of Barry Honig in an original principal amount of $5,000,000, in each case subordinated to the Obligations in accordance with the terms of the Subordination Agreement and otherwise in form and substance satisfactory to the Administrative Agent.

“Subordination Agreement” shall mean the Subordination Agreement dated as of the date hereof by and among the holders of the Subordinated Notes, the Borrower Parties and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Subsidiary” shall mean, as applied to any Person, any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors (or equivalent governing body), regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries (direct or indirect) of Parent.

“Subsidiary Guarantors” shall mean all Subsidiaries of any Borrower Party signatory to this Agreement as a “Subsidiary Guarantor” and all Subsidiaries of any Borrower Party that have executed and delivered a Guaranty Supplement, which, in either case, shall not include any Excluded Subsidiary.

“Tax Distributions” shall have the meaning specified in Section 8.4.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Term Loan” shall mean, collectively, (a) amounts advanced by the Lenders to the Borrower on the Agreement Date under the Term Loan Commitment (the amount of which shall not exceed the amount of the Term Loan Commitment) and (b) Incremental Term Loans.

“Term Loan Commitment” shall mean the several obligations of the Lenders to advance the sum of $45,000,000 on the Agreement Date, in accordance with their respective Commitment Ratios, to the Borrower pursuant to the terms of this Agreement.

“Term Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with such Lender’s Commitment Ratio, in substantially the form of Exhibit D.

“Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the Fluent Group Members’ and their Subsidiaries’ consolidated Funded Debt (excluding clause (f) thereof) as of such date to (b) an amount equal to the Fluent Group Members’ and their Subsidiaries’ EBITDA for the 12 month period ended as of such date.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Treasury Rate” shall mean, as of any prepayment or refinancing date, the yield to maturity as of such prepayment or refinancing date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the prepayment or refinancing date (or if such Statistical Release is no longer published any publicly available source of similar market data)) of one year.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as amended from time to time.

“Unrestricted Subsidiary” shall have the meaning specified in Section 8.5.

“U.S.” or “United States” shall mean the United States of America, including the District of Columbia and its possessions and territories.

“U.S. Lender” shall have the meaning specified in Section 2.8(b)(vi).

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended from time to time.

“Voidable Transfer” shall have the meaning specified in Section 10.17.

“Working Capital” shall mean, for any Person at any date, its consolidated current assets (excluding cash and Cash Equivalents) at such date minus its consolidated current liabilities (excluding the current portion of long term debt and Capitalized Lease Obligations) at such date.

Section 1.2 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied and consistent with past practices, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement any Borrower Party or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP (including treatment of leases that would be classified as operating leases under GAAP as it exists on the Agreement Date as capitalized leases), such determination shall continue to be made in accordance with such Borrower Party’s or such Subsidiary’s previous accounting principles, methods and policies. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower Parties on a consolidated basis with their Subsidiaries.

Section 1.3 Other Interpretive Matters. Each definition of an instrument or agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 10.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided herein. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. “Ordinary course”, “normal course” or comparable terms shall be deemed to refer to the ordinary course of business, consistent with historical practices, in each context. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.4 Agreement Date. Except to the extent expressly indicated to the contrary, for all purposes under this Agreement and the other Loan Documents, each of the Closing Date Acquisition, the Merger, the Subsequent Merger and all other transactions contemplated by the Related Agreements to occur in connection with the Closing Date Acquisition shall be deemed to occur on the Agreement Date.

ARTICLE 2.

THE LOAN

Section 2.1 The Loans.

(a) The Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower Parties contained herein, each Lender agrees, severally and not jointly with the other Lenders, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower on the Agreement Date an amount equal to such Lender’s ratable share of the Term Loan Commitment (based upon such Lender’s Commitment Ratio), at which time the Term Loan Commitment shall immediately, without notice or further action by any party, irrevocably terminate. Amounts borrowed under this Section 2.1(a) that are repaid or prepaid may not be reborrowed.

(b) [Reserved].

(c) Incremental Term Loans. At the request of the Borrower, and subject to the terms and conditions of this Agreement, including, but not limited to, the Borrower Parties’ satisfaction of the additional conditions set forth in Section 4.3, each Lender, severally and not jointly, agrees to lend to the Borrower additional amounts up to the amount set forth opposite such Lender’s name on Schedule 2.1(c) under the heading “Incremental Term Loan Commitments” (such amounts as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Incremental Term Loan Commitment”); provided, that at the time all Loans that may be advanced without exceeding the Incremental Term Loan Commitment have been so advanced, the Incremental Term Loan Commitment shall immediately, without notice or further action by any party, irrevocably terminate; provided, however, that, after giving effect to any funding in respect of any Incremental Term Loan Commitment, any Loans advanced under such Incremental Term Loan Commitment shall be Term Loans hereunder.

Section 2.2 Manner of Borrowing and Disbursement of Loan.

(a) Borrowing and Disbursement of the Term Loan. To request the borrowing of the Term Loan on the Agreement Date, the Borrower shall provide irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing and deliver to the Administrative Agent a written Direction Letter. On the Agreement Date, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Section 4.1, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by wire transfer pursuant to and in accordance with the Direction Letter.

(b) [Reserved].

(c) Borrowing and Disbursement of the Incremental Term Loan. To request a borrowing of the Incremental Term Loan, the Borrower shall provide irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing or in a writing in any other form acceptable to the Administrative Agent, which notice must be received by the Administrative Agent prior to 2:00 p.m. (New York time) on the date which is three (3) Business Days prior to the requested Advance date and deliver to the Administrative Agent a written Direction Letter. Such Notice of Borrowing shall specify (i) the amount of the Advance (which shall be in an aggregate principal amount not less than $5,000,000), (ii) the requested Eurodollar Advance Period and (iii) the requested Advance date, which shall be a Business Day.

Upon receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Incremental Term Loan Commitment. Unless the Administrative Agent is otherwise directed in writing by the Borrower, upon satisfaction of the conditions set forth in Section 4.3, the proceeds of the Incremental Term Loan will be made available to the Borrower by the Administrative Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified in the applicable Notice of Borrowing.

(d) Choice of Interest Rate, etc. Each of the Advance of the Term Loan on the Agreement Date, and, if applicable, the Advance of the Incremental Term Loan on a date following the Agreement Date, shall be made as a Eurodollar Advance with a Eurodollar Advance Period equal to one (1), two (2) or three (3) months, as requested by the Borrower in the Notice of Borrowing; provided, however, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, then the Administrative Agent may at its option convert all outstanding Eurodollar Advances to Base Rate Advances upon notice to the Borrower.

Section 2.3 Interest.

(a) On the Loan. Interest on the Loan, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i) On Base Rate Advances. Interest on the outstanding principal amount of each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty-five (365) days and shall be payable monthly in arrears on the first Business Day of each calendar month, commencing January 1, 2016. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on the outstanding principal amount of each Base Rate Advance at the per annum interest rate equal to the sum of (A) an amount equal to the sum of (x) the Base Rate and (y) the Applicable Margin, plus (B) the PIK Margin; provided, that amounts payable under clause (A) shall be paid in cash and amounts payable under clause (B) may be paid as Capitalized Interest.

(ii) On Eurodollar Advances. Interest on the outstanding principal amount of each Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) on the last Business Day of each calendar month interval, commencing January 8, 2016. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on the outstanding principal amount of each Eurodollar Advance at a rate per annum equal to the sum of (A) an amount equal to the sum of (x) the Eurodollar Basis applicable to such Eurodollar Advance and (y) the Applicable Margin, plus (B) the PIK Margin; provided, that, amounts payable under clause (A) shall be paid in cash and amounts payable under clause (B) may be paid as Capitalized Interest.

(iii) If No Notice of Continuation of Interest Rate. If the Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto, the Administrative Agent may elect to apply the Base Rate to such Advance commencing on and after such Payment Date.

(b) Upon Default. Immediately upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loan or (B) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day of interest shall be due with respect to such Advance.

(d) Capitalized Interest. All Capitalized Interest shall be treated as principal of the Term Loan for all purposes of this Agreement. The obligation of the Borrower to pay all such Capitalized Interest shall be automatically evidenced by this Agreement and, if applicable, any Term Loan Notes issued hereunder. Upon request of the Administrative Agent or any Lender, the Borrower shall confirm in writing the principal amount of any or all of the Term Loan then outstanding, including all Capitalized Interest.

Section 2.4 Fees. The Borrower agrees to pay to the Administrative Agent when due all of the following fees.

(a) Prepayment Premiums.

(i) If (x) the Borrower repays the Term Loan in any amount and for any reason (including, without limitation, (1) voluntary prepayments pursuant to Section 2.5, (2) foreclosure and sale of, or collection of, the Collateral, (3) sale of the Collateral in any Insolvency Proceeding or (4) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding), other than pursuant to a mandatory prepayment required by Section 2.6(c)(v) or a Scheduled Amortization Payment, or (y) the maturity of the Term Loan shall be accelerated, then there shall become due and payable a prepayment premium calculated as follows:

(A) if any such repayment or acceleration occurs after the Agreement Date but on or prior to the twenty-four (24) month anniversary of the Agreement Date (the “Make Whole Period”), the Borrower shall pay the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Ratios, a prepayment premium, payable in cash, in an amount equal to the Make Whole Amount plus three percent (3.00%) of the principal amount of the Term Loan repaid or accelerated at such time;

(B) if any such repayment or acceleration occurs after the twenty-four (24) month anniversary of the Agreement Date but on or prior to the thirty-six (36) month anniversary of the Agreement Date, the Borrower shall pay the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Ratios, a prepayment premium, payable in cash, equal to two percent (2.00%) of the principal amount of the Term Loan repaid or accelerated at such time; and

(C) if any such repayment or acceleration occurs after the thirty-six (36) month anniversary of the Agreement Date but on or prior to the forty-eight (48) month anniversary of the Agreement Date, the Borrower shall pay the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Ratios, a prepayment premium, payable in cash, equal to one percent (1.00%) of the principal amount of the Term Loan repaid or accelerated at such time.

(ii) The Borrower Parties agree that the prepayment premiums required under this Section 2.4(a) are a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from a voluntary prepayment and/or an early repayment of the Term Loan. All prepayment premiums under this Section 2.4(a) shall be in addition to all other amounts which may be due to any member of the Lender Group from time to time pursuant to the terms of this Agreement and the other Loan Documents. All of the Loans are subject to the prepayment premiums set forth in this Section 2.4(a) and the payment of one prepayment premium shall not excuse or reduce the payment of a prepayment premium on any subsequent repayment or acceleration.

(b) Fee Letter. The Borrower agrees to pay to the Administrative Agent such fees as are set forth in the Fee Letter.

(c) [Reserved].

(d) Computation and Treatment of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. Without limitation, all fees payable under this Section 2.4 shall be fully earned when due, non-refundable when paid and shall be in addition to all other amounts which may be due to any member of the Lender Group from time to time pursuant to the terms of this Agreement and the other Loan Documents.

Section 2.5 Prepayment. Subject to Section 2.4(a), the principal amount of any Base Rate Advance may be repaid in full or in part at any time. Subject to Section 2.4(a), the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon at least five (5) days’ prior written notice to the Administrative Agent, provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any Funding Loss or expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5 shall include the accrued interest on the amount so prepaid or repaid. Other than with respect to amounts required to be applied to the Loan pursuant to Section 2.6, repayments or prepayments of principal hereunder shall be in minimum amounts of $1,000,000 and integral multiples of $500,000 in excess thereof. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment.

Section 2.6 Repayments and Mandatory Prepayments.

(a) [Reserved].

(b) The Term Loan. Any principal and interest on the Term Loan remaining unpaid on the Maturity Date shall be due and payable in full on the Maturity Date. The Term Loan shall also be prepaid as shall be required by Section 2.6(c). Additionally, commencing March 31, 2016, on the last Business Day of each calendar quarter, the outstanding principal balance of the Term Loan shall be repaid in an amount equal to $562,500 (as such amount shall be increased to reflect the funding of any Incremental Term Loan as agreed between Administrative Agent and Borrower) (each such payment, a “Scheduled Amortization Payment”).

Any prepayments of the Term Loan, pursuant to Section 2.6(c) or otherwise, unless otherwise specifically provided for with respect to such prepayments, shall be applied to reduce all remaining Scheduled Amortization Payments on a pro rata basis.

(c) Mandatory Prepayments.

(i) In the event that, after the Agreement Date, any Borrower Party or any Subsidiary of any Borrower Party shall issue any Equity Interests (other than as a result of or pursuant to the issuance of stock options, stock appreciation rights, restricted stock units and any other equity-linked compensation), fifty percent (50%) of the Net Cash Proceeds in an aggregate amount per fiscal year in excess of $25,000,000 received by such Borrower Party or such Subsidiary from all such issuances shall be paid within two (2) Business Days of receipt of the proceeds thereof by such Borrower Party or such Subsidiary to the Lenders as a mandatory prepayment of the Obligations; provided, that no prepayment shall be required with the Net Cash Proceeds of any issuance of Equity Interests to the extent such Net Cash Proceeds are applied to prepay the Subordinated Notes as permitted under Section 8.17, and such Net Cash Proceeds shall be, to the same extent, excluded from the calculation of the aggregate Net Cash Proceeds received per fiscal year. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing or would result therefrom, the Borrower Parties may elect to apply such Net Cash Proceeds from any such issuance toward Permitted Acquisitions and/or permitted Capital Expenditures, so long as the Borrower Parties (a)(i) notify the Administrative Agent in writing on or prior to the date any payment thereof would have been required hereunder of the intent to apply such Net Cash Proceeds toward Permitted Acquisitions and/or permitted Capital Expenditures, (ii) identify the target of such Permitted Acquisition or the intended Capital Expenditures and (iii) confirm that such Net Cash Proceeds have been deposited into a Blocked Account, which Net Cash Proceeds when so deposited (A) shall constitute Collateral, securing the payment of the Obligations then outstanding, (B) may be withdrawn by the applicable Borrower Party solely to use in connection with such Permitted Acquisitions and/or permitted Capital Expenditures, and (C) shall, upon the Administrative Agent’s request following the occurrence and during the continuance of an Event of Default, be applied (or an amount equal to such Net Cash Proceeds shall be applied) to the prepayment of the Obligations as set forth above and (b) deliver a certificate from the Borrower to the Administrative Agent that states that the Borrower Parties have applied such Net Cash Proceeds toward such Permitted Acquisitions and/or permitted Capital Expenditures within 90 days of the date of such issuance. If and to the extent such Net Cash Proceeds are not fully applied during such period, an amount equal to such remaining Net Cash Proceeds is required to be applied to prepay the Obligations immediately upon the expiration of such period.

(ii) In the event that, after the Agreement Date, any Borrower Party or any Subsidiary of a Borrower Party shall incur any Funded Debt other than Funded Debt permitted under Section 8.1, one hundred percent (100%) of the Net Cash Proceeds received by any Borrower Party or such Subsidiary from such incurrence shall be paid within one (1) Business Day of receipt of the proceeds thereof by such Borrower Party to the Lenders as a mandatory prepayment of the Obligations.

(iii) One hundred percent (100%) of the Net Cash Proceeds from any sale, transfer, assignment or other disposition, whether voluntary, as a result of any enforcement action by any member of the Lender Group or otherwise (other than with respect to the sale, transfer or disposition of assets permitted under clauses (i) and (ii) of Section 8.7(b)), or casualty or condemnation loss of any Collateral or other assets of any Borrower Party shall be paid within two (2) Business Days of receipt thereof by any Borrower Party as a mandatory prepayment of the Obligations. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing or would result therefrom, the Borrower Parties may elect to reinvest Net Cash Proceeds from any such sale, transfer, assignment or other disposition or any such casualty or condemnation loss of any Collateral or such other assets, so long as the Borrower Parties (a)(i) notify the Administrative Agent in writing on or prior to the date any payment thereof would have been required hereunder of the intent to reinvest such Net Cash Proceeds in similar assets for the business of a Borrower Party (which assets shall be consistent with the assets utilized by such Borrower Party in the ordinary course of its business) and identifies the long-term assets which shall constitute such reinvestment within 180 days of the date of such sale or receipt of insurance proceeds and (ii) confirm that such Net Cash Proceeds have been deposited into a Blocked Account, which Net Cash Proceeds when so deposited (A) shall constitute Collateral, securing the payment of the Obligations then outstanding, (B) may be withdrawn by the applicable Borrower Party solely to reinvest in such identified long-term assets that are useful in the business of such Borrower Party and (C) shall, upon the Administrative Agent’s request following the occurrence and during the continuance of an Event of Default, be applied (or an amount equal to such Net Cash Proceeds shall be applied) to the prepayment of the Obligations as set forth above and (b) deliver a certificate from the Borrower to the Administrative Agent that states that the Borrower Parties have reinvested such Net Cash Proceeds in the business of a Borrower Party within 180 days of the date of such sale or receipt of insurance proceeds (the “Net Cash Proceeds Reinvestment Period”). If and to the extent such Net Cash Proceeds are not fully reinvested during the Net Cash Proceeds Reinvestment Period, an amount equal to such remaining Net Cash Proceeds is required to be applied to prepay the Obligations immediately upon the expiration of the Net Cash Proceeds Reinvestment Period.

(iv) One hundred percent (100%) of the Extraordinary Receipts in excess of $2,500,000 in the aggregate in any fiscal year received by any Borrower Party or any of its Subsidiaries shall be paid within five (5) Business Days of receipt thereof by the Borrower Parties to the Lenders as a mandatory prepayment of the Obligations. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing or would result therefrom, the Borrower Parties may elect to reinvest amounts constituting Extraordinary Receipts under clause (a), (b) or (d) of the definition thereof, so long as the Borrower Parties (a)(i) notify the Administrative Agent in writing on or prior to the date any payment thereof would have been required hereunder of the intent to reinvest such Extraordinary Receipts in the business of a Borrower Party and identifies the long-term assets which shall constitute such reinvestment within 180 days of the date of receipt of such proceeds and (ii) confirm that such Extraordinary Receipts have been deposited into a

Blocked Account, which Extraordinary Receipts when so deposited (A) shall constitute Collateral, securing the payment of the Obligations then outstanding, (B) may be withdrawn by the applicable Borrower Party solely to reinvest in such identified long-term assets that are useful in the business of such Borrower Party and (C) shall, upon the Administrative Agent’s request following the occurrence and during the continuance of an Event of Default, be applied (or an amount equal to such Extraordinary Receipts shall be applied) to the prepayment of the Obligations as set forth above and (b) deliver a certificate from the Borrower to the Administrative Agent that states that the Borrower Parties have reinvested such Extraordinary Receipts in the business of a Borrower Party within 180 days of the date of receipt of such proceeds (the “Extraordinary Receipts Reinvestment Period”). If and to the extent such Extraordinary Receipts are not fully reinvested during the Extraordinary Receipts Reinvestment Period, an amount equal to such remaining Extraordinary Receipts is required to be applied to prepay the Obligations immediately upon the expiration of the Extraordinary Receipts Reinvestment Period.

(v) On the date that is ten (10) Business Days after the earlier of (A) the date on which the annual audited financial statements for any fiscal year (commencing with the fiscal year ending December 31, 2016) are delivered pursuant to Section 7.2, or (B) the date on which such financial statements were required to be delivered pursuant to Section 7.2 (the “ECF Prepayment Date”), the Borrower Parties shall make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of the excess of Excess Cash Flow. Each such prepayment shall be accompanied by a certificate signed by an Authorized Signatory of the Borrower Parties certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to the Administrative Agent.

(vi) Any payments due under this Section 2.6(c) shall be applied in the manner set forth in Section 2.10 and shall be subject to any applicable prepayment premiums set forth herein and in the other Loan Documents. Nothing in this Section 2.6(c) shall be deemed to allow the Borrower Parties to issue Equity Interests or incur Funded Debt except as otherwise not prohibited by this Agreement and the other Loan Documents. Notwithstanding anything contained in this Section 2.6(c) to the contrary, each Lender shall be permitted in its sole discretion to decline all or any portion of any mandatory prepayment required pursuant to the terms hereof.

(d) The Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all other Obligations, including, without limitation, the principal amount of the Loan and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

Section 2.7 Loan Accounts.

(a) The Loan shall be repayable in accordance with the terms and provisions set forth herein. At the request of any Lender, a Term Loan Note shall be issued by the Borrower to such Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

(b) The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loan and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loan and accrued interest thereon, absent manifest error.

Section 2.8 Manner of Payment.

(a) When Payments Due.

(i) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loan, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 2:00 p.m. (New York, New York time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 2:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii) Except as provided in the definition of Eurodollar Advance Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b) Taxes.

(i) Any and all payments of principal and interest, or of any fees or indemnity or expense reimbursements by any Borrower Party hereunder or under any other Loan Documents (the “Borrower Party Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Borrower Party Payments and all interest, penalties or similar liabilities with respect thereto (collectively or individually “Taxes”), except as required by Applicable Law. If any Borrower Party (or any withholding agent of such Borrower Party) is required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, such Borrower Party (or such withholding agent of the Borrower Party) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and if such Taxes are Indemnified Taxes, then the sum payable shall be increased by the Borrower Party by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)) such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made.

(ii) Without duplicating the provisions of subsection (i), the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such Taxes being “Other Taxes”).

(iii) The Borrower shall indemnify each member of the Lender Group for the full amount of Indemnified Taxes with respect to Borrower Party Payments payable or paid by such Person, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority, but only to the extent not otherwise reimbursed by the Borrower Party by the payment of any Additional Amount or paid by the Borrower Party pursuant to Section 2.8(b)(i) or (ii). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor.

(iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v) On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, each member of the Lender Group that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrower with either (A) two (2) properly executed originals of Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding Taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents are subject to such taxes at a rate reduced by an applicable tax treaty, (B)(1) a certificate in the form of Exhibit H executed by such Foreign Lender certifying that such Foreign Lender is not a “bank” and that such Foreign Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN-E or Form W-

8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents, (C) two (2) properly executed originals of Internal Revenue Service Form W-8IMY, together with appropriate forms, certifications and supporting statements or (D) any other applicable document prescribed by the IRS certifying as to the entitlement of such Foreign Lender to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents. Each such Foreign Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

(vi) On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, each member of the Lender Group that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) shall provide each of the Administrative Agent and the Borrower with two (2) properly executed originals of Internal Revenue Service Form W-9 (or any successor form) certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding Tax. Each such U.S. Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

(vii) If a payment made to a Foreign Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to each of the Administrative Agent and the Borrower any documentation required under Applicable Law or reasonably requested by the Administrative Agent and the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (vii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(viii) The Administrative Agent shall deliver to the Borrower, on or prior to the date on which the Administrative Agent becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) such properly completed and executed documentation reasonably requested by the Borrower as will enable the Borrower to determine whether or not payments may be made under any Loan Document to the Administrative Agent without withholding. In addition, the Administrative Agent, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Administrative Agent is subject to information reporting requirements and to satisfy any such requirements. Without limiting the generality of the foregoing, the Administrative Agent shall deliver to the Borrower (A) executed originals of Form W-9 certifying that the Administrative Agent is exempt from United States federal backup withholding tax or (B) executed originals of Form W-8IMY certifying that the Administrative Agent is acting as a “qualified intermediary” or a “nonqualified intermediary” and accompanied by any required attachments (including certification documents from each beneficial owner). For purposes of this Section 2.8(b)(viii), the “Administrative Agent” shall mean the Administrative Agent in its capacity as such and not in any other capacity (such as a Lender).

(ix) If any member of the Lender Group determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.8(b) (including by the payment of Additional Amounts), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments or Additional Amounts paid under this Section 2.8(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such member of the Lender Group and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such member of the Lender Group, shall repay to such member of the Lender Group the amount paid over pursuant to this Section 2.8(b)(ix) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such member of the Lender Group is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(b)(ix), in no event will any member of the Lender Group be required to pay any amount to Borrower pursuant to this Section 2.8(b)(ix) the payment of which would place the member of the Lender Group in a less favorable net after-Tax position than the member of the Lender Group would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid.

(x) Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to the Borrower any of its tax returns (or any other information) that it deems confidential or proprietary.

(xi) Each party’s obligations under this Section 2.8(b) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(xii) If any Lender requests compensation under Section 11.3, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.8(b), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.3 or 2.8(b), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any Funding Losses or out-of-pocket expenses in connection with (a) prepayment of any Eurodollar Advance in whole or in part for any reason or (b) failure by the Borrower to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, the Borrower agrees to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such Funding Losses and reasonable documented out-of-pocket expenses. Such Lender’s determination of the amount of such Funding Losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive.

Section 2.10 Application of Payments.

(a) Payments Prior to Event of Default. At all times during which an Event of Default is not continuing, all amounts received by the Administrative Agent from the Borrower in respect of the Obligations (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder), shall be applied by the Administrative Agent in the following order of priority:

FIRST, pro rata, to the payment of reasonable out-of-pocket costs and expenses (including attorneys’ fees) of the Administrative Agent incurred by the Administrative Agent in connection with the enforcement of the rights of the Lender Group under the Loan Documents;

SECOND, pro rata, to the payment of any fees then due and payable to the Administrative Agent hereunder or under any other Loan Document;

THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Term Loan (and any prepayment premiums owing in connection with such payment, if any);

FIFTH, to the payment of principal on the Term Loan then outstanding (and any prepayment premiums owing in connection with such payment, if any);

SIXTH, pro rata, to the payment of all other Obligations not otherwise referred to in this Section 2.10(a) then due and payable; and

SEVENTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law.

(b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.14):

FIRST, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred in connection with the enforcement of the rights of the Lender Group under the Loan Documents;

SECOND, pro rata, to payment of any fees owed to the Administrative Agent hereunder or under any other Loan Document;

THIRD, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;

FOURTH, pro rata, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of principal on the Term Loan then outstanding (and any prepayment premiums owing in connection with such payment, if any);

SIXTH, to any other Obligations not otherwise referred to in this Section 2.10(b); and

SEVENTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law.

Section 2.11 Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower, to fund a portion of the purchase price of the Closing Date Acquisition (which amounts will be used to refinance the Existing Debt), to fund transaction costs associated with the foregoing and the transactions contemplated hereby, and to provide for the Borrower’s general corporate purposes, including, without limitation, as set forth on the disbursement schedule attached as Schedule 2.11. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

Section 2.12 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.13 Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. The Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend to agree to the extent permitted by Applicable Law upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrower is and shall be liable only for the payment of such maximum amount as allowed by law, and payment received from the Borrower in excess of such legal maximum amount, whenever received, shall be applied first to reduce the principal balance of the Loan (but without the imposition of any prepayment premium), second to the payment of all other Obligations then due and payable, and finally if such excess is greater than the foregoing, the Lender Group shall promptly refund the remainder thereof to the Borrower Parties.

Section 2.14 Pro Rata Treatment.

(a) Advances. Each Advance with respect to the Term Loan from the Lenders under this Agreement shall be made pro rata on the basis of their respective Commitment Ratios.

(b) Payments. Each payment and prepayment of the principal of the Term Loan and each payment of interest on the Term Loan received from the Borrower shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment. If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Term Loan (other than (x) any payment received by a Lender as consideration for the assignment of a sale of a participation in any of its Term Loan to any assignee or Participant or (y) as otherwise expressly provided elsewhere herein) in excess of its ratable share of the Term Loan under its applicable Commitment Ratio, such Lender shall forthwith purchase from the other Lenders such participation in such Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE 3.

GUARANTY

Section 3.1 Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in connection with any Loan Document, of the Obligations (whether existing on the Agreement Date or hereinafter incurred or created), including, without limitation, any interest thereon (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any Insolvency Proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding). All costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations Guaranteed hereby.

(b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter is responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise and shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation of each Guarantor, shall be a continuing guaranty, and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash and the Commitment shall have been terminated.

(c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty, including as a result of any of the following: (i) the invalidity or unenforceability of any obligation of the Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, the Obligations or any part thereof, or the lack of perfection or continuing perfection or failure of priority in any security for the Obligations or any part thereof, including any Lien on, or the preservation of any rights with respect to, any Collateral, (ii) the absence of (A) any attempt to collect any Obligation or any part thereof from the Borrower or any other Guarantor or any other action to enforce the same or (B) any action to enforce any Loan Document or Lien thereunder, (iii) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Obligation (or any interest thereon), in or as a result of any such proceeding or (iv) any foreclosure, whether or not through judicial sale, and any other sale or disposition of any Collateral or any election following the occurrence of an Event of Default by any member of the Lender Group to proceed separately against the Collateral in accordance with such member’s rights under any Applicable Law.

(d) The Lender Group, or any of them, may from time to time, without notice to or demand upon any Guarantor and without exonerating or releasing any Guarantor in any way under this Guaranty and without incurring any liability hereunder, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Obligations or the Loan Documents, all as they may consider expedient or appropriate in their sole discretion, (iv) refund at any time any payment received by any member of the Lender Group in respect of any Obligation, (v) apply to the Obligations any sums by whomever paid or however realized to any Obligation in such order as provided in Section 2.10, (v) add, release or substitute any one or more other Guarantors, makers or endorsers of any Obligation or any part thereof or (vi) otherwise deal in any manner with the Borrower or any other Guarantor, maker or endorser of any Obligation or any part thereof. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, surrender, exchange, affect, impair or otherwise alter or abstain from taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that, until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of the, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f) [Reserved.]

(g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount”, with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h) Upon the bankruptcy or winding up or other distribution of assets of the Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrower, or any other Borrower or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives and agrees not to assert any claim or defense, set-off or counterclaim based on, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrower and (vi) until the Obligations shall have been paid in full in cash, all rights of subrogation, indemnification, contribution and reimbursement from the Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action or inaction by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby Guaranteed.

(l) Each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of the Parent, and each Subsidiary Guarantor is either a direct or indirect wholly owned Domestic Subsidiary of the Borrower or is an Affiliate of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m) Each Guarantor shall be entitled to subrogation and contribution rights from and against the Borrower to the extent any Guarantor is required to pay to any member of the Lender Group any amount in excess of the Loan advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 3.1. The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior indefeasible payment in full in cash of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until indefeasible payment and satisfaction in full in cash of all such obligations. Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, nor shall proceed or seek recourse against or with respect to any property or asset of, the Borrower, any other Guarantor or any other guarantor (including after the indefeasible payment in full in cash of the Obligations), if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of the Borrower, any other Guarantor or any other guarantor whether pursuant to the Security Agreement or otherwise.

Section 3.2 Special Provisions Applicable to Subsidiary Guarantors.

(a) Pursuant to Section 6.20 of this Agreement, any new Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary or an Unrestricted Subsidiary) is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein. The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other applicable Loan Document shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Term Loan. The obligations of the Lenders to undertake the Commitment and to make the Term Loan on the Agreement Date are subject to the prior fulfillment of each of the following conditions:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) This duly executed Agreement;

(ii) The Security Agreement, duly executed by the Borrower Parties, together with UCC financing statements related thereto, certificates representing all of the certificated Equity Interests of the pledged Subsidiaries of the Borrower Parties, and all other original Collateral to be delivered to the Administrative Agent pursuant to the Security Agreement, and transfer powers with respect thereto duly endorsed in blank;

(iii) A Trademark Security Agreement and a Patent Security Agreement, each duly executed by Fluent, LLC;

(iv) The Direction Letter duly executed by the Borrower;

(v) The Master Intercompany Subordinated Note duly executed by the parties thereto;

(vi) Reserved;

(vii) The legal opinion of Akerman, LLP, counsel to the Borrower Parties, addressed to the Lender Group;

(viii) With respect to each Borrower Party, a loan certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), in form and substance satisfactory to the Administrative Agent, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include the following: (A) a copy of the certificate of incorporation or formation of such Person, certified (other than as to the Articles of Merger of the Target Borrower and Ultimate Borrower) to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation within 3 days of the Agreement Date, (B) a true, complete and correct copy of the by-laws, partnership agreement or operating agreement of such Person, (C) a true, complete and correct copy of the resolutions of such Person (or its general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents and, with respect to Borrower, authorizing the borrowings hereunder, and (D) certificates of good standing from such Person’s jurisdiction of formation, dated within 3 days of the Agreement Date, and each other jurisdiction in which such Person does business, dated within 30 days of the Agreement Date;

(ix) Parent and its Subsidiaries’ projected financial statements for fiscal years 2016, 2017 and 2018, including an income statement, balance sheet and statement of cash flows for each such fiscal year;

(x) Certificates of insurance and additional insured and loss payable endorsements, as applicable, with respect to the Borrower Parties and copies of all insurance policies of the Borrower Parties, in each case, meeting the requirements of Section 6.5;

(xi) Reserved;

(xii) Pay-off and/or release letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax liens, against the assets of the Borrower Parties, the repayment of Existing Debt or the release of a Borrower Party from a Guaranty;

(xiii) Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices;

(xiv) Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens);

(xv) Payment of all fees and expenses payable to the Lender Group and the Affiliates of the members of the Lender Group in connection with the Loan Documents;

(xvi) A solvency certificate executed by the chief financial officer of each of the Borrower Parties regarding the solvency and financial condition of each Borrower Party, after giving effect to the transactions contemplated herein including the making of the Term Loan on the Agreement Date;

(xvii) A closing certificate executed by an Authorized Signatory of the Borrower, certifying as to the satisfaction of the closing conditions contained herein and attaching a fully executed copy of each Related Agreement, in each case together with all related exhibits and schedules;

(xviii) A duly executed Term Loan Note to the order of each Lender requesting a promissory note in the amount of such Lender’s Commitment Ratio of the Commitment;

(xix) The Subordination Agreement duly executed by all parties thereto;

(xx) The Fee Letter duly executed by the Borrower;

(xxi) [Reserved]; and

(xxii) All such other certificates, agreements, reports, statements, opinions of counsel or other documents as the Administrative Agent may request, certified, as applicable and if so requested, by an appropriate governmental official or an Authorized Signatory.

(b) The Lender Group shall have received evidence satisfactory to it that no change in the business, assets, management, operations, financial condition or prospects of the Borrower Parties and their Subsidiaries or the laws regulating the business of the Borrower Parties shall have occurred since December 31, 2014, which change has had or could reasonably be expected to have a Materially Adverse Effect (but excluding any such change that results directly from the discontinuance of the operations of Parent and its Subsidiaries in China prior to the Agreement Date), and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(c) The Lender Group shall have received the financial statements described in Section 5.1(k), each in form and substance satisfactory to the members of the Lender Group.

(d) The Lender Group shall have received evidence satisfactory to them that all material Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation and that no Default exists, after giving effect to the making of the Term Loan hereunder, and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(e) The Administrative Agent shall have received UCC financing statements naming each Borrower Party as a debtor and naming the Administrative Agent as secured party in form for filing in all appropriate jurisdictions, in such form as shall be satisfactory to the Administrative Agent (with the filing thereof to occur upon the effectiveness of this Agreement).

(f) The Lender Group shall have completed such other business and legal due diligence with respect to the Borrower Parties and the results thereof shall be acceptable to each member of the Lender Group, in its sole discretion, including, without limitation, with respect to financial performance, capitalization of the Borrower Parties and applicable bank regulatory, “know your customer,” and anti-money laundering matters including, for the avoidance of doubt, with respect to the USA Patriot Act and Sanctions.

(g) The Lender Group shall have completed background checks with respect to certain key officers of the Borrower Parties and such background checks shall be satisfactory to each member of the Lender Group.

(h) The Administrative Agent shall have received evidence that the Subordinated Notes have been issued, the proceeds of the Subordinated Notes have been received by the Borrower, and the Subordinated Notes are in full force and effect as of the Agreement Date.

(i) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein, as applicable) both before and after giving effect to the application of the proceeds of the Term Loan on the Agreement Date.

(j) There shall not exist, on the date of the Advance of the Term Loan and after giving effect thereto, a Default or Event of Default.

(k) The Borrower Parties shall have disclosed to the Lender Group the substance of all material events and other circumstances relating to any defaults known to Borrower Parties as to any Material Contract in existence as of the Agreement Date.

(l) The Closing Date Acquisition shall have closed in the manner contemplated by the Purchase Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence that a minimum of $25,000,000 in cash common equity has been contributed to the Borrower.

(m) The Administrative Agent shall have received evidence that the Employment Agreements are in full force and effect as of the Agreement Date.

(n) The ratio of (i) Funded Debt of the Borrower and its Subsidiaries as of the Agreement Date to (ii) EBITDA of the Borrower and its Subsidiaries for the 12-month period ended as of September 30, 2015 shall not exceed 4.00 to 1.00, as certified to the Lender Group (with back-up calculations satisfactory to the Administrative Agent) by an Authorized Signatory.

Section 4.2 [Reserved].

Section 4.3 Conditions Precedent to Incremental Term Loan Commitments. The obligations of the Lenders to make one or all Incremental Term Loan Commitments available to the Borrower are subject in each case to the prior fulfillment of each of the following conditions, in each case as of the date the proposed Incremental Term Loan Commitments take effect:

(a) the financial performance of the Borrower Parties for the twelve-month period ended as of the most recent month-end is consistent with the projected financial performance of the Borrower Parties for such period, as set forth in the projections most recently delivered to the Administrative Agent pursuant to Section 4.1(a)(ix) or Section 7.6(c), as the case may be;

(b) the Borrower Parties shall be in compliance on a pro forma basis after giving effect to any funding of Loans under the applicable Incremental Term Loan Commitment and the use of proceeds thereof with the financial covenants set forth in Sections 8.8, 8.9, 8.10 and 8.12 of this Agreement;

(c) the Borrower Parties, and any Subsidiary of a Borrower Party, shall continue to engage in business of the industry and type as generally conducted by it as of the Agreement Date, and shall be in compliance with the covenant set forth in Section 8.13;

(d) the Borrower Parties shall have prepared and delivered to the Administrative Agent at least 30 days in advance of the proposed borrowing (or such shorter period as the Administrative Agent may approve in its sole discretion), a written proposal for the Administrative Agent and the Lender Group detailing the proposed use of the proceeds of the requested Incremental Term Loan Commitment, which proposal shall be in form and substance acceptable to the Administrative Agent (and shall include, without limitation, a detailed summary of the terms and conditions to any contemplated Permitted Acquisition, projected cash flows therefor, projected financial performance and liquidity forecast, pro forma for the Loans funded under the Incremental Term Loan Commitment) and shall have been consented to in writing by the Administrative Agent and those Lenders agreeing to make such Incremental Term Loan Commitments, in each case acting in their respective sole discretion;

(e) the Administrative Agent shall be satisfied with the due diligence it shall have conducted in respect of the proposed use of the proceeds of the applicable Incremental Term Loan Commitment (including with respect to the target (or target assets) of any Permitted Acquisition);

(f) all of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein, as applicable) both before and after giving effect to the application of the proceeds of the Loans; and

(g) no Default or Event of Default would result from the funding of Loans under the applicable Incremental Term Loan Commitment or the use of proceeds thereof.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Section 5.1 General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loan, each Borrower Party hereby represents, and warrants that:

(a) Organization; Power; Qualification. Each Borrower Party and each Subsidiary of a Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in active status or good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in active status or good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except, in the case of clauses (ii) and (iii), to the extent the failure to do so could not reasonably be expected to have a Materially Adverse Effect.

(b) Authorization; Enforceability. Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform its obligations under this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c)-1, as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which each such Person is qualified to do business as of the Agreement Date and (iv) all of each Borrower Party’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d) Capital Stock and Related Matters. The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a Borrower Party and the number of shares or units of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d). All of the shares or units of such Equity Interests in each Borrower Party and each Subsidiary of a Borrower Party that are issued and outstanding have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests in each Borrower Party and each Subsidiary of a Borrower Party have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Agreement Date, the Equity Interests of each such Borrower Party and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). Except as described on Schedule 5.1(d), as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares or units of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), as of the Agreement Date, (i) no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares or units of its Equity Interests or to register any shares or units of its Equity Interests, (ii) there are no agreements restricting the transfer of any shares or units of such Borrower Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrower from making distributions, dividends or other Restricted Payments to the Borrower and (iii) there are no shareholders or unitholders or share or unit purchase agreements relating to the Equity Interests of any of the Borrower Parties.

(e) Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law in any material respect, (ii) conflict with, result in a breach of or constitute a default under the certificate of incorporation or formation, by-laws, partnership agreement, operating agreement or other governing documents of any Borrower Party or under any Material Contract, or (iii) result in or require the creation or imposition of any Lien upon or with any assets or property of any Borrower Party except Permitted Liens. Additionally, each Borrower Party and each Subsidiary of a Borrower Party is otherwise in compliance, in all material respects, with all Applicable Laws and with all of the provisions of its certificate of incorporation or formation, by-laws, partnership agreement, operating agreement or other governing documents.

(f) Necessary Authorizations. Each Borrower Party and each Subsidiary of a Borrower Party has obtained all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack, amendment, termination, revocation or adverse judgment, decree or order issued by the grantor of such Necessary Authorization.

(g) Title to Properties. Each Borrower Party has good, marketable and legal title to, or a valid leasehold interest in, all of its properties and assets and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(h) Material Contracts. Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent. Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Borrower Party thereunder. No Borrower Party or any Subsidiary of a Borrower Party is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound.

(i) Labor and Employment Matters. There are no material strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Borrower Party, threatened) against or involving any Borrower Party or any Subsidiary of any Borrower Party. Except as set forth on Schedule 5.1(i), (i) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Borrower Party or any Subsidiary of any Borrower Party, (ii) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Borrower Party or any Subsidiary of any Borrower Party and (c) no such representative has sought certification or recognition with respect to any employee of any Borrower Party or any Subsidiary of any Borrower Party. None of the Borrower Parties, their respective Subsidiaries, nor any officers or directors of any of the foregoing have been indicted for a felony or are currently under investigation for a felony by any Governmental Authority.

(j) Taxes. All federal income, state income and franchise and other material tax returns of each Borrower Party and each Subsidiary of a Borrower Party required by law to be filed have been duly filed and, except as set forth on Schedule 5.1(j), all such tax returns are true, complete and correct in all material respects. All federal income, state income and franchise, and other material taxes (including without limitation, all material real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon each Borrower Party and each Subsidiary of a Borrower Party and any of their respective properties, income, profits, and assets, which are shown thereon or are otherwise due and payable, have been paid, except any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently reasonably and diligently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be. As of the Agreement Date, no adjustment relating to any tax returns or any claim for taxes has been proposed in writing by any Governmental Authority and, to the knowledge of each Borrower Party no basis exists for any such adjustment, except as reflected in the charges, accruals and reserves on the books of the Borrower Parties and their Subsidiaries. The charges, accruals, and reserves on the books of the Borrower Parties and their Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower Parties, adequate. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party is being audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other Governmental Authority. As of the Agreement Date, no Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. As of the Agreement Date, none of the Borrower Parties and their respective predecessors are liable for any taxes which are past due and not being contested in good faith: (i) under any agreement (including any tax sharing agreements) or (ii) to each Borrower Party’s knowledge, as a transferee or successor. No Borrower Party has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise. No Borrower Party or any Subsidiary of a Borrower Party has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Borrower Party or a Subsidiary of a Borrower Party is the common parent. As of the Agreement Date, Florida documentary stamp tax of not more than $4,900 is payable by the Borrower as a result of the execution and delivery of the Credit Agreement and the Master Intercompany Subordinated Note, which tax is payable on or before January 20, 2016.

(k) Financial Statements. The Borrower has furnished, or has caused to be furnished, to the Lenders (i) the audited consolidated financial statements of each of (x) the Borrower and its Subsidiaries and (y) Parent and its Subsidiaries, in each case which are complete and correct in all material respects and present fairly in accordance with GAAP the respective financial positions of such Persons for the fiscal years ending on December 31, 2014, December 31, 2013 and December 31, 2012, and the results of operations of such Persons for the fiscal years then ended, and (ii) the unaudited consolidated financial statements of each of (x) the Borrower and its Subsidiaries and (y) Parent and its Subsidiaries, in each case which are complete and correct in all material respects and present fairly in accordance with GAAP, subject to normal year-end adjustments, the respective financial positions of such Persons as at October 31, 2015, and the results of operations of such Persons for the nine-month period then ended. Except as disclosed in such financial statements, neither Parent nor any of its Subsidiaries has any liabilities, contingent or otherwise, and there are no unrealized or anticipated losses of Parent or any of its Subsidiaries, in each case which have not heretofore been disclosed in writing to the Lenders except to the extent incurred in the ordinary course of business.

(l) No Adverse Change. Since December 31, 2014, there has occurred no event (other than any event directly related to the discontinuance of the operations of Parent and its Subsidiaries in China prior to the Agreement Date) which has had or could reasonably be expected to have a Materially Adverse Effect.

(m) Investments and Guaranties. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or Guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).

(n) Liabilities, Litigation, etc. Except for liabilities incurred in the ordinary course of business, no Borrower Party or any Subsidiary of any Borrower Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations. Except as described on Schedules 5.1(n) and 5.1(y), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower Parties, threatened against any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $750,000 individually or in the aggregate with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license material to the operation of the Borrower Parties’ business. None of such litigation disclosed on Schedules 5.1(n) and 5.1(y), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.

(o) ERISA. Except as could not reasonably be expected, individually or in the aggregate, to create any material liability to a Borrower Party, (i) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Plan is so qualified and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which could cause such Plan to lose its qualified status, (ii) each Borrower Party and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of

ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan and (iii) except to the extent required under Section 4980B of the Code or similar state laws, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any of the Borrower Parties or any of their respective ERISA Affiliates. Except as could not reasonably be expected, individually or in the aggregate, to create any material liability to a Borrower Party, (i) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by, any of the Borrower Parties or any of their ERISA Affiliates, (ii) no ERISA Event has occurred or is reasonably expected to occur, and (iii) the Borrower Parties and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(p) Intellectual Property; Licenses; Certifications. Schedule 5.1(p) sets forth, as of the Agreement Date, all registered and pending patents, trademarks, service marks and copyrights owned by each Borrower Party and its Subsidiaries. The Borrower Parties and their Subsidiaries own (free and clear of all Liens other than Permitted Liens) or have the right to use all material Intellectual Property, licenses and certifications necessary for the conduct of their businesses. To the knowledge of each Borrower Party, (a) the conduct and operations of the businesses of each Borrower Party and each Subsidiary of each Borrower Party does not infringe, misappropriate, dilute or violate in any material respect any Intellectual Property owned by any other Person and (b) no other Person has contested any material right, title or interest of any Borrower Party or any Subsidiary of any Borrower Party in, or relating to, any Intellectual Property.

(q) [Reserved.]

(r) Obligations Constitute Senior Secured Debt. The Obligations constitute first-priority senior secured indebtedness of the Borrower Parties and there is no other Funded Debt that ranks senior in right of payment to the Obligations.

(s) Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group, or any of them, in each case as modified or supplemented by other information so furnished, is complete and correct in all material respects and does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made. No fact is currently known to any Borrower Party which has had, or could reasonably be expected to have, a Materially Adverse Effect. All financial projections, estimates and forecasts provided by or at the direction of the Borrower Parties and their Subsidiaries to the Lender Group (including those delivered prior to the Agreement Date) represent the Borrower Parties’ good faith estimates of future financial performance and are based on assumptions believed by the Borrower Parties to be reasonable and fair as of the date furnished in light of the market conditions and facts known at the time of delivery, it being acknowledged and agreed by the Lender Group that projections as to future events are not to be viewed as fact and are not guarantees of financial performance and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

(t) Compliance with Regulations T, U, and X. No Borrower Party or any Subsidiary of a Borrower Party is engaged principally in the business of, or has as one of its important activities, extending credit for the purpose of purchasing or carrying, and no Borrower Party or any Subsidiary of a Borrower Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry Margin Stock or for any other purpose which could reasonably be expected to constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Borrower Party, any Subsidiary of a Borrower Party nor any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Borrower Parties and their Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations requested by the Administrative Agent. Neither the making of the Loan nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(u) Solvency. After giving effect to the transactions contemplated by the Loan Documents and Related Agreements, including any Loans made hereunder and the application of proceeds thereof, (i) the property of each Borrower Party, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of each Borrower Party will not be unreasonably small to conduct its business; (iii) no Borrower Party will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature; (iv) the property of the Borrower Parties, taken as a whole, at a fair valuation on a going concern basis, will exceed their collective debt; (v) the capital of the Borrower Parties, taken as a whole, will not be unreasonably small to conduct their collective business; and (vi) the Borrower Parties, taken as a whole, shall not have incurred debts, or have intended to incur debts, beyond their collective ability to pay such debts as they mature. For purposes of this Section 5.1(u), “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(v) Insurance. The Borrower Parties and their Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect. All insurance maintained by the Borrower Parties and their Subsidiaries as of the Agreement Date is fully described on Schedule 5.1(v).

(w) Broker’s or Finder’s Commissions. Except as set forth on Schedule 5.1(w), no broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower Parties for any other services rendered to the Borrower Parties ancillary to the credit transactions contemplated herein.

(x) Real Property. All real property leased by each Borrower Party and each Subsidiary of a Borrower Party as of the Agreement Date, and the name of the lessor of such real property, is set forth in Schedule 5.1(x)-1. The leases of each Borrower Party and each Subsidiary of a Borrower Party material to the operations of the Borrower Parties and their Subsidiaries are valid, enforceable and in full force and effect, and have not been modified or amended, except as otherwise set forth in Schedule 5.1(x)-1. No Borrower Party or any Subsidiary of a Borrower Party has made any pledge, mortgage, assignment or sublease of any of its rights under such leases except pursuant to the Loan Documents and as set forth in Schedule 5.1(x)-1 and, there is no default or condition in respect of any such leases which, with the passage of time or the giving of notice, or both, could constitute a default on the part of the Borrower Parties and their Subsidiaries or, to the knowledge of the Borrower Parties and their Subsidiaries, the counterparties thereto, except to the extent such default or condition could not reasonably be expected to result in a Materially Adverse Effect. The Borrower Parties and their Subsidiaries have paid all rents and other material charges due and payable under such leases. All real property owned by each Borrower Party or a Subsidiary of a Borrower Party as of the Agreement Date is set forth in Schedule 5.1(x)-2. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns, leases or uses any real property other than as set forth on Schedules 5.1(x)-1 or 5.1(x)-2. Each Borrower Party and each Subsidiary of a Borrower Party owns good and valid fee simple title to all of its owned real property, and none of its respective owned real property is subject to any Liens, except Permitted Liens. No Borrower Party or any Subsidiary of a Borrower Party owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it, except as described on Schedule 5.1(x)-3 hereof.

(y) Environmental Matters.

(i) Except as specifically disclosed in Schedule 5.1(y), no Borrower Party or any Subsidiary thereof (A) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any material permit, license or other approval required under any Environmental Law, (B) has received notice of any material claim with respect to any Environmental Law or (C) knows of any basis for any material liability under any Environmental Law.

(ii) Except as set forth in Schedule 5.1(y), (A) there are no and, to the knowledge of any Borrower Party, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any Property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party that are not in material compliance with Environmental Laws; (B) there is no asbestos or asbestos-containing material on any Property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party that is not in material compliance with Environmental Laws; or; and (C) to the knowledge of the Borrower Parties, Hazardous Materials have not been released, discharged or disposed of on any Property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof in a manner that could reasonably be expected to result in any material liability of the Borrower Parties.

(iii) Except as set forth on Schedule 5.1(y), (i) no Borrower Party or any Subsidiary thereof is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof have been disposed of in a manner which could not be expected to result in any material liability to any Borrower Party or any Subsidiary thereof.

(z) OSHA. All of the Borrower Parties’ and their Subsidiaries’ operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

(aa) Name of Borrower Party. Except as set forth on Schedule 5.1(aa), no Borrower Party or any Subsidiary of any Borrower Party has changed its name within the five (5) years prior to the Agreement Date, nor has any Borrower Party or any Subsidiary of a Borrower Party transacted business under any other name or trade name.

(bb) Investment Company Act. No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and the entering into or performance by the Borrower Parties of this Agreement does not violate any provision of such Act or require any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(cc) FCPA. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(dd) Anti-Terrorism Laws.

(i) None of the Borrower Parties or any Affiliate of any Borrower Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) None of the Borrower Parties, or any Affiliate of any Borrower Party, or, to the knowledge of any Borrower Party, their respective agents acting or benefiting in any capacity in connection with the Loans or the other transactions hereunder, is any of the following (each a “Blocked Person”): (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (C) a Person with which the Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in the Executive Order No. 13224); (E) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (F) a Person affiliated or associated with any Person in Section 5.1(dd)(i) through and including Section 5.1(dd)(ii) above.

(iii) No Borrower Party or to the knowledge of any Borrower Party, any of its agents acting in any capacity in connection with the Loans or the other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(ee) Anti-Corruption Laws and Sanctions.

(i) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower and its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(ii) None of (a) the Borrower Parties or their respective directors, officers or employees, or (b) to the knowledge of any Borrower Party, any agent of such Borrower Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(ff) China Operations. As of the Agreement Date, no Discontinued Parent Entity or Discontinued Subsidiary has any material assets, liabilities or business operations.

Section 5.2 Survival of Representations and Warranties, etc. All representations and warranties made by the Borrower Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any incorrect representation or warranty at the time any Loan is made, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitment has not expired or terminated.

ARTICLE 6.

GENERAL COVENANTS

Until the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated:

Section 6.1 Preservation of Existence and Similar Matters. Each Borrower Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its due organization, valid existence and good standing, in each case in its jurisdiction of incorporation or organization, (ii) qualify and remain qualified and authorized to do business in each material jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and (iii) maintain all Necessary Authorizations, except, in the case of clauses (ii) and (iii), to the extent the failure to be so qualified or maintain such Necessary Authorizations could not reasonably be expected to result in a Materially Adverse Effect.

Section 6.2 Compliance with Applicable Law. Each Borrower Party will, and will cause each of its Subsidiaries to, comply, in all material respects, with the requirements of all Applicable Law.

Section 6.3 Maintenance of Properties. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease).

Section 6.4 Accounting Methods and Financial Records. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5 Insurance. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, property insurance, public liability, comprehensive general liability, business interruption, fidelity coverage insurance, wind/hurricane insurance and flood insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Parent and its Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better. In addition to the foregoing, each Borrower Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better to insure the Lender Group’s interest in such Collateral. At all times after 90 days following the Agreement Date (or such later date as the Administrative Agent may approve in its sole discretion), the Borrower will maintain with a responsible insurance company the Key Man Life Insurance Policies, each in an amount not less than $10,000,000 and pursuant to policies in form and substance reasonably satisfactory to Administrative Agent, each of which policies shall have been assigned to Administrative Agent for the benefit of Administrative Agent and the Lenders pursuant to a collateral assignment of life insurance policy in form and substance reasonably satisfactory to Administrative Agent. All such property insurance policies covering goods that constitute Collateral, and all property insurance policies covering real property owned or leased by any Borrower Party, shall name the Administrative Agent as loss payee and all liability insurance policies shall name the Administrative Agent as additional insured. Each Borrower Party shall deliver certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever (other than non-payment of premiums, which notice may be less than thirty (30) days but shall be at least ten (10) days) and the Borrower Parties shall use commercially reasonable efforts to deliver endorsements containing a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of modification of the policy for any reason whatsoever. If any Borrower Party fails to provide and pay for such insurance, the Administrative Agent may, at the Borrower’s expense, procure the same, but shall not be required to do so. Each Borrower Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.6 Payment of Taxes and Claims. Each Borrower Party will, and will cause each of its Subsidiaries to, pay and discharge (i) all material taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and (ii) all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being reasonably and diligently contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of such Borrower Party, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. Each Borrower Party shall, and shall cause each of its Subsidiaries to, timely (subject to extension) file all federal, income, state income and franchise and other material tax and information returns required by any Governmental Authority.

Section 6.7 Visits and Inspections. Upon the request of the Administrative Agent, each Borrower Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent and one additional Lender to (a) visit and inspect the properties of the Borrower Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Borrower Parties’ and their Subsidiaries’ books and records, (c) conduct appraisals, field examinations and audits of Inventory and other personal property of the Borrower Parties and their Subsidiaries no more than two times per calendar year (provided that the number of appraisals, field exams and audits shall be unlimited if a Default or Event of Default has occurred and is continuing), and (d) discuss with the Borrower Parties’ and their Subsidiaries’

respective principal officers the Borrower Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Subsidiaries. Any other member of the Lender Group may, at its expense (unless an Event of Default has occurred and is continuing), accompany the Administrative Agent on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Subsidiaries’ properties.

Section 6.8 [Reserved.]

Section 6.9 ERISA. Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Title IV Plans that are subject to such funding requirements; furnish to the Administrative Agent, promptly upon the Administrative Agent’s written request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Title IV Plan of each Borrower Party and its ERISA Affiliates; and notify the Administrative Agent as soon as practicable of any ERISA Event regarding any Plan, Title IV Plan or Multiemployer Plan that could reasonably be expected to have a Materially Adverse Effect or give rise to a Lien on any Borrower Party or on any of the assets thereof.

Section 6.10 Lien Perfection. Each Borrower Party agrees to take such action as may be requested by the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral. Each Borrower Party hereby authorizes the Administrative Agent to file or transmit for filing, at any time, any financing statements and amendments in any jurisdiction and in any filing office (i) describing the Collateral as “all assets of the debtor” or “all personal property of the debtor” or words of similar effect, in each case, at the option of the Administrative Agent, indicating such Collateral includes such assets or property “whether now owned or hereafter acquired”, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contains any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance. Each Borrower Party also hereby ratifies any and all financing statements or amendments previously filed by or on behalf of the Administrative Agent in any jurisdiction.

Section 6.11 Location of Collateral. All tangible property owned by a Borrower Party constituting Collateral, other than Inventory in transit, Inventory sold in the ordinary course of business and raw materials and work-in-process located at manufacturing sites operated by a third party, will at all times be kept by the Borrower Parties at one or more of the business locations of the Borrower Parties set forth in Schedule 6.11. The Inventory shall not, without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld, be moved from the locations set forth on Schedule 6.11 except as permitted in the immediately preceding sentence and except for, in the absence of a continuing Event of Default, (a) sales or other dispositions of assets permitted pursuant to Section 8.7 and (b) the storage of Inventory at locations within the continental U.S. other than those specified in the first sentence of this Section 6.11 as updated from time to time if (i) the Borrower gives the Administrative Agent written notice of the new storage location at least fifteen (15) Business Days prior to storing Inventory at such location, (ii) the Administrative Agent’s security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, (iii) neither any Borrower Party’s nor the

Administrative Agent’s right of entry upon the premises where such Inventory is stored or its right to remove the Inventory therefrom, is in any way restricted, (iv) if requested by the Administrative Agent, any owner of such premises, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Administrative Agent and any non-negotiable documents and receipts in respect of any Collateral maintained at such premises are issued to the Administrative Agent and promptly delivered to the Administrative Agent.

Section 6.12 Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Borrower Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower Parties. If the Borrower Parties fail to promptly pay any portion thereof when due, after giving effect to any applicable grace periods, the Lender Group, or any of them, may, at its option during the existence of an Event of Default, but shall not be required to, pay the same directly to the appropriate Person. The Borrower agrees to reimburse the Lender Group, as applicable, promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement for Base Rate Advances. All sums so paid or incurred by the Lender Group for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lender Group, or any of them, may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrower to the Lender Group, as applicable, with interest at the Default Rate for Base Rate Advances, shall be considered Obligations owing by the Borrower to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower Parties in or coming into the hands or inuring to the benefit of the Lender Group. The Lender Group shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (and specifically disclaims any liability or responsibility with respect thereto) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrower Parties’ sole risk.

Section 6.13 Intellectual Property Rights. Each Borrower Party shall take all steps necessary or appropriate in its reasonable business judgment to (i) preserve and protect its respective rights in Intellectual Property material to the business of the Borrower Parties or their Subsidiaries or otherwise of material value and (ii) prevent any lapse, abandonment, cancellation, dedication to the public, forfeiture, finding of unenforceability or any other impairment of such Intellectual Property. Each Borrower Party shall take all commercially reasonable steps necessary to protect the secrecy of all material trade secrets of such Borrower Party.

Section 6.14 Administration of Accounts.

(a) The Administrative Agent retains the right upon the occurrence and during the continuance of an Event of Default to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrower. The Lender Group has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Borrower Party irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower Party’s true and lawful attorney and agent-in-fact to endorse such Borrower Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions. Additionally, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtors and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys’ fees, to the Borrower.

(b) If an Account includes a charge for any tax payable to any governmental taxing authority, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower Party. The Borrower agrees to reimburse the Administrative Agent promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. The Borrower Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower Party by reason of the sale and delivery creating the Account.

(c) Upon the occurrence and during the continuance of an Event of Default, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Administrative Agent, or any designee of the Administrative Agent or the Borrower Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Borrower Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

Section 6.15 The Blocked Accounts. Subject to Section 6.22, on or before the Agreement Date, and at all times thereafter:

(a) The Borrower Parties shall establish and maintain one or more deposit accounts at one or more third-party banking institutions acceptable to the Administrative Agent (each such bank, a “Cash Management Bank”). Each such Cash Management Bank at which a Borrower Party maintains a deposit account (other than an Excluded Account) shall agree, and the Borrower Parties shall cause such Cash Management Banks to agree, to a Blocked Account Agreement that shall be mutually satisfactory to the Administrative Agent, such Cash Management Bank and the Borrower Parties; provided that the Administrative Agent shall not exercise exclusive control over any deposit account unless an Event of Default shall have occurred and is continuing.

(b) As of the Agreement Date, all bank accounts, deposit accounts, securities accounts and investment accounts of the Borrower Parties are listed on Schedule 6.15. Except as otherwise expressly agreed by the Administrative Agent, no Borrower Party shall open or maintain any bank account, deposit account (other than an Excluded Account), securities account or investment account, unless the depository bank or financial institution for such account shall have entered into a Blocked Account Agreement with the Administrative Agent.

Section 6.16 Further Assurances. Upon the request of the Administrative Agent, each Borrower Party will promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement) resulting from any act or failure to act by any Borrower Party or any employee or officer thereof. Each Borrower Party at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement) or to correct any omissions in the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested by the Administrative Agent.

Section 6.17 Broker’s Claims. Each Borrower Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein. This Section 6.17 shall survive termination of this Agreement.

Section 6.18 Indemnity. Each Borrower Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses (including reasonable, documented out-of-pocket fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person is a party to any such action, suit, investigation or proceeding) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitment, the Loan, this Agreement, the other Loan Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loan, any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person’s acts or omissions are determined by a final non-appealable judgment of a court of competent jurisdiction to constitute gross negligence or willful misconduct. This Section 6.18 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. This Section 6.18 shall survive termination of this Agreement.

Section 6.19 Environmental Matters. Each Borrower Party shall (a) conduct its operations and keep and maintain its Properties in compliance with all Environmental Laws, except to the extent the failure to do so could not reasonably be expected to result in a Materially Adverse Effect; (b) obtain and renew all material environmental permits necessary for its operations and Properties, except to the extent the failure to do so could not reasonably be expected to result in a Materially Adverse Effect and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of its Properties or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Properties, provided, however, that no Borrower Party shall be required to undertake any such investigation, remediation, removal or response action to the extent that its obligation to do so is being reasonably and diligently contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Borrower Parties with respect to such circumstances in accordance with GAAP.

Section 6.20 Additional Collateral; Additional Guarantors and Formation of Subsidiaries

(a) Subject to this Section 6.20 and in addition to Section 6.16, with respect to any property acquired after the Agreement Date by any Borrower Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, at the time of the acquisition thereof, such Borrower Party shall promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary to grant to the Administrative Agent, for the benefit of the Lender Group, a Lien on such property subject only to Permitted Liens, and (ii) take all actions necessary to cause such Liens to be duly perfected to the extent required by such Security Document in accordance with all requirements of Applicable Law, including the filing of UCC financing statements in such jurisdictions as may be requested by the Administrative Agent, the making of filings with respect to Intellectual Property, and other filings and in such jurisdictions as may be required by the Security Documents, by Applicable Law or as may be requested by the Administrative Agent. The Borrower Parties shall otherwise take such actions and execute and deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Liens created under the Security Documents against such after-acquired property.

(b) At the time of the formation of any direct or indirect Subsidiary of any Borrower Party after the Agreement Date or the acquisition of any direct or indirect Subsidiary of any Borrower Party after the Agreement Date, the Borrower Parties, as appropriate, shall concurrently therewith (i) to the extent such Subsidiary is a Domestic Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary, designated as such by the Borrower), cause such Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit B (each, a “Guaranty Supplement”), pursuant to which such Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 and as a Borrower Party under this Agreement, a supplement to the Security Agreement and any other Security Document, as applicable, and such other security documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent, (ii) to the extent such Subsidiary is a Domestic Subsidiary other than an Excluded Subsidiary, take all such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lender Group a perfected security interest in the Collateral, including the filing of UCC financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent, the making of filings with respect to Intellectual Property, and other filings and in such jurisdictions as may be required by the Security Documents, by Applicable Law or as may be reasonably requested by the Administrative Agent, (iii) provide to the Administrative Agent, for the benefit of the Lender Group, a pledge agreement and appropriate certificates and powers or UCC financing statements, pledging all direct or beneficial ownership interest in any such Subsidiary, in form and substance satisfactory to the Administrative Agent, provided, however, that with respect to any Excluded Subsidiary, such pledge shall be limited to sixty-five percent (65%) of the outstanding voting Equity Interests and one hundred percent (100%) of outstanding non-voting Equity Interests of any such Subsidiary that is a Foreign Subsidiary if such Foreign Subsidiary is a First-Tier Foreign Subsidiary and that no pledge shall be made if such Subsidiary is a Lower-Tier Excluded Subsidiary, and (iv) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel reasonably satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 6.20 shall authorize any Borrower Party or any Subsidiary of a Borrower Party to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Article 8. Any document, agreement or instrument executed or issued pursuant to this Section 6.20 shall be a “Loan Document” for purposes of this Agreement.

(c) Within sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) of the acquisition of any fee interest in real property having a value of $1,000,000 or more, and of any leasehold interest in real property with an annual rent of $500,000 or more, in each case by any Borrower Party after the Agreement Date, such Borrower Party shall grant to the Administrative Agent, for the benefit of the Lender Group, a first priority security interest in such real property (subject only to Permitted Liens) and execute and deliver a Mortgage for each such item of real property encumbering the fee interest (or if such lease or a memorandum thereof is recorded, the leasehold interest) of the applicable Borrower Party in such real property, together with (i) a title insurance commitment issued by a title company acceptable to the Administrative Agent in such amount not to exceed one hundred and five percent (105%) of the fair market value of the property and insuring that each such Mortgage is a valid first priority Lien on such Borrower Party’s interest in the real property described in each such Mortgage (subject only to Permitted Liens) and containing such endorsements and affirmative insurance as the Administrative Agent may require, and true copies of each document, instrument or certificate required by the terms of each such policy and/or Mortgage to be filed, recorded, executed or delivered in connection therewith; (ii) a flood certification or evidence of flood insurance, as applicable; (iii) duly authorized UCC fixture financing statements to be filed in connection with each such Mortgage; (iv) with respect to any fee interest, either (A) a current survey of the real property encumbered by each Mortgage, certified to the title company, the Administrative Agent and each of their successors and assigns, prepared by a professional and properly licensed land surveyor reasonably satisfactory to the Administrative Agent, or (B) an existing survey of the real property encumbered by each Mortgage, in form satisfactory to the Administrative Agent, in each case sufficient to allow the title insurance company to provide coverage with respect to survey matters as the Administrative Agent may reasonably require; (v) a legal opinion of local counsel to the Borrower Parties with respect to the Mortgage, addressed to the Lender Group; and (vi) an environmental indemnity agreement in favor of the Administrative Agent, for the benefit of the Lender Group, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, a phase I environmental assessment prepared by a professional and properly licensed environmental assessor reasonably satisfactory to the Administrative Agent, which assessment shall not disclose any basis for any material liability under any Environmental Law, except as specifically disclosed in Schedule 5.1(y); provided, that the Administrative Agent may elect to waive the requirements of this Section 6.20(c) with respect to any particular property or lease.

(d) At the time of the acquisition of any leasehold interests in any real property by any Borrower Party after the Agreement Date where such leasehold property contains personal property valued at seven hundred and fifty thousand Dollars ($750,000) or more, such Borrower Party shall obtain a Collateral Access Agreement for each such location.

Section 6.21 Use of Proceeds. Each Borrower Party shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loan only for the purposes set forth in Section 2.11. The Borrower shall not request any borrowing, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.22 Post-Closing Matters. Each Borrower Party shall, or shall cause the applicable Person to, execute and deliver the documents and complete the tasks set forth on Schedule 6.22, in each case (i) in form and substance reasonably satisfactory to the Administrative Agent and (ii) within the time limits specified on such schedule (or such later time limits as the Administrative Agent shall agree to).

Section 6.23 Compensation to Officers and Employees. Parent shall cause the compensation committee of the board of directors of Parent to review and approve the compensation for actual services rendered of all officers and other members of senior management of each Borrower Party and each Subsidiary thereof.

Section 6.24 China Operations. (a) On or prior to June 30, 2016 (or such later date as may be approved by the Administrative Agent in its sole discretion), each Borrower Party shall, or shall cause its Subsidiaries to, comply with the requirements of Section 6.20(b) with respect to the pledge of the Equity Interests of the Discontinued Subsidiaries and (b) on or prior to December 31, 2016 (or such later date as may be approved by the Administrative Agent in its sole discretion), each Borrower Party shall, or shall cause its Subsidiaries to, comply with the requirements of Section 6.20(b) with respect to the pledge of the Equity Interests of the Discontinued Parent Entities; provided, that, no pledge shall be required to the extent any such entity has been dissolved as of such date. From the Agreement Date until such dissolution, the Borrower Parties shall not permit the Discontinued Parent Entities or the Discontinued Subsidiaries to carry on active business operations (other than in furtherance of such dissolution), incur material liabilities or own material assets.

ARTICLE 7.

INFORMATION COVENANTS

Until the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated, the Borrower Parties will furnish or cause to be furnished to each member of the Lender Group:

Section 7.1 Monthly and Quarterly Financial Statements and Information.

(a) Within thirty (30) days (or forty-five (45) days with respect to the last month of any fiscal quarter) after the last day of each fiscal month in each fiscal year of the Borrower, a completed report substantially in the form of Exhibit G (the “Monthly Report”), which shall be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct and to present fairly in accordance with GAAP, which shall be consistently applied and consistent with past practices, the financial position of the relevant Borrower Parties, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and lack of footnotes.

(b) Within forty-five (45) days after the last day of each fiscal quarter in each fiscal year of the Borrower, the reviewed balance sheet of each of (x) the Borrower and its Subsidiaries and (y) Parent and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related reviewed statement of income and retained earnings and related reviewed statement of cash flows for such fiscal quarter which financial statements shall set forth in comparative form (i) such figures as at the end of such quarter during the previous fiscal year and for such quarter during the previous fiscal year and (ii) as contained in the relevant Borrower Parties’ budget most recently delivered to the Administrative Agent for such periods, all of which shall be on a consolidated and consolidating basis, and shall be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP, which shall be consistently applied and consistent with past practices, the financial position of the relevant Borrower Parties, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes, and which shall be accompanied by a report, in form and substance satisfactory to the Administrative Agent, setting forth management’s discussion and analysis of the business of the relevant Borrower Parties and their Subsidiaries during such period and comparing such period against the corresponding period during the prior year, and shall be accompanied by the certifications required by the rules and regulations of the Securities and Exchange Commission.

Section 7.2 Annual Financial Statements and Information; Certificate of No Default. Within one hundred five (105) days after the end of each fiscal year of Parent, the audited balance sheets of Parent and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated basis, together with consolidating schedules for the Borrower and its Subsidiaries, which financial statements shall, in each case, set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing satisfactory to the Administrative Agent, stating that such financial statements (including the consolidating schedules) have been prepared in all respects in accordance with GAAP, which shall be consistently applied and consistent with past practices, and fairly present the financial condition and results of operations and cash flows of (x) the Borrower and its Subsidiaries and (y) Parent and its Subsidiaries, as applicable, in all respects, without any explanatory paragraphs, scope limitations or “going concern” or like qualifications or exceptions, and which shall be accompanied by a report, in form and substance satisfactory to the Administrative Agent, setting forth management’s discussion and analysis of the business of the relevant Borrower Parties and their Subsidiaries during such period and comparing such period against the corresponding period during the prior year.

Section 7.3 Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1(b) and Section 7.2, a Compliance Certificate:

(a) Setting forth as at the end of the relevant period, the arithmetical calculations (i) required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenants, (ii) the calculation of Excess Cash Flow for such period, and (iii) setting forth the aggregate Capital Expenditures made during such period;

(b) Stating whether any material change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(c) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or Event of Default has occurred, disclosing each such Default and/or Event of Default, as applicable, its nature, when it occurred, whether it is continuing and what actions the Borrower has taken or propose to take with respect thereto.

Section 7.4 Access to Accountants. Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with the Borrower Parties’ and their Subsidiaries’ independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs. The Administrative Agent will give the Borrower Parties the opportunity to participate in any discussions with the Borrower Parties’ accountants.

Section 7.5 Additional Reports.

(a) Within thirty (30) days after the end of each fiscal month, copies of all material correspondence delivered in such month to any of the Borrower Parties’ board of directors or board of managers, as applicable, in anticipation of a meeting of such board, including any internal financial reports (excluding daily financial reports) distributed thereto.

(b) Promptly upon (and in any event within five (5) Business Days of) receipt thereof, copies of all final reports, statements and other material correspondence, if any, submitted to any Borrower Party or any Subsidiary of a Borrower Party by such Borrower Party’s or Subsidiary’s independent public accountants in connection with any annual or interim audit of the Borrower Parties and their Subsidiaries, including, without limitation, any final management report prepared in connection with the annual audit referred to in Section 7.2.

(c) No later than January 30, 2016 for fiscal year 2016 and prior to the end of each fiscal year thereafter, (i) an annual budget of Parent and its Subsidiaries approved by the board of directors (or equivalent governing body) of Parent, (ii) an annual budget of Parent and its Subsidiaries (other than the Borrower and its Subsidiaries) approved by the board of directors (or equivalent governing body) of Parent, and (iii) an annual budget of the Borrower and its Subsidiaries approved by the board of directors (or equivalent governing body) of the Borrower, in each case including, without limitation, a 12 month income statement, balance sheet, statement of cash flows and availability forecast and projections for the immediately succeeding year on a month-by-month basis.

(d) At dates and times to be mutually agreed, (i) Borrower shall participate in a telephonic meeting with the Administrative Agent and the Lender Group on a monthly basis and (ii) Borrower shall participate in an in-person meeting with the Administrative Agent and members of the Lender Group, to be held at the offices of the Borrower, on a semi-annual basis.

(e) To the extent not covered elsewhere in this Article 7, promptly after (and in any event within three (3) Business Days of) the sending thereof, copies of all financial statements, reports and other information which any Borrower Party or any such Subsidiary sends to any holder of its Funded Debt permitted under any of Section 8.1(d), (f) (in respect of Guaranties of Funded Debt) or (i) (to the extent reasonably requested by the Administrative Agent) or its securities or which any Borrower Party or any such Subsidiary files with the Securities and Exchange Commission or any national securities exchange or filed pursuant to the SEA or the Securities Act.

(f) If there is a material change in GAAP after the Agreement Date that affects the presentation of the financial statements referred to in Section 7.1 or 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Borrower Parties shall furnish the adjustments and reconciliations necessary to enable the Borrower and each Lender to determine compliance with the Financial Covenants, all of which shall be determined in accordance with GAAP consistently applied and consistent with past practices, as provided in Section 1.2.

(g) From time to time at the request of the Administrative Agent, and promptly upon (and in any event within ten (10) Business Days of) each request, such data, certificates, reports, statements, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower Parties, such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.

(h) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s or any Subsidiary’s receipt thereof, copies of all notices received from any Governmental Authority or other third party regarding the termination, cancellation, revocation or taking of action with respect to any material Necessary Authorization.

Section 7.6 Notice of Litigation and Other Matters.

(a) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, could expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $750,000, such Borrower Party shall notify the Lender Group of the occurrence thereof, and the Borrower Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may request.

(b) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s obtaining knowledge of the occurrence of any default (whether or not any Borrower Party has received notice thereof from any other Person) on Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party which singly, or in the aggregate, exceeds $750,000, such Borrower Party shall notify the Lender Group of the occurrence thereof.

(c) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any Property (excluding any condemnation or other taking that does not have an impact on the use or value of such Property) of any Borrower Party or any Subsidiary of a Borrower Party, such Borrower Party shall notify the Lender Group of the occurrence thereof.

(d) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be expected to result in a Materially Adverse Effect, such Borrower Party shall notify the Lender Group of the occurrence thereof.

(e) With the submission of any monthly financial statements pursuant to Section 7.1(a) hereof, the Borrower Parties shall provide the Administrative Agent with a copy of any amendment or change approved by the board of directors (or equivalent governing body) of the Borrower to the budget submitted to the Lender Group pursuant to Section 7.5(c).

(f) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party becoming aware of any (i) Default under any Loan Document, (ii) breach under any lease under which any Borrower Party makes rental payments in excess of $750,000 in any year, or (iii) default under any other agreement (other than those referenced in clause (i) of this Section 7.6(f) or in Section 7.6(b)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower Parties shall notify the Lender Group of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

(g) Promptly (but in any event within three (3) Business Days) following the occurrence of any ERISA Event, the Borrower Parties shall notify the Lender Group of the occurrence thereof, provided such occurrence, proceeding, or failure exposes such Borrower Party or ERISA Affiliate to liability in an aggregate amount in excess of $750,000.

(h) Promptly after (and in any event within three (3) Business Days of) the occurrence of any Governmental Authority having regulatory authority over Parent or any of its Subsidiaries imposing upon any Borrower Party or Subsidiary thereof (i) restriction on the payment of dividends or other payments by Parent or any such Subsidiary to a Borrower Party or (ii) any required capital or equity contribution to such Subsidiary by a Borrower Party, the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Lender Group copies of all such notices, reports and other information received or submitted with respect to such action.

(i) [Reserved.]

(j) Promptly after (and in any event within three (3) Business Days of) receipt of notice by any of the Borrower Parties that any warehouseman, bailee or similar person which has executed a Collateral Access Agreement in favor of the Administrative Agent, for the benefit of the Lender Group, will move or has moved Inventory of the Borrower Parties to a location no longer subject to a Collateral Access Agreement in favor of the Administrative Agent, the Borrower Parties shall (a) notify the Lender Group of such fact and (b) use commercially reasonable efforts to execute and deliver to the Administrative Agent a new Collateral Access Agreement in respect of such new location and in favor of the Administrative Agent, for the benefit of the Lender Group, within thirty (30) Business Days of such relocation.

(k) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party obtaining knowledge of (i) any Lien in respect of Taxes having been filed against any assets of the Borrower Parties, (ii) any tax audit (other than the tax audits disclosed on Schedule 5.1(j)) involving any Borrower Party or any of their Subsidiaries, or any of their respective businesses or operations, and (iii) any determination (whether preliminary, final or otherwise) of the Internal Revenue Service or any other Governmental Authority in respect of any tax audit of any Borrower Party or any of their Subsidiaries, or any of their respective businesses or operations (including the tax audits disclosed on Schedule 5.1(j)), the Borrower shall notify the Lender Group of the occurrence thereof, and the Borrower Parties shall provide such additional information with respect to such matter as the Lender Group or any of them may request.

(l) No later than five (5) Business Days thereafter (or such later time as agreed to by the Administrative Agent in its sole discretion), the Borrower shall notify the Lender Group of (i) any material license of Intellectual Property owned by the Borrower Parties or any of their Subsidiaries made to any Affiliate or outside the ordinary course of business and (ii) any default or breach asserted by any Person to have occurred under any material Intellectual Property License.

(m) Promptly upon (and in any event within three (3) Business Days of) receipt by any Borrower Party or any Subsidiary of a Borrower Party of notice from its insurance carrier of any material change in insurance coverage of any Borrower Party or any Subsidiary of a Borrower Party, the Borrower shall notify the Lender Group of any such change.

ARTICLE 8.

NEGATIVE COVENANTS

Until the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated:

Section 8.1 Funded Debt. No Borrower Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:

(a) Funded Debt under this Agreement and the other Loan Documents;

(b) Funded Debt existing on the Agreement Date and described on Schedule 8.1 and any extensions, renewal or refinancing thereof so long as the principal amount thereof is not increased by more than any accrued and unpaid interest refinanced and any fees and expenses incurred and financed in connection therewith;

(c) contingent obligations arising with respect to indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 8.7;

(d) unsecured Funded Debt of a Borrower Party or any Subsidiary of a Borrower Party owing to a seller in respect of a Permitted Acquisition in an amount not to exceed $7,500,000 in the aggregate, so long as (i) such Funded Debt is subordinated in all respects to the Obligations on terms and subject to a subordination agreement acceptable to the Administrative Agent and (ii) the terms of such Funded Debt are otherwise acceptable to the Administrative Agent;

(e) Funded Debt of a Borrower Party or any Subsidiary of a Borrower Party that is secured by Permitted Liens described in clause (d) of the definition of Permitted Liens (including, without limitation, Capitalized Lease Obligations), not to exceed the aggregate principal amount of $1,500,000 at any time;

(f) Guaranties permitted by Section 8.2;

(g) unsecured Funded Debt of (i) any Fluent Group Member owed to Parent or any of its Subsidiaries and (ii) any Borrower Party other than a Fluent Group Member owed to another Borrower Party that is not a Fluent Group Member, in each case so long as (x) any such Funded Debt owing to a Borrower Party is subordinated in all respects to the Obligations in a manner reasonably satisfactory to the Administrative Agent, evidenced by the Master Intercompany Subordinated Note and pledged to the Administrative Agent for the benefit of the Lender Group and (y) the Borrower Party which owes such Funded Debt is a Person organized and existing under the laws of the U.S. or any state or commonwealth thereof or under the laws of the District of Columbia;

(h) obligations under Hedge Agreements entered into in the ordinary course of business but not for speculative purposes and approved by the Administrative Agent, provided that such obligations may only be secured by Liens described in clause (o) of the definition of “Permitted Liens”;

(i) other unsecured Funded Debt not in excess of $500,000 in the aggregate at any time, which Funded Debt shall be subordinated to the Obligations in all respects in a manner satisfactory to the Administrative Agent;

(j) Funded Debt arising in connection with endorsements for deposit in the ordinary course of business, and in connection with netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business;

(k) Funded Debt constituting obligations in respect of working capital adjustment requirements under any purchase agreement entered into in connection with a Permitted Acquisition;

(l) Funded Debt assumed in connection with a Permitted Acquisition in an aggregate principal amount not to exceed $750,000; provided that (x) such Funded Debt shall constitute Capitalized Lease Obligations or purchase money debt, (y) such Funded Debt was not incurred in anticipation of or in connection with such Permitted Acquisition and (z) no further borrowing may be made in respect of such Funded Debt; and

(m) Funded Debt under the Subordinated Notes.

Section 8.2 Guaranties. Other than Guaranties of the Obligations, no Borrower Party will, or will permit any Subsidiary of a Borrower Party to, at any time Guaranty or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than, so long as done in the ordinary course of business, (a) Guaranties by (x) any Borrower Party of obligations of any Fluent Group Member or (y) any Borrower Party other than a Fluent Group Member of obligations of any other Borrower Party that is not a Fluent Group Member, in each case entered into in connection with the acquisition of services, supplies, and equipment or in connection with leases, (b) endorsements of instruments and (c) Guaranties of any Funded Debt permitted by Section 8.1.

Section 8.3 Liens. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, create, assume, incur, or permit or suffer to exist or to be created, assumed, or permitted or suffered to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4 Restricted Payments and Purchases. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (a) the Borrower’s Subsidiaries may make Restricted Payments to the Borrower or a wholly owned Domestic Subsidiary of the Borrower that is a Fluent Group Member, (b) the Parent’s Subsidiaries that are not Fluent Group Members may make Restricted Payments to Parent or a wholly owned Domestic Subsidiary of Parent, (c) any Subsidiary of Parent may make Restricted Payments to Parent up to the amount necessary for Parent to make payments pursuant to clause (d) below, (d) the Borrower may make Restricted Payments to Parent for Parent to pay (x) any Taxes (“Tax Distributions”) (including estimated payments) owing with respect to any consolidated, combined, unitary or affiliated group tax return filed by Parent that includes the Borrower and the Borrower’s applicable Subsidiaries to the extent such Taxes do not exceed the Taxes (including estimated payments) that would have been payable by the Borrower and its applicable Subsidiaries as a stand-alone consolidated, combined, unitary or affiliated group with the Borrower as the parent corporation and taking into account any net operating loss, tax credit or other tax attribute of or allocable to Parent, (y) expenses related to Parent’s activities permitted under Section 8.21 (other than activities permitted under Section 8.21(e) or to fund any Guaranty of non-Fluent Group Member lease obligations), in an aggregate amount per fiscal year not to exceed $250,000, and (z) and any Restricted Payment made pursuant to clause (c), (e) cashless exercises of options, warrants and other equity-like securities shall be permitted and (f) so long as no Event of Default exists or would result therefrom, Borrower Parties may make distributions to redeem securities of the Borrower or any Guarantor held by employees of the Borrower Parties or any of their Subsidiaries upon the death or separation from employment thereof, in an amount not to exceed $1,000,000 in any fiscal year of the Parent, and $4,000,000 in the aggregate during the term of the Loan, in each case, after the date hereof.

Section 8.5 Investments. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, make Investments, except that (a) Parent may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own Cash Equivalents; (b) the Borrower may hold the Investments in existence on the Agreement Date and described on Schedule 5.1(c)-2; (c) the Borrower may hold the Investments in existence on the Agreement Date and described on Schedule 8.5; (d) so long as no Event of Default exists, the Borrower may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes, which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes; (e) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date or acquired in a Permitted Acquisition; (f) without limiting Section 8.2, (i) any Fluent Group Member may make Investments in any other Fluent Group Member that is organized and existing under the laws of the U.S. or any state or commonwealth thereof or under the laws of the District of Columbia, and (ii) any Borrower Party other than a Fluent Group Member may make Investments in any other Borrower Party that is organized and existing under the laws of the U.S. or any state or commonwealth thereof or under the laws of the District of Columbia; (g) the Borrower Parties may hold Investments arising out of Hedge Agreements entered into in the ordinary course of business but not for speculative purposes and approved by the Administrative Agent; (h) the Borrower Parties may license Intellectual Property in accordance with Section 8.7(b)(v); (i) the Borrower Parties may make Investments consisting of loans or advances to employees not in excess of $750,000 in the aggregate at any time; (j) the Borrower Parties may make Permitted Acquisitions and (k) the Borrower Parties may make Investments (including in joint ventures or in non-wholly-owned Subsidiaries that are not Guarantors (collectively, “Unrestricted Subsidiaries”)) in an aggregate amount at any time outstanding not to exceed $1,000,000, plus the amount of Net Cash Proceeds from the issuance of Equity Interests not otherwise required to be applied to prepay the Loans (to the extent not previously applied to fund Permitted Acquisitions, other Investments or other purposes), provided that (i) no Default or Event of Default shall have occurred or be continuing at the time of such Investment, (ii) after giving effect to any such Investment, the Borrower Parties shall be in compliance, on a Pro Forma Basis, with the Financial Covenants and (iii) the Equity Interests in such Unrestricted Subsidiaries shall be pledged to the Administrative Agent as collateral security for the Obligations to the extent required under, and in accordance with, Section 6.20.

Section 8.6 Affiliate Transactions. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into or be a party to any agreement or transaction with any Affiliate (other than (w) the issuance of the Subordinated Notes, (x) in the case of a Fluent Group Member, another Fluent Group Member or (y) in the case of any Borrower Party other than a Fluent Group Member, another Borrower Party other than a Fluent Group Member) except to the extent such agreement or transaction (a) if entered into on or prior to the Agreement Date, is described on Schedule 8.6, (b) if entered into after the Agreement Date, is fully disclosed to the Administrative Agent, to the satisfaction thereof, and is expressly approved by the Administrative Agent in writing, prior to the entry of the Borrower Party or the applicable Subsidiary thereof into such agreement or transaction, or (c) occurs upon fair and reasonable terms that are no less favorable to such Fluent Group Member, Borrower Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Fluent Group Member, Borrower Party or such Subsidiary.

Section 8.7 Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc. No Borrower Party shall, or shall permit any Subsidiary to, at any time:

(a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except any Subsidiary may liquidate or dissolve into another Subsidiary or the Borrower so long as, if a Fluent Group Member is involved in such transaction, a Fluent Group Member survives such transaction, if a Borrower Party is involved in such transaction, a Borrower Party survives such transaction, if the Borrower is involved in such transaction, the Borrower survives such transaction, and if Parent is involved in such transaction, Parent survives such transaction;

(b) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business (including any Equity Interests), except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or Cash Equivalents, (ii) the physical assets used or consumed in the ordinary course of business, (iii) the sale of used, obsolete or worn out property, (iv) the abandonment, cancellation or other disposition of any Intellectual Property in the ordinary course of business or that, in the good faith determination of the Borrower, are uneconomical, negligible, obsolete or otherwise not material to the conduct of its business, (v) the licensing of Intellectual Property in the ordinary course of business upon fair and reasonable terms that are no less favorable to such Borrower Party or Subsidiary thereof than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of such Borrower Party or Subsidiary thereof, (vi) so long as the purchase price therefor is paid solely in cash and the seller thereof receives not less than fair market value for such assets, the sale of other assets with a sale value not greater than $750,000 in the aggregate for all such assets sold during any fiscal year and (vii) the disposition of assets acquired in a Permitted Acquisition, so long as (i) the cash consideration (x) received for the assets to be so disposed is at least equal to the fair market value thereof and (y) shall not exceed $1,500,000 in any fiscal year for all such dispositions, (ii) the assets to be so disposed are not used, useful or economically desirable in connection with the business of the Borrower Parties and the fair market value of the assets to be so disposed does not exceed 50% of the fair market value of the total assets acquired from such Permitted Acquisition, (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to such Permitted Acquisition and (iv) the proceeds from such disposition are applied as a mandatory prepayment of the Loans to the extent required by, and pursuant to the terms of, Section 2.6(c)(iii).

(c) Acquire (i) any Person, (ii) all or any substantial part of the assets, property or business of a Person, or (iii) any assets that constitute a division or operating unit of the business of any Person, except for Permitted Acquisitions and Investments permitted pursuant to Section 8.5;

(d) Merge or consolidate with any other Person, except upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, (i) any Subsidiary of a Borrower Party may merge or consolidate with a Borrower Party or any other wholly-owned Subsidiary of a Borrower Party, provided that a Borrower Party or such wholly-owned Subsidiary shall be the continuing or surviving entity (and, if (A) a Fluent Group Member is involved in such transaction, the Fluent Group Member shall be the continuing or surviving entity, (B) the Borrower is involved in such transaction, the Borrower shall be the continuing or surviving entity and (C) Parent is involved in such transaction, Parent shall be the continuing or surviving entity) and all actions reasonably required by the Administrative Agent, including actions required to maintain perfected Liens on the Equity Interests of the surviving entity and other Collateral in favor of the Administrative Agent, shall have been completed or (ii) to complete a Permitted Acquisition; provided, that, each of the Merger and Subsequent Merger shall be permitted hereunder;

(e) Change its legal name, state of incorporation or formation or structure without giving the Administrative Agent at least fifteen (15) Business Days’ prior written notice of its intention to do so and complying with all requirements of the Administrative Agent in regard thereto;

(f) Change its year-end for accounting purposes from the fiscal year ending December 31; or

(g) Create any Subsidiary, unless such Subsidiary is a Domestic Subsidiary and the requirements set forth in Section 6.20(b) shall have been satisfied substantially concurrently therewith.

Section 8.8 Minimum EBITDA. (a) The Borrower Parties shall not permit EBITDA of the Borrower and its Subsidiaries to be less than the amount specified below as of the last day of each fiscal quarter specified below for the immediately preceding twelve (12) month period then ended. Notwithstanding anything contained herein to the contrary, following the consummation of any Permitted Acquisition, the minimum EBITDA levels required pursuant to this Section 8.8(a) shall be calculated on a Pro Forma Basis.

Quarter Ending	Minimum Borrower EBITDA
December 31, 2015	$19,742,972
March 31, 2016	$21,574,247
June 30, 2016	$22,007,156
September 30, 2016	$23,045,618
December 31, 2016	$24,162,801
March 31, 2017	$25,624,007
June 30, 2017	$26,885,911

September 30, 2017	$27,607,489
December 31, 2017	$28,778,400
March 31, 2018	$30,085,143
June 30, 2018	$31,141,829
September 30, 2018	$32,999,100
December 31, 2018 and each fiscal quarter thereafter	$34,968,356

(b) The Borrower Parties shall not permit EBITDA of the Parent and its Subsidiaries to be less than the amount specified below as of the last day of each fiscal quarter specified below for the immediately preceding twelve (12) month period then ended. Notwithstanding anything contained herein to the contrary, following the consummation of any Permitted Acquisition, the minimum EBITDA levels required pursuant to this Section 8.8(b) shall be calculated on a Pro Forma Basis.

Quarter Ending	Minimum Parent EBITDA
December 31, 2015	$11,763,933
March 31, 2016	$13,162,520
June 30, 2016	$13,764,693
September 30, 2016	$15,986,536
December 31, 2016	$19,447,475
March 31, 2017	$23,909,110
June 30, 2017	$28,656,673
September 30, 2017	$32,910,469
December 31, 2017	$37,815,126
March 31, 2018	$43,169,524
June 30, 2018	$48,896,117
September 30, 2018	$54,434,358
December 31, 2018 and each fiscal quarter thereafter	$59,587,138

Section 8.9 Total Leverage Ratio. The Borrower Parties shall not permit the Total Leverage Ratio to be greater than the ratio specified below as of the last day of each fiscal quarter specified below for the immediately preceding twelve (12) month period then ended:

Quarter Ending	Total Leverage Ratio
December 31, 2015	3.81 to 1.00
March 31, 2016	3.46 to 1.00
June 30, 2016	3.36 to 1.00
September 30, 2016	3.19 to 1.00
December 31, 2016	3.02 to 1.00
March 31, 2017	2.82 to 1.00
June 30, 2017	2.67 to 1.00
September 30, 2017	2.58 to 1.00

December 31, 2017	2.45 to 1.00
March 31, 2018	2.33 to 1.00
June 30, 2018	2.23 to 1.00
September 30, 2018	2.08 to 1.00
December 31, 2018 and each fiscal quarter thereafter	1.95 to 1.00

Section 8.10 Fixed Charge Coverage Ratio. The Borrower Parties shall not permit the Fixed Charge Coverage Ratio to be less than the ratio specified below as of the last day of each fiscal quarter specified below for the immediately preceding twelve (12) month period then ended. Notwithstanding anything contained herein to the contrary, following the consummation of any Permitted Acquisition, the components of the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

Quarter Ending	Fixed Charge Coverage Ratio
March 31, 2016	1.57 to 1.00
June 30, 2016	1.60 to 1.00
September 30, 2016	1.67 to 1.00
December 31, 2016	1.74 to 1.00
March 31, 2017	1.82 to 1.00
June 30, 2017	1.89 to 1.00
September 30, 2017	1.93 to 1.00
December 31, 2017	1.99 to 1.00
March 31, 2018	2.07 to 1.00
June 30, 2018	2.15 to 1.00
September 30, 2018	2.27 to 1.00
December 31, 2018 and thereafter	2.39 to 1.00

Section 8.11 [Reserved.]

Section 8.12 Cash Balance. The Borrower Parties and their Subsidiaries shall not permit the minimum cash balance (including Cash Equivalents) of the Borrower in the Blocked Accounts to be less than $2,000,000, or such lesser amount as agreed to by the Administrative Agent.

Section 8.13 Conduct of Business. The Borrower Parties shall not engage in any line of business other than as conducted by the Borrower Parties and their Subsidiaries on the Agreement Date except for lines of business reasonably related, ancillary or incidental thereto.

Section 8.14 Sales and Leasebacks; Operating Leases. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, (a) enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party or such Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred or (b) create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations permitted under Section 8.1 and (B) operating lease obligations incurred in the ordinary course of business.

Section 8.15 Amendment and Waiver. Except as permitted hereunder, no Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, (a) enter into any amendment of, or agree to or accept any waiver of, its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents in each case which could reasonably be expected to materially adversely affect the rights of such Borrower Party or such Subsidiary, as applicable, or the Administrative Agent, (b) permit any Material Contract to be amended, cancelled or terminated prior to its stated maturity if such amendment, cancellation or termination could reasonably be expected to have a Materially Adverse Effect or (c) amend or otherwise modify the Subordinated Notes, except as permitted under the Subordination Agreement.

Section 8.16 ERISA Liability. No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien on any Borrower Party under Section 430 of the Code or Section 303 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event, that could reasonably be expected to result in a Lien on any Borrower Party or to have a Materially Adverse Effect.

Section 8.17 Prepayments. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt (other than to prepay Capitalized Lease Obligations or purchase money debt or make payments in connection with the termination of any Hedge Agreement), except (i) the Borrower may (A) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted under Section 8.1 and (B) make payments, including prepayments permitted or required hereunder, with respect to the Obligations, (ii) the Borrower Parties may make payments in respect of Funded Debt permitted under Section 8.1(d) or 8.1(g), in each case to the extent such payments are permitted under the subordination agreement applicable to such Funded Debt and (iii) the Borrower Parties may apply the Net Cash Proceeds of the issuance of Equity Interests to the repayment of amounts outstanding under the Subordinated Notes in accordance with the terms and provisions of the Subordination Agreement.

Section 8.18 Negative Pledge. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of any Borrower Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets (other than agreements in respect of Funded Debt permitted under clauses (e) or (l) of Section 8.1) or restricts the ability of any Subsidiary of the Borrower to pay Dividends to the Borrower.

Section 8.19 Inconsistent Agreements. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof or any other Loan Document.

Section 8.20 Regulations T, U and X. No Borrower Party and no Subsidiary of a Borrower Party shall engage principally in the business, or have as one of its important activities the business of extending credit for the purpose, of purchasing or carrying and acquisition of Margin Stock. No part of the proceeds of the Loan shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 8.21 Holding Company Status. Parent shall not own or lease, directly or indirectly, any real property or any personal property, whether intangible or tangible, of any nature, other than, in any event, (w) leases of real property, (x) Equity Interests consisting of Investments permitted hereunder, (y) any cash and/or Cash Equivalents (and investments relating to the same) received in connection with the purchase of common shares of Equity Interests in Parent by officers, directors and employees of the other Borrower Parties and (z) other cash and/or Cash Equivalents (and investments relating to the same) in an aggregate amount at any one time not in excess of the amount necessary to pay the taxes and expenses of Parent, including without limitation, employee salaries and director compensation for employees and directors of Parent, and to provide administrative services to its Subsidiaries of the type customarily provided by a non-operating holding company to its Subsidiaries, provided that, in each case with respect to the exceptions listed in clauses (x), (y) and (z) above, Administrative Agent, for the benefit of the Lender Group, shall have a perfected Lien in such property, subject only to Permitted Liens, in accordance with the terms and conditions contained in the Loan Documents. Parent shall not conduct, transact or otherwise engage in any material business or operations other than, in any event, (a) the issuance of Equity Interests, (b) actions required by Applicable Law, (c) the payment of taxes and expenses of Parent, including without limitation, employee salaries and director compensation for employees and directors of Parent, (d) the provision of administrative services to its Subsidiaries of the type customarily provided by a non-operating holding company to its Subsidiaries, (e) the making of Restricted Payments, Restricted Purchases, Permitted Acquisitions, Investments and Guarantees expressly permitted to be made by Parent under this Agreement, (f) the performance of its obligations under the Loan Documents and (g) activities incidental to its existence and any of the foregoing. Parent shall not have any obligations or liabilities and shall incur no Funded Debt other than (i) under the Loan Documents and Guarantees of real property leases, (ii) in connection with the provision of administrative services as otherwise permitted under this Section 8.21 and (iii) under the Subordinated Notes.

ARTICLE 9.

DEFAULT

Section 9.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a) Any representation, warranty or certification made under this Agreement or any other Loan Document shall be incorrect or misleading (including by omission) in any material respect (without duplication of any materiality qualifier contained herein or therein, as applicable) when made or deemed to have been made;

(b) Any payment of principal payable hereunder or under the other Loan Documents shall not be paid on the date such payment is due, or any other amount payable hereunder or under any other Loan Document shall not be paid within 3 (three) Business Days from the date such payment is due (including, in each case, any prepayments required under the Loan Documents);

(c) Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Sections 2.11, 6.1(i), 6.1(iii), 6.5, 6.7, 6.10, 6.12, 6.15, 6.16, 6.20, 6.21,6.22, 6.24, Article 7 or Article 8;

(d) Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement or any other Loan Document not specifically referred to elsewhere in this Section 9.1 and such default shall continue for 30 days;

(e) There shall occur any Change In Control;

(f) (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any Subsidiary of a Borrower Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any Subsidiary of a Borrower Party, or (ii) an involuntary petition shall be filed against any Borrower Party or any Subsidiary of a Borrower Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(g) Any Borrower Party or any Subsidiary of a Borrower Party shall commence an Insolvency Proceeding or any Borrower Party or any Subsidiary of a Borrower Party shall consent to the institution of an Insolvency Proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or any Borrower Party or any Subsidiary of a Borrower Party shall fail generally to pay its debts as they become due, or any Borrower Party or any Subsidiary of a Borrower Party shall take any action in furtherance of any such action;

(h) (i) A judgment or order shall be entered by any court against any Borrower Party or any Subsidiary of any Borrower Party for the payment of money not covered by insurance which exceeds, together with all such other judgments of the Borrower Parties and their Subsidiaries not covered by insurance, $750,000 in the aggregate, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any Subsidiary of a Borrower Party pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Subsidiaries subject to other such process, exceeds in value $750,000 in the aggregate, and, in the case of each of clauses (i) and (ii), if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged, or (iii) a final judgment or order shall be entered by any court against any Borrower Party or any Subsidiary of any Borrower Party for the payment of money not covered by insurance which exceeds, together with all such other judgments of the Borrower Parties and their Subsidiaries not covered by insurance, $750,000 in the aggregate;

(i) There shall occur at any time an ERISA Event that either could reasonably be expected to result in a Lien on any Borrower Party or, either individually or in the aggregate with other events described therein, could reasonably be expected to result in a Materially Adverse Effect;

(j) There shall occur any default (after the expiration of any applicable grace or cure period) under (i) any Subordinated Note, (ii) any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party in an aggregate principal amount exceeding $750,000 (determined singly or in the aggregate with other Funded Debt) or (iii) any Hedge Agreement which would permit the counterparty under such Hedge Agreement to terminate the Hedge Agreement resulting in any Borrower Party being required to make a termination payment exceeding $750,000;

(k) All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, the effect of which is to render any such Loan Document inadequate for the practical realization of the rights and benefits afforded thereby, or a proceeding shall be commenced by any Borrower Party, any Subsidiary of a Borrower Party or any member of the Sponsor Group seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any Subsidiary of a Borrower Party or any member of the Sponsor Group shall deny that it has any liability or obligation for the payment of any Obligation provided under any Loan Document;

(l) [Reserved;]

(m) The Guaranty of any Guarantor, for any reason other than the satisfaction in full of all Obligations or otherwise in accordance with the terms thereof, shall cease to be in full force and effect or shall be declared to be null and void, or any Guarantor shall repudiate, revoke or attempt to revoke its obligations thereunder;

(n) Any Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Lender Group, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, any portion of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Administrative Agent, for the benefit of the Lender Group, or shall be asserted by any Borrower Party not to be valid, perfected, first priority (except as expressly provided in this Agreement or such Security Document) security interest in or Lien on any portion of the Collateral covered thereby;

(o) [Reserved]; or

(p) There shall occur any event which has resulted in a Materially Adverse Effect for a period of 30 days.

Section 9.2 Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the other Loan Documents and as otherwise available to the Lender Group, or any of them, by any Applicable Laws:

(a) With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders), (i) declare the principal of and interest on the Loan and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 9.1(g) or (h), such principal, interest, and other Obligations shall thereupon and concurrently therewith become due and payable, all without any action by the Lender Group, or any of them, and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise any or all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d) The Administrative Agent may in its discretion require the Borrower Parties (i) to engage a consulting firm or chief restructuring officer chosen by the Borrower that is reasonably acceptable to the Administrative Agent and (ii) deliver to the Administrative Agent a copy of the fully-executed engagement letter with such consulting firm or chief restructuring officer, which engagement letter shall be in form and substance reasonably acceptable to the Administrative Agent, and, among other things, (A) require such consulting firm or chief restructuring officer to cooperate with any financial advisor to the Administrative Agent in regard to the monthly reporting of covenants and (B) provide for such engagement to have a term ending on or after the Maturity Date (or a shorter term if agreed to in writing by the Administrative Agent).

(e) The Administrative Agent may in its discretion require each Borrower Party to use its commercially reasonable efforts to assist the Administrative Agent in the sale of Collateral, and each Borrower Party further agrees to use its best efforts to cause such employees or agents of such Borrower Party, which Persons shall be licensed to dispose of such Collateral, as are reasonably necessary to accomplish the disposition of such Collateral to Administrative Agent’s satisfaction to assist in such disposition. In connection with the sale of such Collateral, each Borrower Party agrees to use its best efforts to obtain sales of such Collateral at commercially reasonable prices and terms.

(f) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 10.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If to any Borrower Party, to such Borrower Party in care of the Borrower at:

Fluent, LLC

33 Whitehall Street, 15th Floor

New York, NY 10004

Attn: Ryan Schulke and Derek Dubner

with a copy to:

IDI, Inc.

2650 North Military Trail, Suite 300

Boca Raton, FL 33431

Attn: Derek Dubner

with a copy to:

Akerman LLP

One Southeast Third Avenue, Suite 2500

Miami, FL 33131

Attn: Teddy Klinghoffer, Esq.

(ii) If to the Administrative Agent, to it at:

600 Fifth Avenue

24th Floor

New York, NY 10020

Attn: Pankaj Gupta

Email: pgupta@higwhitehorse.com

and

155 N Wacker Drive

Suite 4180

Chicago, IL 60606

Attn: John Yeager

Email: jyeager@higwhitehorse.com

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Noah Weiss

Email: noah.weiss@lw.com

(iii) If to any Lender, to them at the address set forth on the signature pages of this Agreement.

(b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days’ written notice of such change to the other parties.

(c) All notices and other items to be, or which may be from time to time, delivered by and among the Borrower Parties and the Administrative Agent (including the delivery of the items required by Sections 7.1, 7.2, and 7.3), may be made via Electronic Transmission. The Administrative Agent shall so post such items within a reasonable period of time after delivery thereof by Borrower. Such posting or sending via Electronic Transmission to the Lender Group shall constitute delivery of such items to the Lender Group. If any item required to be delivered under Sections 7.1, 7.2 and 7.3, shall be specified to be delivered on a day which is not a Business Day, it shall be delivered on the next succeeding day which is a Business Day.

Section 10.2 Expenses. The Borrower agrees to promptly pay or promptly reimburse (other than to the extent they constitute Excluded Taxes):

(a) All reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the Term Loan hereunder, including, but not limited to, the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and its Affiliates and costs incurred in connection with travel and due diligence;

(b) All reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or the other Loan Documents, including, but not limited to, all reasonable costs and expenses of the Administrative Agent and one additional Lender in connection with periodic field audits, appraisals and examinations, and the internal per diem audit charge as established by the Administrative Agent from time to time (which charge shall be reasonable and customary), per auditor, plus costs and expenses for each field audit or examination of a Borrower Party performed by personnel employed by the Administrative Agent, and the reasonable fees and disbursements of counsel for the Administrative Agent;

(c) All costs and expenses of the Administrative Agent and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement and the other Loan Documents, and all costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include fees, charges and expenses of outside counsel for the Administrative Agent and any Lender, and the fees and expenses of any experts of the Administrative Agent, or consultants of the Administrative Agent; and

(d) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Term Loan Notes or the Obligations.

Section 10.3 Waivers. The rights and remedies of the Lender Group under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of the Term Loan. In the event the Lenders decide to fund a request for the Term Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Term Loan Notes and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loan, any Term Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be applied to the Obligations in accordance with Section 2.10(b).

Section 10.5 Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.5(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 11.3 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.5.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent WhiteHorse Finance, Inc. serves in such capacity, WhiteHorse Finance, Inc. and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities which are not Disqualified Institutions (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its portion of the Commitment and/or the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the Loan Documents provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.12(a)(i) that affects such Participant. Subject to paragraph (e) of this Section 10.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.18 and 11.3 as if it were the Lender, to the extent of its participation, and had acquired its interest by assignment pursuant to Section 10.5(b), provided that such Participant agrees to be subject to the provisions of Section 2.8(b), as though it were an assignee under paragraph (b) (it being understood that the documentation required under Section 2.8(b)(v)-(vii) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 10.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 11.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the Participant acquired the applicable participation.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures hereto delivered by Electronic Transmission shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.7 Governing Law. All matters arising out of, in connection with or relating to this Agreement and the other Loan Documents, including, without limitation, their validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof or thereof and any determinations with respect to post-judgment interest), shall be construed in accordance with and governed by the laws of the State of New York.

Section 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9 Headings. Headings used in this Agreement are for convenience only and shall not affect the interpretation of any provision hereof.

Section 10.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loan, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 10.11 Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 10.11 and discussed the provisions of this Section 10.11 and the rest of this Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 10.12 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower Party therefrom, shall be effective unless the same is in writing and signed by the Administrative Agent, Majority Lenders and the Borrower, and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given, except that:

(i) each of the following also shall require the consent of all Lenders (or, in the case of clauses (C) and (E), only those Lenders affected thereby:

(A) except as otherwise permitted under this Agreement, any release of, or the subordination of, the Administrative Agent’s security interest in all or substantially all of the Collateral,

(B) except in connection with transactions permitted under this Agreement, any release or discharge of any Borrower Party from its Obligations under the Loan Documents,

(C) (x) any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest, principal (other than payments of principal required to be made pursuant to Section 2.6(c)) or fees or other amounts due to the Lenders under any of the Loan Documents, or (y) any reduction of principal (without a corresponding payment with respect thereto) or reduction in the rate of interest, fees or other amounts due to the Lenders under any of the Loan Documents,

(D) any amendment of this Section 10.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder,

(E) any amendment increasing or extending the Commitment (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 10.12) shall not constitute a change in the terms of any portion of the Commitment held by any Lender), and

(F) any amendment to Section 2.10;

(ii) the consent of the Administrative Agent, the Majority Lenders and the Borrower shall be required for any amendment to Article 13;

(iii) only the consent of the Administrative Agent shall be required to amend Schedule 2.1(a) to reflect assignments of any portion of the Loan in accordance with this Agreement; and

(iv) any amendment, waiver or other modification of any term or condition of the Fee Letter shall require only the consent of the Administrative Agent and the Borrower.

(b) (i) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Loan and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of such Loan payable to such Lender plus any accrued but unpaid interest on such Loan, which right may be exercised by the Administrative Agent within 90 days of the date on which such Lender refuses (or fails) to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed (such Lender, a “Non-Consenting Lender”). Each Lender and the Borrower agree that, if the Administrative Agent exercises its option hereunder, (i) the Borrower shall pay the Non-Consenting Lender all outstanding fees, expenses, and other amounts then owing to such Non-Consenting Lender under this Agreement (excluding principal and interest that has been paid by the Administrative Agent), and (ii) Administrative Agent shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 10.5(b).

(ii) Within 45 days of the date on which any Non-Consenting Lender has refused or failed to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed, the Borrower may, at its option, notify the Administrative Agent and such Non-Consenting Lender of the Borrower’s intention to obtain, at the Borrower’s expense, an Eligible Assignee to serve as a replacement Lender for such Non-Consenting Lender (a “Replacement Lender”), which Replacement Lender shall be reasonably satisfactory to the Administrative Agent. In the event the Borrower obtains a Replacement Lender within 45 days following notice of its intention to do so, the Non-Consenting Lender shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Non-Consenting Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a Non-Consenting Lender does not execute an Assignment and Acceptance pursuant to Section 10.5 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 10.12(b) and presentation to such Non-Consenting Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 10.12(b), the Borrower shall be entitled (but not obligated) to execute such an Assignment and Acceptance on behalf of such Non-Consenting Lender, and any such Assignment and Acceptance so executed by the Borrower, the Replacement Lender and the Administrative Agent shall be effective for purposes of this Section 10.12(b) and Section 10.5. Upon any such assignment and payment and compliance with the other provisions of Section 10.5, such replaced Non-Consenting Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

(c) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof, so long as all Lenders are given the opportunity to so agree and such fees are provided on a pro-rata basis to such Lenders that so agree to such amendments, waivers or consents.

Section 10.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 10.15 Disclosure. The Borrower Parties consent to any member of the Lender Group’s issuance of press releases and preparation and distribution of other marketing materials regarding the Commitment hereunder and the making of the Loan pursuant to the terms of this Agreement and the disclosure of such information in such member’s sole discretion, subject to Section 10.16.

Section 10.16 Confidentiality. No member of the Lender Group shall disclose any material non-public confidential information regarding the Borrower Parties (“Confidential Information”) to any other Person without the consent of the Borrower, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors (including, for the avoidance of doubt, accountants, auditors and attorneys), to other members of the Lender Group and to actual or prospective assignees, participants and counterparties to Hedge Agreements, and then only on a confidential basis, (ii) as required by any Applicable Law or upon the request of any Governmental Authority or otherwise as a result of judicial process, (iii) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, (v) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.16 or (B) available to such member of the Lender Group on a non-confidential basis from a source other than a Borrower Party not known by it to be subject to disclosure restrictions and (vi) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. The term “Confidential Information” shall be deemed to exclude information customarily placed on ‘tombstones’ or similar marketing materials.

Section 10.17 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all costs, expenses and attorneys’ fees of the Lender Group related thereto, the liability of the Borrower or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.18 Electronic Transmission.

(a) Authorization. Subject to the provisions of this Section 10.18(a), each of the Administrative Agent, the Lenders, the Borrower Parties and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and the other Borrower Parties hereby acknowledges and agrees, and the Borrower and the other Borrower Parties shall cause each of their Subsidiaries to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Borrower Parties or the members of the Lender Group in connection with the use of such E-System.

(c) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each Borrower Party agrees that neither the Administrative Agent nor any of its Affiliates has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

ARTICLE 11.

YIELD PROTECTION

Section 11.1 Eurodollar Rate Basis Determination. Notwithstanding anything contained in this Agreement which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Advance Period or (b) is advised by the Majority Lenders that the Eurodollar Basis for such Eurodollar Advance Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loan for such Eurodollar Advance Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Advances shall be suspended.

Section 11.2 Illegality. If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency after the Agreement Date, shall make it unlawful for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full (without prepayment premium) the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2, the Borrower shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Loan held by such Lender shall equal the outstanding principal amount of such Loan immediately prior to such repayment.

Section 11.3 Increased Costs.

(a) If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of such Governmental Authority, central bank, or comparable agency after the Agreement Date (and, for purposes of this Section 11.3, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including regulations promulgated with respect thereto) and all requests, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii), pursuant to Basel III, are, in the case of each of clauses (i) and (ii), deemed to have gone into effect and been adopted after the Agreement Date):

(i) Shall subject any Lender to any Taxes (other than Excluded Taxes, Indemnified Taxes and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate; or

(iii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by any Lender, then promptly upon demand by such Lender, the Borrower agrees to pay, without duplication of amounts due under Section 2.8(b), to such Lender such Additional Amount or amounts as will compensate such Lender for such increased costs. Such Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of such Lender to demand compensation pursuant to this Section 11.3 shall not constitute a waiver of such Lender’s right to demand such compensation

(b) A certificate of any Lender claiming compensation under this Section 11.3 and setting forth the Additional Amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any averaging and attribution methods. If such Lender demands compensation under this Section 11.3, the Borrower may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Advances, the Borrower shall borrow a Base Rate Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Loan held by such Lender shall equal the outstanding principal amount of the Loan held by such Lender immediately prior to such prepayment.

Section 11.4 Effect On Other Advances. If notice has been given pursuant to Sections 11.1, 11.2 or 11.3 suspending the obligation of any Lender to make any, or requiring Eurodollar Advances of such Lender to be repaid or prepaid, then, unless and until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the Eurodollar Advances affected shall, at the option of the Borrower, be made instead as Base Rate Advances.

Section 11.5 Capital Adequacy. If after the Agreement Date, any Lender (or any Affiliate of any Lender) shall have determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any Affiliate of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Agreement Date), has or would have the effect of reducing the rate of return on such Lender’s (or any Affiliate of such Lender) capital as a consequence of the Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s (or any Affiliate of such Lender) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s (or any Affiliate of such Lender) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by such Lender, the Borrower shall promptly pay to such Lender such Additional Amount or amounts as shall be sufficient to compensate such Lender for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to any Lender pursuant to this sentence and Section 11.3. A certificate of any Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. For purposes of this Section 11.5, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including regulations promulgated with respect thereto) and all requests, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii), pursuant to Basel III, are, in the case of each of clauses (i) and (ii), deemed to have gone into effect and been adopted after the Agreement Date.

ARTICLE 12.

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE BORROWER, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL BE EXCLUSIVE; PROVIDED THAT THE LENDER GROUP, OR ANY OF THEM, RETAINS

THE RIGHT TO BRING PROCEEDINGS AGAINST ANY BORROWER PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH BORROWER PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH BORROWER PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, EACH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 12.2 Consent to Venue. EACH BORROWER PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.3 Waiver of Jury Trial. EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.

ARTICLE 13.

THE ADMINISTRATIVE AGENT

Section 13.1 Appointment and Authorization. Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Loan and its portion of the Commitment irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

Section 13.2 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 13.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loan and its portion of the Commitment until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 13.3 Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

Section 13.4 Documents. The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 13.5 Administrative Agent and Affiliates. With respect to the Commitment and Loan, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its Affiliates, as the case may be, may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor. The Lenders acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.

Section 13.6 Responsibility of the Administrative Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.

Section 13.7 Action by Administrative Agent.

(a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

(b) The Administrative Agent shall not be liable to the Lenders, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 10.12), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 13.8 Notice of Default. In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

Section 13.9 Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

(a) To any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;

(b) To any member of the Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

(c) To any member of the Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

Section 13.10 Indemnification. The Lenders agree to indemnify (to the extent not reimbursed by the Borrower) and hold harmless the Administrative Agent and each of its Affiliates, employees, representatives, officers and directors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Borrower Parties, or any of them, of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitment, the Loan, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loan or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. To the extent required by Applicable Law, the Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or the Administrative Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this Section 13.10. This Section 13.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Borrower Parties under Section 6.18. The provisions of this Section 13.10 shall survive the termination of this Agreement.

Section 13.11 Credit Decision. Each member of the Lender Group represents and warrants to each other member of the Lender Group that:

(a) In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent or any of its Affiliates;

(b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties; and

(c) Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of any of the Administrative Agent or any Affiliates of the Administrative Agent.

Section 13.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the U.S., a State or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 13.13 Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), and the Lenders allowed in any judicial proceedings relative to any Borrower Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 10.2. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, the Term Loan Notes or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 13.14 Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Loan and all interest, fees and expenses hereunder constitute one Funded Debt, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, such Lender shall, promptly upon the Administrative Agent’s request therefore, deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. The Administrative Agent may purchase, in any public or private sale conducted under the provisions of the UCC (including pursuant to sections 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law, all or any portion of the Collateral. Each member of the Lender Group hereby irrevocably authorizes the Administrative Agent to Credit Bid (in an amount and on such terms as the Administrative Agent may determine) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lender Group (but not as agent for any individual Lender or Lenders, unless the Majority Lenders shall otherwise agree in writing). Each Lender hereby agrees that, except with the written consent of the Administrative Agent, it will not exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC or the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.

Section 13.15 Release of Collateral.

(a) Each Lender hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lender Group:

(i) against all of the Collateral, upon final and indefeasible payment in full in cash of the Obligations and termination of the Commitment; or

(ii) against any part of the Collateral sold, transferred or disposed of by the Borrower Parties to Persons that are not Parent or any of its Subsidiaries if such sale, transfer or other disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 10.12, as certified to the Administrative Agent by the Borrower in a certificate of an Authorized Signatory of the Borrower.

(b) Each Lender hereby directs the Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 13.15 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.15

Section 13.16 Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “Lead Arranger”, “Co-Syndication Agents”, or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such if such entity is also a Lender. Without limiting the foregoing, none of the Lenders or other entities so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:	FLUENT ACQUISITION I, INC., as Initial Borrower

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: President

FLUENT, INC., as Target Borrower

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Vice President

FLUENT ACQUISITION II, LLC, as Ultimate Borrower

	By:	IDI, Inc., as Manager

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-CEO

PARENT:	IDI, INC., as Parent

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-CEO

GUARANTORS:	AMERICAN PRIZE CENTER LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

DELIVER TECHNOLOGY LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

FIND DREAM JOBS, LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

FLUENT MEDIA LABS, LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

REWARD ZONE USA LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

REWARDSFLOW LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

SAMPLES & SAVINGS, LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

SEARCH WORKS MEDIA, LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

SEA OF SAVINGS LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

IDI HOLDINGS, LLC, as a Subsidiary Guarantor

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

INTERACTIVE DATA, LLC, as a Subsidiary Guarantor

	By:	IDI Holdings, LLC

	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Manager

ADMINISTRATIVE AGENT
AND LENDERS:	WHITEHORSE FINANCE, INC., as the Administrative Agent

	By:	/s/ Gerhard Lombard
Name: Gerhard Lombard
Title: Chief Financial Officer

WHITEHORSE FINANCE WAREHOUSE, LLC, as a Lender

By: WhiteHorse Finance, Inc., its designated manager

By:	/s/ Gerhard Lombard
	Name:	Gerhard Lombard
	Title:	Chief Financial Officer

WHITEHORSE HOLDINGS II, LLC, as a Lender

By:	H.I.G.-GPII, Inc., its designated manager

By:	/s/ Richard Siegel
	Name:	Richard Siegel
	Title:	Authorized Signatory

H.I.G. WHITEHORSE SMA ABF, INC., as a Lender

By:	/s/ Richard Siegel
	Name:	Richard Siegel
	Title:	Authorized Signatory

Schedule 1.1(a)

Competitors

The following entities or any of their respective affiliates:

AAmva/NMVTIS

Acxiom Corp

Advo

Allant Group

Anchor Computer

CarFax

CarProof, Inc.

CDK Global

Cortera

Cox Automotive, Inc.

DealerTrack

Dominion

Dun and Bradstreet

Epsilon

Experian

Equifax

Facebook

First Data Solutions

Google

Harte-Hanks

IHS, Inc.

InfoGROUP

Innovis

KnowledgeBase Marketing

LexisNexis

Merkle

Red Ventures

The Reynolds Company (Reynolds & Reynolds)

Riskwise

R.L. Polk

Target Base

Thomson Reuters

Trans Union

West Publishing Group

Zeta Interactive

Schedule 1.1(d)

Permitted Liens

1.	All interests of the landlords and sub-landlords of the Borrower Parties under the real property lease agreements to which the Borrower Parties are parties. A true, correct and complete copy of all lease agreements and sublease agreements has been provided to the Agent other than the lease agreement with respect to the premises at 565 Pennsylvania Ave, NW # 814, Washington, D.C. 20001, which has not been executed.

2.	Interest of Medley Global Advisors, LLC as the sublandlord in the premises located at 33 Whitehall Street, 15th Floor, New York, New York 10004 which are subleased by Fluent, Inc.

SCHEDULE 2.1(a)

Commitment Ratios

Lender	Term Loan Commitment	Commitment Ratio
WhiteHorse Finance Warehouse, LLC	$28,000,000	62.22222222%
WHITEHORSE HOLDINGS II, LLC	$10,000,000	22.22222222%
H.I.G. Whitehorse SMA ABF, L.P.	$7,000,000	15.55555555%

Totals	$45,000,000	100.0%

SCHEDULE 2.1(c)

Incremental Term Loan Commitments

Lender	Incremental Term Loan Commitment
WhiteHorse Finance Warehouse, LLC	$15,555,556
WHITEHORSE HOLDINGS II, LLC	$5,555,556
H.I.G. Whitehorse SMA ABF, L.P.	$3,888,888

Totals	$25,000,000

2

Schedule 5.1(c)-1

Subsidiaries

Entity Name	State of Formation	Stockholder/ Member	Ownership	Foreign Qualifications
The following are Subsidiaries immediately prior to the closing of transaction contemplated by the Purchase Agreement:
IDI HOLDINGS, LLC	Delaware	IDI, Inc.	100%	Florida
INTERACTIVE DATA, LLC	Georgia	IDI, Holding, LLC	100%	Florida
FLUENT ACQUISITION I, INC.	Delaware	IDI, Inc.	100%	N/A
FLUENT ACQUISITION II, LLC	Delaware	IDI, Inc.	100%	New York
TIGER MEDIA GLOBAL LIMITED	British Virgin Islands	IDI, Inc.	100%	N/A
SHANGHAI TIGER SHANGDA INVESTMENT CONSULTING CO. LTD.*	PRC	Tiger Media Global Limited	100%	N/A
TIGER MEDIA INVESTMENTS LIMITED	British Virgin Islands	IDI, Inc.	100%	N/A
TIGER MEDIA LIMITED	Hong Kong	Tiger Media Investments Limited	100%	N/A
SHANGHAI TAI TIAN ADVERTISING CO. LTD.*	PRC	Tiger Media Investments Limited	100%	N/A
The following are Subsidiaries immediately after the merger of Fluent Acquisition I, Inc. with and into Fluent, Inc. as contemplated by the Purchase Agreement:
IDI HOLDINGS, LLC	Delaware	IDI, Inc.	100%	Florida
INTERACTIVE DATA, LLC	Georgia	IDI, Holding, LLC	100%	Florida
FLUENT ACQUISITION II, LLC	Delaware	IDI, Inc.	100%	New York
FLUENT, INC.	Delaware	IDI, Inc.	100%	New York
AMERICAN PRIZE CENTER LLC	Delaware	FLUENT, INC.	100%	New York
DELIVER TECHNOLOGY LLC	Delaware	FLUENT, INC.	100%	N/A
FIND DREAM JOBS, LLC	Delaware	FLUENT, INC.	100%	N/A

Entity Name	State of Formation	Stockholder/ Member	Ownership	Foreign Qualifications
FLUENT MEDIA LABS, LLC	Delaware	FLUENT, INC.	100%	N/A
REWARD ZONE USA LLC	Delaware	FLUENT, INC.	100%	N/A
REWARDSFLOW LLC	Delaware	REWARD ZONE USA LLC	100%	N/A
SAMPLES & SAVINGS, LLC	Delaware	FLUENT, INC.	100%	N/A
SEARCH WORKS MEDIA, LLC	Delaware	FLUENT, INC.	100%	New York
SEA OF SAVINGS LLC	Delaware	FLUENT, INC.	100%	N/A
TIGER MEDIA GLOBAL LIMITED	British Virgin Islands	IDI, Inc.	100%	N/A
SHANGHAI TIGER SHANGDA INVESTMENT CONSULTING CO. LTD.	PRC	Tiger Media Global Limited	100%	N/A
TIGER MEDIA INVESTMENTS LIMITED	British Virgin Islands	IDI, Inc.	100%	N/A
TIGER MEDIA LIMITED	Hong Kong	Tiger Media Investments Limited	100%	N/A
SHANGHAI TAI TIAN ADVERTISING CO. LTD.	PRC	Tiger Media Investments Limited	100%	N/A
The following are Subsidiaries immediately after the merger of Fluent, Inc. with and into Fluent Acquisition II, LLC as contemplated by the Purchase Agreement:
IDI HOLDINGS, LLC	Delaware	IDI, Inc.	100%	Florida
INTERACTIVE DATA, LLC	Georgia	IDI, Holding, LLC	100%	Florida
TIGER MEDIA GLOBAL LIMITED	British Virgin Islands	IDI, Inc.	100%	N/A
SHANGHAI TIGER SHANGDA INVESTMENT CONSULTING CO. LTD.	PRC	Tiger Media Global Limited	100%	N/A
TIGER MEDIA INVESTMENTS LIMITED	British Virgin Islands	IDI, Inc.	100%	N/A
TIGER MEDIA LIMITED	Hong Kong	Tiger Media Investments Limited	100%	N/A

Entity Name	State of Formation	Stockholder/ Member	Ownership	Foreign Qualifications
SHANGHAI TAI TIAN ADVERTISING CO. LTD.	PRC	Tiger Media Investments Limited	100%	N/A
FLUENT, LLC	Delaware	IDI, Inc.	100%	New York
AMERICAN PRIZE CENTER LLC	Delaware	FLUENT, LLC	100%	New York
DELIVER TECHNOLOGY LLC	Delaware	FLUENT, LLC	100%	N/A
FIND DREAM JOBS, LLC	Delaware	FLUENT, LLC	100%	N/A
FLUENT MEDIA LABS, LLC	Delaware	FLUENT, LLC	100%	N/A
REWARD ZONE USA LLC	Delaware	FLUENT, LLC	100%	N/A
REWARDSFLOW LLC	Delaware	FLUENT, LLC	100%	N/A
SAMPLES & SAVINGS, LLC	Delaware	FLUENT, LLC	100%	N/A
SEARCH WORKS MEDIA, LLC	Delaware	FLUENT, LLC	100%	New York
SEA OF SAVINGS LLC	Delaware	FLUENT, LLC	100%	N/A

*	In the process of being dissolved.

(iv)	Trade Names:

Borrower Party	Other Names
INTERACTIVE DATA, LLC	INTERACTIVE DATA INTELLIGENCE
IDI, INC.	IDEATION
IDI, INC.	SEARCH MEDIA
IDI, INC.	TIGER MEDIA, INC.
AMERICAN PRIZE CENTER LLC	AMERICAN PRIZE CENTER
DELIVER TECHNOLOGY LLC	DELIVERY TECHNOLOGY
FIND DREAM JOBS, LLC	FIND DREAM JOBS
FLUENT MEDIA LABS, LLC	FLUENT MEDIA LABS
REWARD ZONE USA LLC	REWARDZONEUSA
REWARDSFLOW LLC	REWARDSFLOW
SAMPLES & SAVINGS, LLC	SAMPLES & SAVINGS
SEARCH WORKS MEDIA, LLC	SEARCH WORKS MEDIA
SEA OF SAVINGS LLC	SEA OF SAVINGS

Schedule 5.1(c)-2

Partnerships and Joint Ventures

None

Schedule 5.1(d)

Capital Stock

Entity Name	Equity Holder	Authorized Equity Interests	Percentage Ownership/ Issued and Outstanding Shares
Immediately prior to the closing of transaction contemplated by the Purchase Agreement:
IDI, INC.	See below	See below	See below
IDI HOLDINGS, LLC	IDI, Inc.	N/A	100%
INTERACTIVE DATA, LLC	IDI Holdings, LLC	N/A	100%
FLUENT ACQUISITION I, INC.	IDI, Inc.	1,000	1,000
FLUENT ACQUISITION II, LLC	IDI, Inc.	N/A	100%
FLUENT, INC.	Ryan Schulke Matthew Conlin Sean Cullen Matthew Koncz	15,000,000 shares	7,353,000 shares 4,965,000 shares 750,000 shares 432,000 shares
AMERICAN PRIZE CENTER LLC	Fluent, Inc.	N/A	100%
DELIVER TECHNOLOGY LLC	Fluent, Inc.	N/A	100%
FIND DREAM JOBS, LLC	Fluent, Inc.	N/A	100%
FLUENT MEDIA LABS, LLC	Fluent, Inc.	N/A	100%
REWARD ZONE USA LLC	Fluent, Inc.	N/A	100%
REWARDSFLOW LLC	Reward Zone USA LLC	N/A	100%
SAMPLES & SAVINGS, LLC	Fluent, Inc.	N/A	100%

Entity Name	Equity Holder	Authorized Equity Interests	Percentage Ownership/ Issued and Outstanding Shares
SEARCH WORKS MEDIA, LLC	Fluent, Inc.	N/A	100%
SEA OF SAVINGS LLC	Fluent, Inc.	N/A	100%
TIGER MEDIA GLOBAL LIMITED	IDI, Inc.	N/A	100%
SHANGHAI TIGER SHANGDA INVESTMENT CONSULTING CO. LTD.	Tiger Media Global Limited	N/A	100%
TIGER MEDIA INVESTMENTS LIMITED	IDI, Inc.	N/A	100%
TIGER MEDIA LIMITED	Tiger Media Investments Limited	10,000 shares	100%
SHANGHAI TAI TIAN ADVERTISING CO. LTD.	Tiger Media Investments Limited	N/A	100%
Immediately after the merger of Fluent Acquisition I, Inc. with and into Fluent, Inc. as contemplated by the Purchase Agreement:
FLUENT ACQUISITION II, LLC	IDI, Inc.	N/A	100%
FLUENT, INC.	IDI, Inc.	1,000 shares	1,000 shares
AMERICAN PRIZE CENTER LLC	Fluent, Inc.	N/A	100%
DELIVER TECHNOLOGY LLC	Fluent, Inc.	N/A	100%
FIND DREAM JOBS, LLC	Fluent, Inc.	N/A	100%
FLUENT MEDIA LABS, LLC	Fluent, Inc.	N/A	100%
REWARD ZONE USA LLC	Fluent, Inc.	N/A	100%
REWARDSFLOW LLC	Reward Zone USA LLC	N/A	100%
SAMPLES & SAVINGS, LLC	Fluent, Inc.	N/A	100%
SEARCH WORKS MEDIA, LLC	Fluent, Inc.	N/A	100%

Entity Name	Equity Holder	Authorized Equity Interests	Percentage Ownership/ Issued and Outstanding Shares
SEA OF SAVINGS LLC	Fluent, Inc.	N/A	100%
TIGER MEDIA GLOBAL LIMITED	IDI, Inc.	N/A	100%
SHANGHAI TIGER SHANGDA INVESTMENT CONSULTING CO. LTD.	Tiger Media Global Limited	N/A	100%
TIGER MEDIA INVESTMENTS LIMITED	IDI, Inc.	N/A	100%
TIGER MEDIA LIMITED	Tiger Media Investments Limited	10,000 shares	100%
SHANGHAI TAI TIAN ADVERTISING CO. LTD.	Tiger Media Investments Limited	N/A	100%
IDI HOLDINGS, LLC	IDI, Inc.	N/A	100%
INTERACTIVE DATA, LLC	IDI Holdings, LLC	N/A	100%
Immediately after the merger of Fluent, Inc. with and into Fluent Acquisition II, LLC as contemplated by the Purchase Agreement:
FLUENT, LLC	IDI, Inc.	N/A	100%
AMERICAN PRIZE CENTER LLC	Fluent, LLC	N/A	100%
DELIVER TECHNOLOGY LLC	Fluent, LLC	N/A	100%
FIND DREAM JOBS, LLC	Fluent, LLC	N/A	100%
FLUENT MEDIA LABS, LLC	Fluent, LLC	N/A	100%
REWARD ZONE USA LLC	Fluent, LLC	N/A	100%
REWARDSFLOW LLC	Reward Zone USA LLC	N/A	100%
SAMPLES & SAVINGS, LLC	Fluent, LLC	N/A	100%
SEARCH WORKS MEDIA, LLC	Fluent, LLC	N/A	100%
SEA OF SAVINGS LLC	Fluent, LLC	N/A	100%
TIGER MEDIA GLOBAL LIMITED	IDI, Inc.	N/A	100%
SHANGHAI TIGER SHANGDA INVESTMENT CONSULTING CO. LTD.	Tiger Media Global Limited	N/A	100%
TIGER MEDIA INVESTMENTS LIMITED	IDI, Inc.	N/A	100%
TIGER MEDIA LIMITED	Tiger Media Investments Limited	10,000 shares	100%

Entity Name	Equity Holder	Authorized Equity Interests	Percentage Ownership/ Issued and Outstanding Shares
SHANGHAI TAI TIAN ADVERTISING CO. LTD.	Tiger Media Investments Limited	N/A	100%
IDI HOLDINGS, LLC	IDI, Inc.	N/A	100%
INTERACTIVE DATA, LLC	IDI Holdings, LLC	N/A	100%

Stock or securities convertible into or exchangeable for any shares or units of Equity Interests of any Borrower Party:

IDI, Inc.:

Immediately Prior to the Closing
Share Class		Outstanding	Subject to Vesting	Subject to Earn-out	Total
(1)	Preferred A	3,501,426	—	1,233,151	4,734,577
(1)	Preferred A—Frost	—	—	—	—
(1)	Preferred A—Brauser	1,463,876	—	567,069	2,030,945
	Common Options	—	422,000	—	422,000
(2)	Common RSU’s	—	3,226,500	—	3,226,500
(2)	Common RSU’s—Frost	—	—	—	—
(2)	Common RSU’s—Brauser	—	1,275,000	—	1,275,000
	Common Warrants	—	640,205	—	640,205

	Current Total	20,568,588	5,563,705	2,700,328	28,832,621

Additional Issuance as of the Closing
(4)	Preferred B—Fluent	15,000,000	—	—	15,000,000
(2)	Common RSU’s—Fluent	—	7,000,000	—	7,000,000
(4)	Preferred B—Frost	5,997,000	—	—	5,997,000
(4)	Preferred B—Frost (Deposit)	1,049,500	—	—	1,049,500
(4)	Preferred B—Frost (Bridge)	25,000	—	—	25,000

	Common Warrants—Frost	524,750	—	—	524,750
(4)	Preferred B—Honing (Deposit)	299,850	—	—	299,850
(4)	Preferred B—Honing (Bridge)	5,000	—	—	5,000
	Common Warrants—Honing	149,925	—	—	149,925
(4)	Preferred B—Four Kids (Deposit)	149,900	—	—	149,900
	Common Warrants—Four Kids	74,950	—	—	74,950
(4)	Preferred B—Brauser (Bridge)	20,000	—	—	20,000
(3)	Common RSU’s—Brauser	—	5,000,000	—	5,000,000
(2)	Common RSU’s—Frost	—	3,000,000	—	3,000,000
(2)	Common RSU’s—IDI	—	1,765,000	—	1,765,000
(2)	Common ISO’s—IDI	—	60,000	—	60,000
	Common Warrants—HIG	200,000			200,000

	Projected Total	44,064,463	22,388,705	2,700,328	69,153,496

(1)	All preferred shares are shown on an as-converted to Common basis.
(2)	Subject to vesting periods of 1-4 years.
(3)	Subject to vesting periods of 5 years.
(4)	As converted to Common at a 50:1 ratio.

Note - all previously issued preferred shares, common warrants, options, and RSU’s convert to common shares at a 1:1 ratio.

Note 2 - all figures shown for Brauser represent shares, options, RSU’s, and/or warrants owned by Michael Brauser directly, or by entities for which Michael Brauser directly controls.

Preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests of any Borrower Party or any stock or securities convertible into or exchangeable for any Equity Interests of any Borrower Party: (1) Securities Purchase Agreement dated July 23, 2015 by and between IDI, Inc. and Intracoastal Capital, LLC, and (2) Common Stock Purchase Warrant dated July 23, 2015 issued by IDI, Inc. to Intracoastal Capital, LLC.

(i) No obligations (contingent or otherwise) to repurchase or otherwise acquire or retire any shares or units of its Equity Interests or to register any shares or units of its Equity Interests.

(ii) Agreements restricting the transfer of any shares or units of such Borrower Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrower from making distributions, dividends or other Restricted Payments to the Borrower:

(1) As of the closing of the transactions contemplated by the Purchase Agreement, IDI, Inc., certain of its existing stockholders and the selling stockholders of Fluent, Inc. will enter into a Stockholders’ Agreement a true, accurate and complete copy of which has been provided to the Agent (the “Stockholders’ Agreement”).

(2) As of the closing of the transactions contemplated by the Purchase Agreement, Fluent, Inc. will enter into amendments to certain agreements with the recipients of success fee agreements who elected to receive a portion of the success fee payment in Series B Preferred Stock of IDI, Inc. Such agreements will contain a lock-up provision substantially identical to the lock-up provision in the Stockholders’ Agreement.

(3) Lock-Up Letter Agreement by and between IDI, Inc. and Joseph Gunnar & Co., LLC dated December 7, 2015.

(iii) Stockholders’ agreements: See disclosure in (ii)(1) of this Schedule 5.1(d).

The following success fee agreements are outstanding as of the closing of the transactions contemplated by the Purchase Agreement:

1.	Amended and Restated Consulting Agreement dated June 1, 2013 between Fluent, Inc. and Terry Schulke, as acknowledged April 23, 2015 and as amended July 28, 2015, as amended through the date hereof.

2.	Amended and Restated Consulting Agreement dated June 1, 2013 between Fluent, Inc. and Ken Rice, as amended July 28, 2015, as amended through the date hereof.

3.	Amended and Restated Consulting Agreement dated June 1, 2013 by and among Fluent, Inc., JTS Consulting, LLC, and John Stofko, as amended July 28, 2015, as amended through the date hereof.

4.	Consulting Agreement dated April 23, 2015 between Fluent, Inc. and Ken Hanau, as amended November 11, 2015, as amended through the date hereof.

5.	First Amendment to Consulting Agreement dated December 17, 2014 between Fluent, Inc. and FuturAge LLC, as amended through the date hereof.

6.	Success Fee Letter Agreement dated July 13, 2015 by Fluent, Inc. in favor of Yan Xing (Jack Huang), as amended through the date hereof.

7.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Daniel Barsky, as amended through the date hereof.

8.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Keith DeCoons, as amended through the date hereof.

9.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Mohit Singla, as amended through the date hereof.

10.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Sean Cullen, as amended through the date hereof.

11.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Jonah Lovens, as amended through the date hereof.

12.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Leo Kwan, as amended through the date hereof.

13.	Employment Agreement dated January 16, 2012 between Fluent, Inc. and Ryan Perfit, as amended July 31, 2015, as amended through the date hereof.

14.	The Transaction Fee Payout Letter Agreement dated September 22, 2014 by Fluent, Inc. in favor of Carl Augustin, as amended August 11, 2015, as amended through the date hereof.

15.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Steve Gelber, as amended through the date hereof.

16.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Matthew Koncz, as amended through the date hereof.

17.	Success Fee Letter Agreement dated July 21, 2015 by Fluent, Inc. in favor of Marcus Maffucci, as amended through the date hereof.

Schedule 5.1(h)

Material Contracts

None

Schedule 5.1(i)

Labor and Employment Matters

None

Schedule 5.1(j)

Taxes

None

Schedule 5.1(k)

Financial Statements

(i)(x) See attached

(i)(y) Reference is made to

•	the Annual Report on Form 10-K filed by IDI, Inc. with the Securities and Exchange Commission on April 15, 2015;

•	the Annual Report on Form 20-F filed by Tiger Media, Inc. with the Securities and Exchange Commission on March 31, 2014; and

•	the Annual Report on Form 20-F filed by Tiger Media, Inc. with the Securities and Exchange Commission on April 19, 2013.

(ii)(x) See attached

(ii)(y) See attached

Schedule 5.1(m)

Investments and Guaranties

As disclosed in Schedule 5.1(k)(i)(x) and Schedule 5.1(n), Fluent, Inc. issued a Corporate Guarantee dated June 18, 2013 in favor of Mobile Messenger US, Inc. with respect to obligations of US Digital, LLC.

IDI, Inc. agreed to indemnify its current and former officers named defendants in the proceedings listed in item 2(a) of Schedule

5.1(n).

Schedule 5.1(n)

Liabilities, Litigation

1.	Contingent liabilities:

a.	Indemnification and purchase price adjustment liabilities under the Purchase Agreement;

b.	IDI, Inc. agreed to indemnify its current and former officers named defendants in the proceedings listed in item 2 below.

2.	Litigation, legal or administrative proceedings, investigations or other actions:

a.	TRADS Litigation.

On October 27, 2014, TransUnion Risk and Alternative Data Solutions, Inc. (“TRADS”) filed a Complaint for Declaratory Judgment against IDI, Inc. among other parties, in the U.S. Bankruptcy Court, Southern District of Florida, regarding a dispute over ownership of the certain intellectual property. TRADS has since dropped IDI, Inc. as a party, and added The Best One, Inc. (“TBO”), and Ole Poulsen, IDI, Inc.’s Chief Science Officer. As of the date hereof, this case is ongoing.

On October 23, 2014, TRADS filed a Complaint and Motion for Temporary Injunction, in the Fifteenth Judicial Circuit Court in and for Palm Beach County, Florida, against James Reilly, President and Chief Operating Officer of IDI, Inc., seeking relief for alleged violation of a noncompetition agreement. On February 5, 2015, the court denied TRADS’ motion for a temporary injunction prohibiting Mr. Reilly from continuing employment with TBO. TRADS appealed that order. On December 2, 2015, the Fourth District Court of Appeal reversed the trial court’s order and remanded for further proceedings. As of the date hereof, this case is ongoing.

On November 26, 2014, TRADS filed a Complaint and Motion for Preliminary Injunction, in the United States District Court, Southern District of Florida, against Daniel MacLachlan, former Chief Financial Officer and Treasurer of TBO, seeking relief for alleged violation of a noncompetition agreement. On February 10, 2015, the court granted TRADS’ motion for preliminary injunction against Mr. MacLachlan’s continued employment with TBO. That preliminary ruling was appealed and, on August 27, 2015, the appellate court vacated the injunction and remanded the case to the lower court for reconsideration. On October 29, 2015, the lower court reinstated the injunction through February 10, 2016. In the meantime, Mr. MacLachlan is not an employee of IDI, Inc., and his job responsibilities have been assumed by Aaron Solomon, VP of Finance and Administration. As of the date hereof, this case is ongoing.

On July 28, 2015, TRADS filed a Complaint and Motion for Preliminary Injunction in the United States District Court, Southern District of Florida, against Surya Challa, Vice President of Technology of TBO, seeking relief for an alleged violation of a noncompetition agreement. The hearing on TRADS’ Motion for Preliminary Injunction is set for February 19, 2016. As of the date hereof, this case is ongoing.

b.	US Digital/Mobile Messenger.

US Digital, LLC (“USD”), a former affiliate of the Fluent, Inc. that has since been dissolved, operated a domestic premium text messaging service (“PSMS”) under a full service agreement between another company and Mobile Messenger U.S. Inc. (“Mobile Messenger”) that was assigned to USD as of June 1, 2011. That agreement provided for indemnification by USD of Mobile Messenger for certain claims attributable to the operation of the domestic PSMS service. Fluent, Inc. provided lead generation services to USD. On January 8, 2014, Mobile Messenger sent Fluent, Inc. an “Indemnification Notice” relating to a complaint filed against Mobile Messenger in State of Texas v. Mobile Messenger U.S. Inc. et al.,, No. D-1-GV-13-001256 (Travis County, filed November 6, 2013). USD and Fluent, Inc. are not named parties to that complaint. The docket reflects that there was an agreed permanent injunction entered against Mobile Messenger on February 29, 2015, and an agreed judgment and permanent injunction was entered against other defendants in August 2015. There has been no contact from Mobile Messenger since the initial indemnification notice was provided in January 2014.

USD also entered into a January 14, 2011 Master Services Agreement with Mobile Messenger for PSMS services operated in Canada. On May 13, 2014, Mobile Messenger sent Fluent, Inc. an “Indemnification Notice” relating to a complaint filed in Commissioner of Competition v. Rogers Communications et al., Court File No. 12-55497 (Ontario Sup. Ct. filed Sept. 14, 2012. Mobile Messenger is not a named defendant to that action; neither are USD or Fluent, Inc. Fluent, Inc. provided a copy of a document it found online reflecting that in March 2015, Rogers Communications, Inc., a defendant in the action, entered into a consent agreement requiring the payment of approximately $5.42 million in refunds to its customers, for charges associated with Mobile Messenger North America, Inc. short codes (as well as one other content provider). It is not clear what portion of that agreement, if any, was funded by Mobile Messenger. To date, no claim for indemnification has been made by Mobile Messenger to USD with respect to this consent agreement.

Fluent, Inc. also guaranteed USD’s obligation to indemnify Mobile Messenger under a Corporate Guarantee dated as of June 18, 2013 with respect to claims relating to the business conducted between Mobile Messenger and USD.

c.	Verde Energy.

Fluent, Inc. sells call center leads to Verde Energy (“Verde”) where Fluent, Inc. represents that it has secured “prior express written consent” from the users to be called, as required under the Telephone Consumer Protection Act (“TCPA”). In March of 2015, Verde informed Fluent, Inc. of a class action and other individual lawsuits and claims against Verde by consumers alleging that they had received telemarketing calls from Verde in violation of the TCPA and seeking damages in connection therewith. Fluent, Inc. since substantiated that it obtained consent from the plaintiff in the class action lawsuit and that suit was voluntarily dismissed by the plaintiff.

Verde is currently fighting the individual lawsuits and claims and has explained to Fluent, Inc. that it considers handling these claims and suits as a “cost of doing business.” While Fluent, Inc. obtained consent from all of the claimants and could argue that it owes no duty to defend Verde because it in fact provided properly consented leads to Verde, Fluent, Inc. previously contributed $25,000 to Verde to help defray the cost of settling claims from eight of the initial claimants.

On June 19, 2015 Fluent, Inc. entered into an agreement with Verde regarding the settlement of the earlier claims and the manner in which claims will be handled on a going forward basis. The settlement agreement provides in pertinent part: “Verde has requested and Fluent, Inc. has agreed to provide assistance to Verde in defending itself against such claims but Verde is currently not seeking contribution from Fluent, Inc. for any such claims and the legal expenses of defending same.” Fluent, Inc. continues to support Verde in defending these claims.

Verde has informed Fluent, Inc. that several claimants have accepted $501 Offers in Judgment (i.e. offers to settle for a de minimis amount).

d.	Bohlke.

A class action complaint, Robert Bohlke v ClickSpark, C.D. Cal., Case No. 2:15-CV-3109-MWF-PJW, was filed against ClickSpark, LLC (“ClickSpark”), a call center lead client of Fluent, Inc. Fluent, Inc. is not named in the complaint. On June 19, 2015, ClickSpark sent its written demand for indemnification to Fluent, Inc., and Fluent, Inc. and ClickSpark informally agreed to split the defense costs.

ClickSpark filed its Motion for Summary Judgment, claiming that plaintiff provided express written consent to the contact. After a hearing on the Motion, the plaintiff voluntarily dismissed his individual claims with prejudice and the class claims without prejudice pursuant to a Joint Stipulation of Dismissal dated October 28, 2015.

e.	Michael Adams.

Michael Adams furnished RewardZone USA LLC with a draft complaint on June 17, 2015 alleging deceptive trade practices and violation of the NJ Wiretap Act. The draft complaint is not a class action, although in later correspondence, Adams claims to be “speaking to others” and in the “very early phases of retaining counsel.”

Fluent, Inc. has not heard from the plaintiff since a brief exchange of emails following RewardZone’s receipt of the complaint, and the complaint remains unfiled.

f.	Stephanie Martin.

In May 2015, Stephanie Martin claimed that she had received spam from Fluent, Inc. and was intending to bring a class action against Fluent, Inc. Fluent, Inc. referred the matter to outside counsel who exchanged emails with Ms. Martin through late July when contact ceased.

Schedule 5.1(p)

Intellectual Property

Fluent, Inc.:

Type	Description	Reg./Appl. No./Cl.	Reg Date/Date Filed

Patent	Patent application on invention for serving targeted ads and delivering qualified customer records	14/832,796	Aug. 21, 2015

Trademark	Fluent & design	Appl. No. 86097677, Cl. 35	Oct. 22, 2013

Trademark	Fluent (std. characters)	Appl. No. 86097671, Cl. 35	Oct. 22, 2013

Trademark	iDerby (design plus words)	Ser. No. 77757860 Reg No. 3800943 Cl. 021, 023, 026, 036, & 038	Filed: June 11, 2009 Reg: June 8, 2010

Trademark	MobFlow (design plus words)	Ser. No. 85172908 Reg No. 3981289 Cl. 35	Filed: November 9, 2010 Reg: June, 21, 2011

Domain	Expires	Registered	Owner
AMERICAWINS.VOTE	8/20/2015	8/20/2017	APC
BESTAMERICANSURVEY.COM	9/30/2013	9/30/2015	APC
BESTVACATION-SWEEPSTAKES.COM	10/17/2013	10/17/2015	APC
CELEBSWEEPSTAKES.COM	8/4/2015	8/4/2017	APC
CRUISELINEGIVEAWAY.COM	6/10/2015	6/10/2018	APC
DAILYCASHSWEEPS.COM	4/14/2014	4/14/2016	APC
DAILYCASHSWEEPSTAKES.COM	11/12/2013	11/12/2015	APC
DREAMCARSWEEPS.COM	5/5/2014	5/5/2016	APC
ELECTRONICSPROMOTIONSONLINE.COM	8/6/2014	8/6/2016	APC
ELECTRONICS-SWEEPSTAKES.COM	12/2/2013	12/2/2015	APC
ELECTRONICSURVEYSONLINE.COM	8/6/2014	8/6/2016	APC
ELECTRONICSURVEYSUSA.COM	4/4/2014	4/4/2016	APC
GASCARDSWEEPSTAKES.COM	7/10/2014	7/10/2016	APC
GAS-SWEEPSTAKES.COM	10/17/2013	10/17/2015	APC
GIFTCARDADAY.COM	8/9/2013	8/9/2017	APC

Domain	Expires	Registered	Owner
GROCERIES-SWEEPSTAKES.COM	10/17/2013	10/17/2015	APC
INSTANTPLAYSWEEPSTAKES.COM	8/17/2015	8/17/2017	APC
MOM-SWEEPSTAKES.COM	10/17/2013	10/17/2015	APC
NCASWEEPSTAKESADAY.COM	9/23/2013	9/23/2015	APC
NCBSWEEPSTAKESADAY.COM	9/23/2013	9/23/2015	APC
NCCSWEEPSTAKESADAY.COM	9/23/2013	9/23/2015	APC
NCDWEEPSTAKESADAY.COM	9/23/2013	9/23/2015	APC
PARENTPROMOTIONSONLINE.COM	8/6/2014	8/6/2016	APC
PARENTSURVEYSONLINE.COM	8/6/2014	8/6/2016	APC
PARENTSURVEYSUSA.COM	4/4/2014	4/4/2016	APC
PCAAPCI.COM	11/3/2014	11/3/2016	APC
PROMOCENTERUSA.COM	4/4/2014	4/4/2016	APC
RESTAURANTSURVEYSONLINE.COM	8/6/2014	8/6/2016	APC
RESTAURANTSURVEYSUSA.COM	4/4/2014	4/4/2016	APC
RETAILPROMOTIONSONLINE.COM	8/6/2014	8/6/2016	APC
RETAILSHOPPINGUSA.COM	7/31/2014	7/31/2016	APC
RETAILSURVEYSONLINE.COM	8/6/2014	8/6/2016	APC
RETAILSURVEYSUSA.COM	4/4/2014	4/4/2016	APC
SHOPPING-SWEEPSTAKES.COM	10/17/2013	10/17/2015	APC
SURVEYSANDPROMOTIONSONLINE.COM	8/6/2014	8/6/2016	APC
SWADTRKR.COM	10/7/2013	10/7/2015	APC
SWEEPSTAKECHOICES.COM	7/10/2014	7/10/2016	APC
SWEEPSTAKESADAY.COM	8/2/2013	8/2/2017	APC
SWEEPSTAKESADAYTERMS.COM	9/23/2013	9/23/2015	APC
SWEEPSTAKESAMONTH.COM	10/28/2013	10/28/2015	APC
SWEEPSTAKESFORALL.COM	3/5/2014	3/5/2016	APC
SWEEPSTAKESGROUP.COM	7/10/2014	7/10/2019	APC
SWEEPSTAKESSHOPPING.COM	7/10/2014	7/10/2016	APC
SWEEPSTAKESWINNING.COM	7/10/2014	7/10/2016	APC
SWTKES.COM	11/3/2014	11/3/2016	APC
THEDAILYSWEEPSTAKES.COM	7/7/2014	7/7/2016	APC
THEMONTHLYSWEEPSTAKES.COM	7/8/2014	7/8/2016	APC
THESWEEPSTAKESFORALL.COM	7/14/2015	7/14/2017	APC
TVCASHSWEEPS.COM	12/10/2013	12/10/2015	APC
VOTEANDWINAMERICA.COM	8/10/2015	8/10/2017	APC
VOTEANDWINSWEEPSTAKES.COM	7/14/2015	7/14/2017	APC
82MANAGER.COM	2/16/2017	2/16/2012	Fluent
AAAUTOZONE.COM	11/13/2016	11/13/2014	Fluent
ACTRCK.COM	9/22/2016	9/22/2014	Fluent
ADBLOX.CO	2/25/2016	2/26/2014	Fluent
ADBLOX.US	2/25/2016	2/26/2014	Fluent
AD-FLOW.NET	2/15/2016	2/15/2011	Fluent

Domain	Expires	Registered	Owner
ADSHARELK.COM	11/18/2016	11/18/2014	Fluent
ADSRVEYS.COM	11/18/2016	11/18/2014	Fluent
AFFLUENTCO.COM	5/13/2016	5/13/2011	Fluent
AFFLUENT-NETWORK.COM	11/9/2016	11/9/2008	Fluent
AFFLUENT-NETWORK.NET	11/9/2016	11/9/2008	Fluent
AFFLUENT-NETWORKS.COM	2/25/2016	2/25/2009	Fluent
AFFLUENT-NETWORKS.NET	2/25/2016	2/25/2009	Fluent
AFFLUENTNTWK.COM	4/27/2016	4/27/2011	Fluent
AFFLUENTNTWKS.COM	4/27/2016	4/27/2011	Fluent
AFFNTWKLNK.COM	4/4/2017	4/4/2013	Fluent
AFFORDABLEAUTOINSURANCE101.COM	2/12/2017	2/12/2015	Fluent
AFFTRACKR.COM	1/6/2016	1/6/2012	Fluent
ALLAMERICANOPINIONS.COM	2/9/2017	2/9/2015	Fluent
ALLAMERICANSAVINGS.COM	6/29/2017	6/29/2015	Fluent
AMARKTFLOW.COM	9/11/2016	9/11/2014	Fluent
AMAZINGSCHOLARSHIP.COM	5/1/2016	5/1/2013	Fluent
AMERICANCHEDDAR.COM	12/10/2015	12/10/2013	Fluent
AMERICANCHEESE.US	12/9/2015	12/10/2013	Fluent
AMERICANPRIZECENTER.COM	8/30/2016	8/30/2012	Fluent
AMERICAN-PRIZE-CENTER.COM	8/20/2016	8/20/2012	Fluent
AMERICANSAVINGSCENTER.COM	5/23/2017	5/23/2013	Fluent
AMERICANSURVEYMART.COM	2/9/2017	2/9/2015	Fluent
ANDSURVEYS.COM	2/9/2017	2/9/2015	Fluent
APCTRKR.COM	10/7/2016	10/7/2013	Fluent
APPGIANT.COM	6/11/2016	6/11/2011	Fluent
AUTOINSURANCEOFFERSONLINE.COM	2/12/2017	2/12/2015	Fluent
AUTOMOTIVESEARCHES.COM	11/18/2016	11/18/2014	Fluent
AUTOQUOTESHQ.COM	4/25/2016	4/25/2012	Fluent
AUTOZONESEARCH.COM	11/18/2016	11/18/2014	Fluent
BESTCHEAPLIFEINSURANCE.COM	5/18/2017	5/18/2015	Fluent
BESTDAILYSEARCHES.COM	12/30/2016	12/30/2014	Fluent
BESTHOMEINSURANCESEARCH.COM	5/18/2017	5/18/2015	Fluent
BESTHOMEMONITORINGSYSTEMS.COM	4/7/2016	4/7/2015	Fluent
BESTHYBRIDCAROFFERS.COM	5/18/2017	5/18/2015	Fluent
BESTLIFEINSURANCECOVERAGE.COM	2/12/2017	2/12/2015	Fluent
BESTLOCALANSWERS.COM	2/9/2017	2/9/2015	Fluent
BESTNETSURVEY.COM	2/9/2017	2/9/2015	Fluent
BESTONLINEOPINION.COM	2/9/2017	2/9/2015	Fluent
BESTPRICECARINSURANCEONLINE.COM	2/12/2017	2/12/2015	Fluent
BESTREGIONALANSWERS.COM	2/9/2017	2/9/2015	Fluent
BESTRETIREMENTPLANSONLINE.COM	4/7/2016	4/7/2015	Fluent
BESTTVPACKS.COM	2/12/2017	2/12/2015	Fluent

Domain	Expires	Registered	Owner
BESTUSAPRIZES.COM	9/19/2015	9/19/2012	Fluent
BESTWEBLOOKUP.COM	12/30/2016	12/30/2014	Fluent
BIGQUESTIONSLOCAL.COM	2/9/2017	2/9/2015	Fluent
BOTTRCK.COM	5/28/2016	5/28/2014	Fluent
BUYTOPHOMEINSURANCE.COM	5/18/2017	5/18/2015	Fluent
BUYTOPHOMESECURITY.COM	5/18/2017	5/18/2015	Fluent
BYINVITEONLY.US	1/7/2016	1/8/2014	Fluent
CABLETVOFFERSONLINE.COM	2/12/2017	2/12/2015	Fluent
CAREERPATHSRCHC.COM	11/17/2016	11/17/2014	Fluent
CDN925.COM	9/25/2016	9/25/2014	Fluent
CHEAPCABLESERVICESONLINE.COM	5/18/2017	5/18/2015	Fluent
CHEAPQUOTESFORAUTOINSURANCEONLINE.COM	5/18/2017	5/18/2015	Fluent
CHECKBESTAUTOINSURANCEQUOTES.COM	5/18/2017	5/18/2015	Fluent
CHECKINGACCOUNT102.COM	2/12/2017	2/12/2015	Fluent
CHECKTOPHOMEINSURANCERATES.COM	4/7/2016	4/7/2015	Fluent
CHSSELECT.COM	11/18/2016	11/18/2014	Fluent
CLIPNSAVE.US	9/30/2015	10/1/2013	Fluent
COLLEGEDEGREEHQ.COM	10/6/2016	10/6/2011	Fluent
COLLEGEDEGREEPROGRAMS101.COM	2/12/2017	2/12/2015	Fluent
CONFIRMATIONALERTS.COM	2/28/2016	2/28/2014	Fluent
CONSUMERBELIEFS.COM	2/9/2017	2/9/2015	Fluent
CONSUMEROFFERPORTAL.COM	11/18/2016	11/18/2014	Fluent
CONSUMERSURVEYGIVEAWAYS.COM	3/13/2016	3/13/2014	Fluent
COUPONISLE.COM	2/16/2016	2/16/2012	Fluent
COUPONSOFFERSTODAY.COM	4/7/2016	4/7/2015	Fluent
CRAFTSFLOW.COM	7/15/2017	7/15/2013	Fluent
CREDITCARDMATCH.US	5/13/2016	5/14/2014	Fluent
CREDIT-LABEL.COM	7/7/2016	7/7/2014	Fluent
CREDITPOSTCARD.COM	7/7/2016	7/7/2014	Fluent
CREDIT-POSTCARD.COM	7/7/2016	7/7/2014	Fluent
DAILYCREDITCARDOFFERS.COM	2/12/2017	2/12/2015	Fluent
DAILYSEARCHLISTINGS.COM	11/18/2016	11/18/2014	Fluent
DAILYSRVYS.COM	11/18/2016	11/18/2014	Fluent
DAILYTRENDS.US	9/28/2016	9/29/2014	Fluent
DEALSONHYBRIDCARS.COM	5/18/2017	5/18/2015	Fluent
DELIVERTECHSEARCH.COM	2/24/2016	2/24/2014	Fluent
DIABETICCONTROL101.COM	5/18/2017	5/18/2015	Fluent
DIGITALINNOVATORSERIES.COM	11/14/2016	11/14/2014	Fluent
DIGITALINNOVATORSERIES.NYC	11/16/2016	11/17/2014	Fluent
DIGITALWRECKINGCREW.COM	2/23/2016	2/23/2011	Fluent
DREAMCARGIVEAWAYS.COM	9/11/2016	9/11/2014	Fluent
EASYCABLETVDEALS.COM	2/12/2017	2/12/2015	Fluent

Domain	Expires	Registered	Owner
EDUCATIONAHORA.COM	2/10/2016	2/10/2012	Fluent
EMPLOY-E.NET	9/5/2016	9/5/2007	Fluent
EQUIFAXINCENT.COM	1/23/2016	1/23/2013	Fluent
ESCOGETUUNIVERSIDAD.COM	1/31/2016	1/31/2012	Fluent
EVERYDAYHEALTHFLOW.COM	1/9/2016	1/9/2014	Fluent
EVERYDAYSAVERSCLUB.COM	10/28/2016	10/28/2014	Fluent
F1NTRK.COM	5/28/2016	5/28/2014	Fluent
FINDAGREATCOLLEGE.COM	10/7/2016	10/7/2011	Fluent
FINDAGREATCOLLEGE.NET	10/15/2015	10/15/2013	Fluent
FINDAUTOINSURANCEONLINEQUOTES.COM	5/18/2017	5/18/2015	Fluent
FINDBESTSAMPLESONLINE.COM	5/18/2017	5/18/2015	Fluent
FINDCABLETVOPTIONS.COM	5/18/2017	5/18/2015	Fluent
FINDCLOUDSTORAGE101.COM	5/18/2017	5/18/2015	Fluent
FINDHOMEINSURANCERATES.COM	5/18/2017	5/18/2015	Fluent
FINDLATESTHYBRIDCARS.COM	5/18/2017	5/18/2015	Fluent
FINDMEBIGSAVINGS.COM	9/16/2016	9/16/2014	Fluent
FINDTOPLISTINGS.COM	12/30/2016	12/30/2014	Fluent
FINDTOPRATEDCREDITCARDS.COM	5/18/2017	5/18/2015	Fluent
FINDTOPVACATIONCRUISES.COM	5/18/2017	5/18/2015	Fluent
FINESTLOCALANSWERS.COM	2/9/2017	2/9/2015	Fluent
FINESTOFWEB.COM	2/9/2017	2/9/2015	Fluent
FLOWPREVIEW.COM	9/25/2016	9/25/2014	Fluent
FLSRCH.COM	11/18/2016	11/18/2014	Fluent
FLTADTRX.COM	11/18/2016	11/18/2014	Fluent
FLU23.COM	2/18/2017	2/18/2010	Fluent
FLUENT.CAMP	6/4/2018	6/4/2015	Fluent
FLUENTAGENCY.COM	8/17/2016	8/17/2011	Fluent
FLUENTCO.COM	8/19/2017	8/19/2010	Fluent
FLUENTCO.NET	7/5/2016	7/5/2011	Fluent
FLUENTCO.US	9/8/2016	9/9/2011	Fluent
FLUENTGOLF.COM	6/12/2024	6/12/2013	Fluent
FLUENTINC.CO	3/11/2016	3/12/2012	Fluent
FLUENT-INC.COM	3/26/2016	3/26/2012	Fluent
FLUENTINC.US	8/16/2016	8/17/2011	Fluent
FLUENTINPOLITICS.COM	8/12/2016	8/12/2015	Fluent
FLUENTMEDIASOLUTIONS.COM	4/4/2016	4/4/2007	Fluent
FLUENTMEDIASOLUTIONS.NET	4/4/2016	4/4/2007	Fluent
FLUENTMOBILE.CO	8/16/2016	8/17/2011	Fluent
FLUENTMOBILE.NET	8/17/2016	8/17/2011	Fluent
FLUENTPOLITICALPULSE.COM	8/12/2016	8/12/2015	Fluent
FLUENTPOLITICS.COM	8/12/2016	8/12/2015	Fluent
FMGALLERY.COM	8/6/2016	8/6/2010	Fluent

Domain	Expires	Registered	Owner
FMSTRAX.COM	7/9/2017	7/9/2010	Fluent
FREECREDENCECARDS.COM	7/7/2016	7/7/2014	Fluent
FREECREDITNOTE.COM	7/7/2016	7/7/2014	Fluent
FREECREDITPOSTCARD.COM	7/7/2016	7/7/2014	Fluent
FREEFREECREDITCARDS.COM	7/7/2016	7/7/2014	Fluent
FREEONLINEOPINION.COM	2/9/2017	2/9/2015	Fluent
FREESAMPLEFINDERUSA.COM	9/11/2016	9/11/2014	Fluent
FREEWEBOPINION.COM	2/9/2017	2/9/2015	Fluent
FTBLLTRCK.COM	5/28/2016	5/28/2014	Fluent
GETBESTCREDITCARDOFFERS.COM	2/12/2017	2/12/2015	Fluent
GETCHEAPCREDITCARDSONLINE.COM	5/18/2017	5/18/2015	Fluent
GETCHEAPDIABETESSUPPLIES.COM	5/18/2017	5/18/2015	Fluent
GETCLOUDSTORAGE101.COM	5/18/2017	5/18/2015	Fluent
GETCLOUDSTORAGEOFFERS.COM	5/18/2017	5/18/2015	Fluent
GETDISCOUNTSAMPLES.COM	4/7/2016	4/7/2015	Fluent
GETHOMESECURITYREVIEWS.COM	4/7/2016	4/7/2015	Fluent
GETPROMOSAMPLESONLINE.COM	5/18/2017	5/18/2015	Fluent
GETQUICKLIFEINSURANCE.COM	5/18/2017	5/18/2015	Fluent
GETSAMPLESANDSAVINGS.COM	5/18/2017	5/18/2015	Fluent
GETSAMPLESNOW.COM	9/16/2016	9/16/2014	Fluent
GETTOPHOMEINSURANCEPOLICY.COM	4/7/2016	4/7/2015	Fluent
GETTOPHOMESECURITY.COM	5/18/2017	5/18/2015	Fluent
GETTOPRATEDCREDITCARDS.COM	5/18/2017	5/18/2015	Fluent
GETTOPSAVINGSACCOUNT.COM	2/12/2017	2/12/2015	Fluent
GLUTENFREECREDITCARDSONLINE.COM	7/7/2016	7/7/2014	Fluent
GLUTENOPENCREDITCARDS.COM	7/7/2016	7/7/2014	Fluent
GOBACKTOSCHOOL2015.COM	6/12/2017	6/12/2015	Fluent
GOCREDITCARDDEALS.COM	2/12/2017	2/12/2015	Fluent
GRADUATEDEGREEPREP101.COM	2/12/2017	2/12/2015	Fluent
GREATCREDITCARDCHOICES.COM	6/24/2016	6/24/2014	Fluent
GREATCREDITCARDNOW.COM	6/24/2016	6/24/2014	Fluent
GREATCREDITCARDSELECTION.COM	6/24/2016	6/24/2014	Fluent
GREATCREDITCARDSONLINEDEALS.COM	5/18/2017	5/18/2015	Fluent
GREATHOLIDAYCRUISES.COM	5/18/2017	5/18/2015	Fluent
GREATHOMESECURITYOFFERSONLINE.COM	5/18/2017	5/18/2015	Fluent
GREATUSAOPINIONS.COM	2/9/2017	2/9/2015	Fluent
HDCABLETVOFFERS.COM	2/12/2017	2/12/2015	Fluent
HEALTHANSWERSEARCH.COM	11/18/2016	11/18/2014	Fluent
HEALTHYFLOW.INFO	1/9/2016	1/9/2014	Fluent
HISCORE.CO	3/11/2016	3/12/2012	Fluent
HI-SCORE.CO	3/11/2016	3/12/2012	Fluent
HISCOREUSA.COM	6/25/2016	6/25/2012	Fluent

Domain	Expires	Registered	Owner
HI-SCOREUSA.COM	6/25/2016	6/25/2012	Fluent
HOLIDAYCRUISEDEALSNOW.COM	5/18/2017	5/18/2015	Fluent
HOMEMAKEOVERSWEEPSTAKE.COM	11/11/2016	11/11/2014	Fluent
IDERBYGAME.COM	1/8/2016	1/8/2010	Fluent
INSUREME4CHEAP.COM	2/18/2016	2/18/2010	Fluent
J-O-B-FINDER.COM	4/15/2016	4/15/2010	Fluent
JOBSHEREUSA.COM	10/21/2015	10/21/2010	Fluent
JUICETRCK.COM	5/29/2016	5/29/2014	Fluent
LATESTSUV101.COM	5/18/2017	5/18/2015	Fluent
LATESTSUVDEALSONLINE.COM	5/18/2017	5/18/2015	Fluent
LIFEINSURANCETIPS101.COM	2/12/2017	2/12/2015	Fluent
LIFESAMPLES.COM	5/23/2017	5/23/2013	Fluent
LINK3ZIP.COM	11/18/2016	11/18/2014	Fluent
LOCALANSWERSGROUP.COM	2/9/2017	2/9/2015	Fluent
LOCALANSWERSSHOP.COM	2/9/2017	2/9/2015	Fluent
LOCALJOBSONLINE.BIZ	2/28/2016	3/1/2010	Fluent
LOOKFORAUTOINSURANCEQUOTES.COM	5/18/2017	5/18/2015	Fluent
LOOKHERE4JOBS.COM	2/18/2016	2/18/2010	Fluent
LOOKUPBEST401KPLAN.COM	5/18/2017	5/18/2015	Fluent
LOOKUPCABLETVSERVICES.COM	5/18/2017	5/18/2015	Fluent
LOOKUPHOMESECURITYDEALS.COM	5/18/2017	5/18/2015	Fluent
LOWCABLETVRATES.COM	2/12/2017	2/12/2015	Fluent
LOWCOSTAUTOINSURANCELIST.COM	2/12/2017	2/12/2015	Fluent
LSCRPTFLOW.COM	11/13/2016	11/13/2014	Fluent
LUCKYVISITORTODAY.COM	2/23/2017	2/23/2015	Fluent
LUCKYWINNERTODAY.COM	2/23/2017	2/23/2015	Fluent
MARKTFLOW.COM	8/23/2016	8/23/2010	Fluent
MATTHEWCONLIN.COM	11/3/2016	11/3/2011	Fluent
MBFLW.COM	2/25/2016	2/25/2011	Fluent
MEDIA-UPGRADE.COM	10/31/2015	10/31/2013	Fluent
MEET-YOUR-MATCH.COM	1/31/2016	1/31/2014	Fluent
MIXTAPEREVOLUTION.COM	2/18/2016	2/18/2010	Fluent
MOBFLOW.CO	3/11/2016	3/12/2012	Fluent
MOB-FLOW.COM	2/17/2017	2/17/2011	Fluent
MODERNFAMILYHUB.COM	8/21/2016	8/21/2014	Fluent
MORTGAGEREDUCTIONSERVICES.COM	11/18/2016	11/18/2014	Fluent
MSRCHFLOW.COM	9/17/2016	9/17/2014	Fluent
MYCARDMATCHER.COM	5/14/2016	5/14/2014	Fluent
MYCARDMATCHER.INFO	5/14/2016	5/14/2014	Fluent
MYDEFAULTHOMEPAGE.COM	10/23/2016	10/23/2013	Fluent
MYFREECREDENCECARDS.COM	7/7/2016	7/7/2014	Fluent
MYFREECREDITCARDSONLINE.COM	7/7/2016	7/7/2014	Fluent

Domain	Expires	Registered	Owner
MYJOBSRCH.COM	11/17/2016	11/17/2014	Fluent
MYOPENCREDENCECARDS.COM	7/7/2016	7/7/2014	Fluent
MYOPENCREDITCARDS.COM	7/7/2016	7/7/2014	Fluent
MYOPENLOANCARDS.COM	7/7/2016	7/7/2014	Fluent
MYPERSONALCHECKING.COM	11/18/2016	11/18/2014	Fluent
MYQUICKLOOKUP.COM	12/30/2016	12/30/2014	Fluent
MYSAVINGSBOX.COM	2/15/2016	2/15/2011	Fluent
MYSAVINGSSOURCE.COM	10/24/2016	10/24/2014	Fluent
MYSHOPPERSURVEYGROUP.COM	2/9/2017	2/9/2015	Fluent
MYSURVEYFINDINGS.COM	2/9/2017	2/9/2015	Fluent
NATIONALCASHADVANCEMENT.COM	3/8/2016	3/8/2010	Fluent
NCASAVINGCENTERUSA.COM	10/7/2015	10/7/2013	Fluent
NCCTRKR.COM	10/7/2016	10/7/2013	Fluent
NEWHYBRIDELECTRICVEHICLES.COM	5/18/2017	5/18/2015	Fluent
NEWSUVOFFERSONLINE.COM	5/18/2017	5/18/2015	Fluent
NEWSUVQUOTESONLINE.COM	5/18/2017	5/18/2015	Fluent
NONSTOPSAMPLES.COM	5/18/2017	5/18/2015	Fluent
NURSINGDEGREEPREP101.COM	2/12/2017	2/12/2015	Fluent
NYCDIGITALINNOVATORSERIES.COM	11/14/2016	11/14/2014	Fluent
ONLINECHECKINGACCOUNT101.COM	2/12/2017	2/12/2015	Fluent
ONLINECLOUDSTORAGEOFFERS.COM	5/18/2017	5/18/2015	Fluent
ONLINEQUOTESLIFEINSURANCE.COM	2/12/2017	2/12/2015	Fluent
ONLINESAVINGSACCOUNT101.COM	2/12/2017	2/12/2015	Fluent
ONLINESAVINGSNATION.COM	2/15/2016	2/15/2011	Fluent
ONLINESURVEYFINDINGS.COM	2/9/2017	2/9/2015	Fluent
ONLINESURVEYSWEB.COM	2/9/2017	2/9/2015	Fluent
ONLINETHEOPINION.COM	2/9/2017	2/9/2015	Fluent
ONLINETHESURVEY.COM	2/9/2017	2/9/2015	Fluent
ONMYHEALTH.COM	1/3/2016	1/3/2012	Fluent
OPENLOANCARDS.COM	7/7/2016	7/7/2014	Fluent
OURLOCALLISTINGS.COM	12/30/2016	12/30/2014	Fluent
PARTNER-TRAFFIC.COM	2/28/2016	2/28/2012	Fluent
PERFECTJOBFIT.COM	2/21/2016	2/21/2012	Fluent
PERSONALIZEDLISTINGS.COM	12/30/2016	12/30/2014	Fluent
PERSONALRETIREMENTOPTIONS.COM	5/18/2017	5/18/2015	Fluent
PLACETOCHATONLINE.COM	3/8/2016	3/8/2011	Fluent
PLANAHEADINVESTMENTS.COM	11/18/2016	11/18/2014	Fluent
PLANRETIREMENTSAVINGS101.COM	5/18/2017	5/18/2015	Fluent
PROMOS-N-PRIZES.COM	5/24/2016	5/24/2010	Fluent
PROMOTIONSANDREVIEWS.COM	2/9/2017	2/9/2015	Fluent
PROMOTIONSANDSURVEYS.COM	2/9/2017	2/9/2015	Fluent
PROMOTIONSNREVIEWS.COM	2/9/2017	2/9/2015	Fluent

Domain	Expires	Registered	Owner
PROMOTIONSNSURVEYS.COM	2/9/2017	2/9/2015	Fluent
QUESTIONSLOCAL.COM	2/9/2017	2/9/2015	Fluent
QVSRCHSURVEY.COM	11/13/2016	11/13/2014	Fluent
RATRCK.COM	9/22/2016	9/22/2014	Fluent
REGFLOW.COM	8/23/2016	8/23/2010	Fluent
REGISTRATION-GATEWAY.COM	3/8/2024	3/8/2010	Fluent
RETURNFLOW.CO	1/21/2016	1/22/2014	Fluent
REV-ENGINE.COM	8/31/2016	8/31/2010	Fluent
REWARDFLOWALERT.COM	2/28/2016	2/28/2014	Fluent
REWARDSFLOW.COM	8/23/2016	8/23/2010	Fluent
REWARDSFLOW591.COM	1/22/2016	1/22/2013	Fluent
RGBYTRCK.COM	5/28/2016	5/28/2014	Fluent
RNNURSINGDEGREES.COM	2/12/2017	2/12/2015	Fluent
RYANSCHULKE.COM	11/3/2016	11/3/2011	Fluent
RZUSATERMS.COM	10/21/2016	10/21/2013	Fluent
SAMPLEANDSHOP.COM	4/10/2016	4/10/2014	Fluent
SAMPLESANDSAVINGS.COM	7/25/2016	7/25/2014	Fluent
SAMPLESFLOW.COM	6/19/2017	6/19/2013	Fluent
SAMPLESFLW.COM	11/13/2016	11/13/2014	Fluent
SANDSCP.COM	11/3/2016	11/3/2014	Fluent
SASTRCK.COM	9/22/2016	9/22/2014	Fluent
SAVINGSACCOUNTDEALS.COM	2/12/2017	2/12/2015	Fluent
SAVINGSAFICIONADO.COM	2/15/2016	2/15/2011	Fluent
SAVINGSCRIB.COM	1/31/2016	1/31/2014	Fluent
SAVINGSENTHUSIAST.COM	2/15/2016	2/15/2011	Fluent
SAVINGS-FLOW.COM	6/19/2017	6/19/2013	Fluent
SAVINGS-MANIA.NET	2/15/2016	2/15/2011	Fluent
SCUTRKR.COM	10/7/2016	10/7/2013	Fluent
SEARCH4DIABETES.COM	5/18/2017	5/18/2015	Fluent
SEARCHANDANSWERS.COM	12/30/2016	12/30/2014	Fluent
SEARCHLIFEINSURANCERATES.COM	5/18/2017	5/18/2015	Fluent
SEARCHSELECT1.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT10.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT11.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT12.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT13.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT14.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT15.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT16.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT17.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT18.COM	10/23/2019	10/23/2014	Fluent
SEARCHSELECT19.COM	10/23/2016	10/23/2014	Fluent

Domain	Expires	Registered	Owner
SEARCHSELECT2.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT20.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT3.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT4.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT5.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT6.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT7.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT8.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECT9.COM	10/23/2016	10/23/2014	Fluent
SEARCHSELECTFLOW.COM	6/24/2016	6/24/2014	Fluent
SEARCHSELECTSAMPLE.COM	7/11/2016	7/11/2014	Fluent
SEARCHTOPHOMEINSURANCE.COM	5/18/2017	5/18/2015	Fluent
SEARCHWORKSMEDIA.CO	7/15/2016	7/16/2014	Fluent
SHOPANDSAVE22.COM	11/18/2016	11/18/2014	Fluent
SHOPPERINTERNETSURVEY.COM	2/9/2017	2/9/2015	Fluent
SHOWMESURVEYS.COM	2/9/2017	2/9/2015	Fluent
SIMPLESAVINGSJOURNAL.COM	10/22/2016	10/22/2014	Fluent
SJGTRAX.COM	5/5/2016	5/5/2014	Fluent
SQSBESTOFFER.COM	8/12/2016	8/12/2014	Fluent
SRCHFLOW.COM	7/24/2016	7/24/2014	Fluent
SRCHSELECTFLOW.COM	10/14/2016	10/14/2014	Fluent
SRCHSURVEY.COM	11/18/2016	11/18/2014	Fluent
SRVRA1.COM	9/25/2016	9/25/2014	Fluent
STARTRETIREMENTPLANNING101.COM	5/18/2017	5/18/2015	Fluent
STKSTRCK.COM	9/22/2016	9/22/2014	Fluent
STREAMMUSICNOW.COM	2/16/2016	2/16/2011	Fluent
SUBSCRIBERALERT.COM	2/28/2016	2/28/2014	Fluent
SUBSCRIBERCONFIRMATION.COM	2/28/2016	2/28/2014	Fluent
SUPERCREDITCARDCHOICE.COM	6/24/2016	6/24/2014	Fluent
SUPERCREDITCARDSELECTION.COM	6/24/2016	6/24/2014	Fluent
SUPERCREDITCARDTODAY.COM	6/24/2016	6/24/2014	Fluent
SURVEYREALRESULTS.COM	2/9/2017	2/9/2015	Fluent
SURVEYSAYSUSA.COM	2/18/2016	2/18/2010	Fluent
SURVEYSBESTONLINE.COM	2/9/2017	2/9/2015	Fluent
SURVEYSEARCHNET.COM	11/18/2016	11/18/2014	Fluent
SURVEYSITESONLINE.COM	2/9/2017	2/9/2015	Fluent
SURVEYSONLINEGROUP.COM	2/9/2017	2/9/2015	Fluent
SURVEYSONLINESHOP.COM	2/9/2017	2/9/2015	Fluent
SURVEYTOPSITES.COM	2/9/2017	2/9/2015	Fluent
SWEEPSFLOW.COM	7/17/2017	7/17/2013	Fluent
TAKESURVEYSWEB.COM	2/9/2017	2/9/2015	Fluent
TERMLIFEINSURANCE102.COM	2/12/2017	2/12/2015	Fluent

Domain	Expires	Registered	Owner
TEXT4LIFE.COM	2/23/2016	2/23/2011	Fluent
THAJOINT.COM	2/18/2016	2/18/2010	Fluent
THEBESTLOCALANSWERS.COM	2/9/2017	2/9/2015	Fluent
THEBOOMERPOLL.COM	1/3/2016	1/3/2012	Fluent
THECAREERS4ME.COM	2/18/2016	2/18/2010	Fluent
THECONSUMERANSWERS.COM	2/9/2017	2/9/2015	Fluent
THECONSUMERGATEWAY.COM	2/18/2016	2/18/2010	Fluent
THECONSUMERMARKETPLACE.COM	2/18/2016	2/18/2010	Fluent
THECONSUMEROPINIONS.COM	2/9/2017	2/9/2015	Fluent
THEDEALEEL.COM	9/20/2016	9/20/2010	Fluent
THEGREATCREDITCARDTODAY.COM	6/24/2016	6/24/2014	Fluent
THELOCALANSWERS.COM	2/9/2017	2/9/2015	Fluent
THEONLINELEARNER.COM	3/6/2016	3/6/2007	Fluent
THE-PATH-GATEWAY.COM	3/8/2016	3/8/2010	Fluent
THESHOPPERSURVEYGROUP.COM	2/9/2017	2/9/2015	Fluent
THESHOPPERSURVEYONLINE.COM	2/9/2017	2/9/2015	Fluent
THESHOPPERSURVEYSHOP.COM	2/9/2017	2/9/2015	Fluent
THESUPERCREDITCARDSELECTION.COM	6/24/2016	6/24/2014	Fluent
THESURVEYFINDINGS.COM	2/9/2017	2/9/2015	Fluent
THESURVEYGOALS.COM	2/9/2017	2/9/2015	Fluent
THESURVEYSITESGROUP.COM	2/9/2017	2/9/2015	Fluent
THESURVEYSITESONLINE.COM	2/9/2017	2/9/2015	Fluent
THEUSEROPINIONS.COM	2/9/2017	2/9/2015	Fluent
TLCTRCK.COM	5/28/2016	5/28/2014	Fluent
TOP10CHECKINGACCOUNTS.COM	2/12/2017	2/12/2015	Fluent
TOP10COLLEGECOURSESONLINE.COM	2/12/2017	2/12/2015	Fluent
TOP10DEGREESONLINE.COM	2/12/2017	2/12/2015	Fluent
TOPCABLETVCOMPANIES.COM	2/12/2017	2/12/2015	Fluent
TOPCHEAPCRUISES.COM	5/18/2017	5/18/2015	Fluent
TOPCONSUMERANSWERS.COM	2/9/2017	2/9/2015	Fluent
TOPCREDITCARDOFFERS101.COM	2/12/2017	2/12/2015	Fluent
TOPCREDITCARDSWEB.COM	2/12/2017	2/12/2015	Fluent
TOPDEGREECOLLEGESONLINE.COM	2/12/2017	2/12/2015	Fluent
TOPLIFEINSURANCEPLANS101.COM	5/18/2017	5/18/2015	Fluent
TOPLOWCOSTAUTOINSURANCE.COM	2/12/2017	2/12/2015	Fluent
TOPOFFERSCABLETV.COM	5/18/2017	5/18/2015	Fluent
TOPONLINEBANKINGACCOUNTS.COM	2/12/2017	2/12/2015	Fluent
TOPONLINEUNIVERSITYDEGREE.COM	2/12/2017	2/12/2015	Fluent
TOPRETIREMENTQUOTES.COM	4/7/2016	4/7/2015	Fluent
TOPTENCREDITCARDSONLINE.COM	2/12/2017	2/12/2015	Fluent
TOPTERMLIFEINSURANCEQUOTES.COM	2/12/2017	2/12/2015	Fluent
TOPWEBANSWERS.COM	12/30/2016	12/30/2014	Fluent

Domain	Expires	Registered	Owner
TURBOCREDITCARDCHOICE.COM	6/24/2016	6/24/2014	Fluent
TYPE2DIABETICSRELIEF.COM	5/18/2017	5/18/2015	Fluent
UNSUBZONE.COM	3/3/2016	3/3/2014	Fluent
USAFINANCIALRESOURCE.COM	6/16/2016	6/16/2014	Fluent
USCREDIT-ADVISOR.COM	8/27/2017	8/27/2013	Fluent
USDGTL.COM	7/21/2016	7/21/2008	Fluent
US-FINANCIAL-RESOURCE.COM	8/12/2016	8/12/2013	Fluent
US-HEALTH-RESOURCE.COM	5/30/2016	5/30/2014	Fluent
VEHICLEINSURANCEQUOTESLIST.COM	2/12/2017	2/12/2015	Fluent
WEBANSWERCENTER.COM	12/30/2016	12/30/2014	Fluent
WEBSIDEINTERACTIVE.COM	2/16/2016	2/16/2012	Fluent
WELCOMEALERTS.COM	2/28/2016	2/28/2014	Fluent
WELLNESSPOLL.COM	1/3/2016	1/3/2012	Fluent
WHOOPEECUSHIONAPP.COM	1/12/2016	1/12/2012	Fluent
WINBAHAMACRUISES.COM	7/8/2016	7/8/2014	Fluent
WINNINGCRUISELINES.COM	7/7/2016	7/7/2014	Fluent
WINNINGCRUISES.COM	8/1/2016	8/1/2012	Fluent
WOMANPERKS.COM	6/6/2017	6/6/2011	Fluent
WOMANSPERKS.COM	6/6/2017	6/6/2011	Fluent
X56D2S.COM	11/18/2016	11/18/2014	Fluent
YOURACCOUNTCOMPLETION.COM	3/8/2016	3/8/2011	Fluent
YOUREBOOKS4FREE.COM	5/10/2016	5/10/2012	Fluent
YOURLOCALANSWERSONLINE.COM	2/9/2017	2/9/2015	Fluent
ZAPD2S.COM	11/18/2016	11/18/2014	Fluent
2015PRIZEFEED.COM	4/14/2016	4/14/2015	RZUSA
2015PRIZESELECTION.COM	4/14/2016	4/14/2015	RZUSA
BOBOTTRACKER.COM	10/23/2016	10/23/2014	RZUSA
BRANDSAVERSCLUB.COM	10/7/2016	10/7/2014	RZUSA
CONSUMERSRVYCNTER.COM	6/22/2017	6/22/2015	RZUSA
CONSUMERSURVEYGROUP.INFO	4/8/2016	4/8/2014	RZUSA
DAILYLISTINGSSEARCH.COM	1/9/2017	1/9/2015	RZUSA
DAILYLOCALSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
DAILYSEARCHNOW.COM	1/9/2017	1/9/2015	RZUSA
DAILYSURVEYNOW.COM	1/9/2017	1/9/2015	RZUSA
DAILYWEBSEARCHES.COM	1/9/2017	1/9/2015	RZUSA
DELIVER-TECHNOLOGY.COM	2/17/2016	2/17/2014	RZUSA
DIABETESHELPCENTERUSAC.COM	11/20/2016	11/20/2014	RZUSA
ELECTRONICPROMOTION.COM	5/5/2017	5/5/2015	RZUSA
ELECTRONICSPROMOTIONSUSA.COM	4/4/2016	4/4/2014	RZUSA
FINDDREAMJOBS.COM	3/9/2016	3/9/2015	RZUSA
FINDDREAMSCHOOLS.COM	5/8/2017	5/8/2015	RZUSA
FINDMEFREESAMPLES.COM	3/11/2017	3/11/2015	RZUSA

Domain	Expires	Registered	Owner
FLUENTRCK.COM	3/6/2017	3/6/2015	RZUSA
FREESAMPLEFINDERUSA.CO	3/1/2017	3/2/2015	RZUSA
JOBBOARDRESOURCE.COM	3/9/2016	3/9/2015	RZUSA
JOBSANDCAREERSTODAY.COM	3/9/2016	3/9/2015	RZUSA
LIVELOCALSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
LIVESEARCHLISTINGS.COM	1/9/2017	1/9/2015	RZUSA
LOCALDAILYSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
LOCALLISTINGSSEARCH.COM	1/9/2017	1/9/2015	RZUSA
LOCALONLINESURVEYS.COM	1/9/2017	1/9/2015	RZUSA
LOCAL-SURVEY.COM	1/9/2017	1/9/2015	RZUSA
MYDREAMHOMEMAKEOVER.COM	11/4/2016	11/4/2014	RZUSA
MYLOCALSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
MYSEARCHLISTINGS.COM	1/9/2017	1/9/2015	RZUSA
NATIONALCONSUMERCENTER.COM	5/23/2017	5/23/2013	RZUSA
NATIONALCONSUMEROPINIONS.COM	2/12/2016	2/12/2014	RZUSA
NATIONALCONSUMEROPINIONS.INFO	2/12/2016	2/12/2014	RZUSA
NATIONALCONSUMEROPINIONS.NET	2/12/2016	2/12/2014	RZUSA
NATIONALCONSUMEROPINIONS.US	2/11/2016	2/12/2014	RZUSA
ONLINEPROMOTIONSANDSURVEYZ.COM	4/7/2017	4/7/2015	RZUSA
ONLINESURVEYLIVE.COM	1/9/2017	1/9/2015	RZUSA
ONLINESURVEYSDAILY.COM	1/9/2017	1/9/2015	RZUSA
ONLINESURVEYSEVERYDAY.COM	1/9/2017	1/9/2015	RZUSA
OURDAILYSWEEPSTAKES.COM	5/5/2017	5/5/2015	RZUSA
PAIDSURVEYSDAILY.COM	1/9/2017	1/9/2015	RZUSA
PARENTPROMOTIONSUSA.COM	4/4/2016	4/4/2014	RZUSA
PRESSPIER.COM	7/24/2016	7/24/2015	RZUSA
PROMOTIONALSURVEYS.COM	7/31/2016	7/31/2014	RZUSA
REGIONALSEARCHLISTINGS.COM	1/9/2017	1/9/2015	RZUSA
REGIONALSURVEY.COM	1/9/2017	1/9/2015	RZUSA
RESTAURANTPROMOTIONSUSA.COM	4/4/2016	4/4/2014	RZUSA
RETAILPROMOTIONONLINE.COM	5/5/2017	5/5/2015	RZUSA
RETAILPROMOTIONSFORYOU.COM	12/12/2016	12/12/2014	RZUSA
RETAILPROMOTIONSUSA.COM	4/4/2016	4/4/2014	RZUSA
REWARDS2015.COM	3/6/2017	3/6/2015	RZUSA
REWARDSZONEUSA.COM	5/18/2017	5/18/2011	RZUSA
REWARDZONEUSA.COM	2/18/2016	2/18/2010	RZUSA
SAVINGCENTERUSA.COM	6/5/2017	6/5/2012	RZUSA
SEARCHESANDSURVEY.COM	1/9/2017	1/9/2015	RZUSA
SEARCHESANDSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
SEARCH-LISTING.COM	1/9/2017	1/9/2015	RZUSA
SEARCHLISTINGS24.COM	1/9/2017	1/9/2015	RZUSA
SEARCHLISTINGSWEB.COM	1/9/2017	1/9/2015	RZUSA

Domain	Expires	Registered	Owner
SEARCHONLINESURVEY.COM	1/9/2017	1/9/2015	RZUSA
SEARCHSELECT.INFO	1/22/2017	1/22/2015	RZUSA
SEARCHWORKSMEDIA.COM	3/9/2017	3/9/2015	RZUSA
SPNCCRZONE.COM	11/3/2016	11/3/2014	RZUSA
STARTACAREERTODAY.COM	3/9/2016	3/9/2015	RZUSA
SUPERADS123.COM	10/23/2016	10/23/2014	RZUSA
SURVEYANDPROMOTION.COM	5/5/2017	5/5/2015	RZUSA
SURVEYANDPROMOTIONS.COM	6/1/2017	6/1/2015	RZUSA
SURVEYANDSEARCH.COM	1/9/2017	1/9/2015	RZUSA
SURVEYANDSEARCHES.COM	1/9/2017	1/9/2015	RZUSA
SURVEYSANDPROMOS.COM	6/25/2016	6/25/2014	RZUSA
SURVEYSANDPROMOTIONS.COM	4/4/2016	4/4/2014	RZUSA
SURVEYSANDPROMOTIONSZ.COM	6/25/2016	6/25/2014	RZUSA
SURVEYSANDPROMOTIONZ.COM	6/25/2016	6/25/2014	RZUSA
SURVEYSANDSEARCHLISTINGS.COM	1/9/2017	1/9/2015	RZUSA
SURVEYS-DAILY.COM	1/9/2017	1/9/2015	RZUSA
THEDAILYSEARCHLISTINGS.COM	1/9/2017	1/9/2015	RZUSA
THEDAILYSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
THEEVERYDAYSURVEY.COM	1/9/2017	1/9/2015	RZUSA
THELOCALSURVEY.COM	1/9/2017	1/9/2015	RZUSA
WEBSEARCHESANDSURVEYS.COM	1/9/2017	1/9/2015	RZUSA
YOURLIVESURVEYS.COM	1/9/2017	1/9/2015	RZUSA

Domain Name	Reg. Date	Exp. Date	Owner
IDIBASIC.COM	1/20/2015	1/20/2016	IDI HOLDINGS, LLC
IDIBASIC.NET	1/20/2015	1/20/2016	IDI HOLDINGS, LLC
IDIBASIC.ORG	1/20/2015	1/20/2016	IDI HOLDINGS, LLC
IDICORE.COM	11/12/2014	11/12/2016	IDI HOLDINGS, LLC
IDICORE.NET	11/12/2014	11/12/2016	IDI HOLDINGS, LLC
IDICORE.ORG	11/12/2014	11/12/2016	IDI HOLDINGS, LLC
IDICOREFUSION.COM	12/29/2014	12/29/2015	IDI HOLDINGS, LLC
IDICOREFUSION.NET	12/29/2014	12/29/2015	IDI HOLDINGS, LLC
IDICOREFUSION.ORG	12/29/2014	12/29/2015	IDI HOLDINGS, LLC
IDICOREFUSIONX.COM	12/29/2014	12/29/2015	IDI HOLDINGS, LLC
IDICOREFUSIONX.NET	12/29/2014	12/29/2015	IDI HOLDINGS, LLC
IDICOREFUSIONX.ORG	12/29/2014	12/29/2015	IDI HOLDINGS, LLC
IDICOREX.COM	12/28/2014	12/28/2015	IDI HOLDINGS, LLC
IDICOREX.NET	12/28/2014	12/28/2015	IDI HOLDINGS, LLC
IDICOREX.ORG	12/28/2014	12/28/2015	IDI HOLDINGS, LLC
IDICREDIT.COM	10/23/2014	10/23/2015	IDI HOLDINGS, LLC
IDICREDIT.NET	10/23/2014	10/23/2016	IDI HOLDINGS, LLC

Domain Name	Reg. Date	Exp. Date	Owner
IDICREDIT.ORG	10/23/2014	10/23/2016	IDI HOLDINGS, LLC
IDIDATA.COM	9/29/2014	9/29/2016	IDI HOLDINGS, LLC
IDIDATA.NET	10/9/2014	10/9/2016	IDI HOLDINGS, LLC
IDIDATA.ORG	10/9/2014	10/9/2016	IDI HOLDINGS, LLC
IDIPRESCIENT.COM	11/12/2014	11/12/2016	IDI HOLDINGS, LLC
IDIPRESCIENT.NET	11/12/2014	11/12/2016	IDI HOLDINGS, LLC
IDIPRESCIENT.ORG	11/12/2014	11/12/2016	IDI HOLDINGS, LLC
IDISKIP.COM	12/17/2014	12/17/2015	IDI HOLDINGS, LLC
IDISKIP.NET	12/17/2014	12/17/2015	IDI HOLDINGS, LLC
IDISKIP.ORG	12/17/2014	12/17/2015	IDI HOLDINGS, LLC
IDITRUST.COM	12/17/2014	12/17/2015	IDI HOLDINGS, LLC
IDITRUST.NET	12/17/2014	12/17/2015	IDI HOLDINGS, LLC
IDITRUST.ORG	12/17/2014	12/17/2015	IDI HOLDINGS, LLC
IDIVERIFIED.COM	2/4/2015	2/4/2016	IDI HOLDINGS, LLC
IDIVERIFIED.NET	2/4/2015	2/4/2016	IDI HOLDINGS, LLC
IDIVERIFIED.ORG	2/4/2015	2/4/2016	IDI HOLDINGS, LLC
INTERACTIVEDATAINTELLIGENCE.COM	10/9/2014	10/9/2016	IDI HOLDINGS, LLC
INTERACTIVEDATAINTELLIGENCE.NET	10/9/2014	10/9/2016	IDI HOLDINGS, LLC
INTERACTIVEDATAINTELLIGENCE.ORG	10/9/2014	10/9/2016	IDI HOLDINGS, LLC
directorynet.com	9/14/1995	9/13/2016	IDI HOLDINGS, LLC
idinfo.co	3/6/2012	3/5/2016	John Schaeffer
id-info.co	3/6/2012	3/5/2016	John Schaeffer
id-info.com	12/3/2002	12/3/2018	IDI HOLDINGS, LLC
idinfo.info	10/22/2001	10/22/2018	IDI HOLDINGS, LLC
id-info.info	12/7/2012	12/7/2018	IDI HOLDINGS, LLC
id-info.us	7/31/2013	7/30/2016	John Schaeffer
skiptrace.biz	6/3/2010	6/2/2016	John Schaeffer
skiptrace.it	6/3/2010	6/2/2016	John Schaeffer
wefindem.com	2/7/2005	2/7/2016	IDI HOLDINGS, LLC

Schedule 5.1(v)

Insurance

IDI, Inc.:

Carrier	Coverage	Policy Number	Limit	Deductible	Policy Period
XL	D&O	ELU138306-15	$3M	$250k	3/21/2015	3/21/2016
AWAC	D&O	0309-4976	$3M x $3M	Follows Primary	3/21/2015	3/21/2016
Catlin	D&O	XSP-751509-0315	$4M x $6M	Follows Primary	3/21/2015	3/21/2016
AIG	D&O Side A	06-520-74-98	$5M x $10M	0	3/21/2015	3/21/2016
Sentinel Ins Co Ltd	Commercial General Liability	20SBANU0310	$1M; $2M	$50k	12/18/2014	12/18/2015
Sentinel Ins Co Ltd	Automobile Liability	20SBANU0310	$1M	$0	12/18/2014	12/18/2015
Sentinel Ins Co Ltd	Umbrella Liability	20SBANU0310	$5M	$0	12/18/2014	12/18/2015
Rated by Multiple Companies	Workers Compensation	20WECAJ6544	$1M	$0	12/18/2014	12/18/2015
Westchester Fire Ins. Co.	E&O / Cyber Liability	G27156368 002	$5M	$10k	12/18/2014	12/18/2015

Fluent Group Members– see attached

Schedule 5.1(w)

Broker’s Fees

Credo 180, LLC will receive a 1.5% fee in the event IDI, Inc. enters into a debt financing arrangement with H.I.G. Whitehorse Management, LLC

Schedule 5.1(x)-1

Leased Real Property

IDI, Inc.:

	Location	Agreement Title	Parties	Date

1.	3057 Peachtree Industrial Boulevard, Suites 100 and 110 Duluth, Georgia 30097	Office Lease Agreement	Robert E. Bentz, LLC (lessor) and Interactive Data, LLC (lessee)	January 18, 2012

2.	2650 North Military Trail Boca Raton, FL 33431	Office Lease	Fountain Square Owner, LLC (landlord) and The Best One, Inc. (tenant)	December 3, 2014

3.	101 Yesler Way Suite 207 Seattle, WA 98104	Agreement of Lease	TR Olympic Block Corp. (Landlord) and The Best One, Inc. (tenant)	December 30, 2014

4.	521 Stadium Place S., Apt S2606 Seattle, WA	Washington State Apartment Lease/Rental Agreement and Security Deposit Receipt	The Wave (owner) and Interactive Data, LLC (tenant)	November 24, 2014

Fluent Group Members:

	Location	Agreement Title	Parties	Date

5.	33 Whitehall Street, 15th Fl. New York, NY 10004	Sublease	Medley Global Advisors, LLC (Landlord) and Fluent, Inc. (Tenant)	September 1, 2013

6.	128 Court Dr., 3rd Fl. White Plains, NY 10601	Office Lease	Nancy McClatchie (Landlord) Reward Zone USA, LLC (Tenant)	December 1, 2015

7.	565 Pennsylvania Ave, NW #814 Washington, DC 20001	Fluent, Inc. recently agreed to lease an apartment in Washington DC but no lease agreement has been fully signed to date.	Newseum Residency (Landlord) and Fluent, Inc. (Tenant)

Schedule 5.1(x)-2

Owned Real Property

None

Schedule 5.1(x)-3

Rights of First Refusal for Real Property

None

Schedule 5.1(y)

Environmental Matters

None

Schedule 5.1(aa)

Name Changes; Trade Names

1.	On December 14, 2012, SearchMedia Holdings changed its name to Tiger Media, Inc., a Cayman Islands exempted company.

2.	On March 20, 2015, as a result of a merger, The Best One, Inc. became TBO Acquisition, LLC.

3.	On March 20, 2015, TBO Acquisition, LLC changed its name to Interactive Data Intelligence, LLC.

4.	On April 8, 2015, Interactive Data Intelligence, LLC changed its name to IDI Holdings, LLC.

5.	On April 30, 2015, Tiger Media, Inc. changed its name to IDI, Inc.

6.	Trade names:

INTERACTIVE DATA, LLC	INTERACTIVE DATA INTELLIGENCE
IDI, INC.	IDEATION
IDI, INC.	SEARCH MEDIA
IDI, INC.	TIGER MEDIA, INC.
AMERICAN PRIZE CENTER LLC	AMERICAN PRIZE CENTER
AMERICAN PRIZE CENTER LLC	SWEEPSTAKES ENTRY CENTER
DELIVER TECHNOLOGY LLC	DELIVERY TECHNOLOGY
FIND DREAM JOBS, LLC	FIND DREAM JOBS
FLUENT MEDIA LABS, LLC	FLUENT MEDIA LABS
REWARD ZONE USA LLC	REWARDZONEUSA
REWARDSFLOW LLC	REWARDSFLOW

Schedule 6.11

Collateral Locations

See the locations listed on Schedule 5.1(x)-1

Schedule 6.15

Bank Accounts of the Borrower Parties

Borrower Party	Name and Address of Depository Bank	Account Number	Account Type

IDI, INC.	Wells Fargo Bank, N.A. 420 Montgomery Street, San Francisco, CA 94104	*	Checking

IDI, INC.	Wells Fargo Bank, N.A. 608 Second Avenue South 10th Floor MAC N9303-102 Minneapolis, MN 55402	*	MMMF

IDI HOLDINGS, LLC	Wells Fargo Bank, N.A. 420 Montgomery Street, San Francisco, CA 94104	*	Checking

INTERACTIVE DATA, LLC	Wells Fargo Bank, N.A. 420 Montgomery Street, San Francisco, CA 94104	*	Checking

INTERACTIVE DATA, LLC	Wells Fargo Bank, N.A. 420 Montgomery Street, San Francisco, CA 94104	*	Checking

FLUENT, INC.	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

FLUENT, INC.	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

FLUENT, INC.	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

FLUENT, INC.	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

SEA OF SAVINGS LLC	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

*	Account Number Omitted

Borrower Party	Name and Address of Depository Bank	Account Number	Account Type

SEARCH WORKS MEDIA LLC	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

REWARD ZONE USA LLC	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

DELIVER TECHNOLOGY LLC	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

AMERICAN PRIZE CENTER LLC	Bank of America, N.A. 1680 Broadway New York, NY 10019	*	Checking

*	Account Number Omitted

Schedule 8.1

Funded Debt

1.	Irrevocable Standby Letter of Credit dated February 23, 2015 in the amount of $300,000 issued by Wells Fargo to Fountain Square Owner, LLC

2.	All bonds posted on behalf of Fluent, Inc. or any of its subsidiaries in the ordinary course as of the date hereof as required by applicable state law in connection with sweepstakes operated by Fluent, Inc. or any of its subsidiaries:

a.	Bond in the amount of $150,000 issued by SCA Insurance Specialists, effective November 1, 2015

b.	Bond in the amount of $5,000 issued by SCA expiring on December 31, 2015

c.	Bond in the amount of $12,000 issued by SCA.

Schedule 8.5

Investments

Each Borrower Party has an Investment in its respective Subsidiaries, as set forth on Schedule 5.1(d).

Schedule 8.6

Existing Affiliate Transactions

•	Bridge Loan Financing Fee Letter dated December 8, 2015 by and between IDI, Inc. and GRQ Consultants, Inc. Roth 401K FBO Barry Honig, a true, accurate and complete copy of which has been provided to the Agent.

•	Promissory Note dated December 8, 2015 issued by IDI, Inc. in favor of GRQ Consultants, Inc. Roth 401K FBO Barry Honig.

•	Bridge Loan Financing Fee Letter dated December 8, 2015 by and between IDI, Inc. and Frost Gamma Investments Trust, a true, accurate and complete copy of which has been provided to the Agent.

•	Promissory Note dated December 8, 2015 issued by IDI, Inc. in favor of Frost Gamma Investments Trust.

•	Bridge Loan Financing Fee Letter dated December 8, 2015 by and between IDI, Inc. and Michael Brauser, a true, accurate and complete copy of which has been provided to the Agent.

•	Promissory Note dated December 8, 2015 issued by IDI, Inc. in favor of Michael Brauser.

•	Subordination Agreements with each of the foregoing lenders, IDI, Inc., the Agent and certain other parties thereto, each dated December 8, 2015.

•	Frost Gamma Investments Trust (“Frost Gamma”), an affiliate of Phillip Frost, M.D., owned 2,144,275 shares of IDI, Inc., representing 29.4% of IDI, Inc.’s common stock. In connection with the merger (“Merger”) involving IDI, Inc. and The Best One, Inc. (“TBO”), IDI, Inc. issued 2,660,309 shares of IDI, Inc. common stock to Frost Gamma at closing of such merger, and an additional 900,108 shares of IDI, Inc. common stock subject to an earn out. As a result, following the Merger, Frost Gamma owned 34.6% of IDI common stock at closing and 38.6% of IDI common stock assuming the earn out shares are earned. In connection with approving the Merger and the related transactions, the Board of IDI and its Audit Committee reviewed and considered Frost Gamma’s interest in such transactions.

•	On November 16, 2015, the Board approved the award of 3,000,000 Restricted Stock Units to Frost Gamma Investments Trust on or about the Effective Date, in conjunction with Phillip Frost, M.D. being appointed to the Board on the Effective Date. The issuance of shares of IDI, Inc. Common Stock in connection therewith is subject to stockholder approval at the next annual meeting of stockholders of IDI, Inc.

•	On November 16, 2015, IDI, Inc. sold 119,940 shares of Series B Non-Voting Convertible Preferred Stock to Frost Gamma in exchange for $40,000,000.

•	On November 16, 2015, IDI, Inc. sold 20,990 shares of Series B Preferred and warrant for 524,750 shares of IDI, Inc. Common Stock at an exercise price of $6.67 per share to Frost Gamma Investments Trust in exchange for $7,000,000.

•	On November 16, 2015, IDI, Inc. sold 5,997 shares of Series B Preferred and a warrant for 149,925 shares of IDI, Inc. Common Stock at an exercise price of $6.67 per share to Barry Honig.

•	On November 16, 2015, IDI, Inc. sold 2,998 shares of Series B Preferred and a warrant for 74,950 shares of IDI, Inc. Common Stock at an exercise price of $6.67 per share to Four Kids Investment Fund LLC.

•	On November 16, 2015, the Board approved IDI, Inc.’s entry into an Employment Agreement with Michael Brauser, which agreement provides for the award of 5,000,000 Restricted Stock Units, vesting over 5 years, among other consideration.

•	On October 2, 2014, TBO entered into an employment agreement with Derek Dubner (as amended, the “Dubner Employment Agreement”), which was assumed by IDI, Inc. in the Merger. Mr. Dubner currently earns an annual base salary of $264,000, as adjusted. Under the Dubner Employment Agreement, Mr. Dubner received a bonus of $100,000 as a result of the Merger, and received an additional bonus of $150,000 as a result of raising $10.0 million in a financing following the Merger. Additionally, Mr. Dubner received 400,000 RSUs, vesting quarterly during the term of the agreement, and immediately upon a Company Sale, as that term is defined in the Dubner Employment Agreement, of IDI, Inc. Mr. Dubner’s RSUs represent Mr. Dubner’s right to receive 400,000 shares of IDI, Inc. common stock. IDI, Inc. may terminate the Dubner Employment Agreement if there is an adverse ruling against Mr. Dubner pursuant to an action brought on by TransUnion alleging Mr. Dubner’s employment with IDI, Inc. is a breach of Mr. Dubner’s confidentiality and/or other legal or fiduciary obligations to TransUnion or TLO, provided that IDI, Inc. pay Mr. Dubner his base salary for the remainder of his term. IDI, Inc. also agreed to indemnify Mr. Dubner against expenses incurred in connection with such an action. On November 16, 2015, the Board approved IDI, Inc.’s entry into a second amendment to Employment Agreement with Derek Dubner, which agreement provides for the award of 500,000 Restricted Stock Units under the IDI, Inc. 2015 Equity Incentive Plan, vesting over 3 years, among other consideration.

•

On October 2, 2014, TBO entered into an employment agreement with James Reilly (as amended, the “Reilly Employment Agreement”), which was assumed by IDI, Inc. in the Merger. Mr. Reilly earns an annual base salary of $264,000, as adjusted. Under the Reilly Employment Agreement, Mr. Reilly received a bonus of $100,000 as a result of the Merger. Additionally, Mr. Reilly received 200,000 RSUs, vesting quarterly during the term of the agreement, and immediately upon a Company Sale, as that term is defined in the Reilly Employment Agreement, of IDI, Inc. Mr. Reilly’s RSUs represent Mr. Reilly’s right to receive 200,000 shares of IDI Common Stock. IDI may terminate the Reilly Employment Agreement if there is an adverse ruling against Mr. Reilly pursuant to an action brought on by TransUnion alleging Mr. Reilly’s employment with IDI, Inc. is a breach of Mr. Reilly’s confidentiality and noncompetition agreement with TLO, which was purportedly subsequently assumed by TransUnion, provided that IDI, Inc. pay Mr. Reilly his base salary for the remainder of his term. IDI, Inc. also agreed to indemnify Mr. Reilly against expenses incurred in connection with such an action. On November 16, 2015, the Board approved IDI, Inc.‘s entry into a second amendment to Employment Agreement with James Reilly, which agreement provides for the award of 500,000 Restricted Stock Units under IDI, Inc.’s 2015 Equity Incentive Plan, vesting over 3 years, among other consideration

•	On October 13, 2014, TBO entered into a business consulting services agreement with Marlin Capital for a term of four (4) years (the “Marlin Consulting Agreement”). Michael Brauser is a 50% owner and one of two managers of Marlin Capital. Under the Marlin Consulting Agreement, Marlin Capital serves in the capacity of a strategic advisor to TBO and provides services such as recommendations on organizational structure, capital structure, future financing needs, and business strategy. The Marlin Consulting Agreement provides for equity compensation issued to Marlin in the amount of 2,000,000 RSUs of TBO. IDI, Inc. assumed these RSUs in the Merger and the RSUs represent the right to receive 2,000,000 shares of IDI, Inc. common stock. The RSUs vest on four equal annual installments beginning October 13, 2015 only if certain performance goals of IDI, Inc. are met. The shares underlying such RSUs will not be delivered until October 13, 2018, unless there is a change of control of IDI, Inc.

•	Effective on August 1, 2015, IDI, Inc. entered into a consulting agreement with DAB Management Group Inc. (“DAB”) for DAB to provide consulting services related to business development, future acquisition and strategic transactions for a term of six months, and shall automatically renew for additional six-month periods, unless either party provides written notice to the other of its intent not to renew not fewer than 30 days prior to the expiration of the then current term (the “DAB Agreement”). DAB is owned by Daniel Brauser, one of IDI, Inc.’s directors. Under the DAB Agreement, the consulting service fee is $20,000 per month.

•	Beginning in June 2015, IDI, Inc. began paying monthly rental payments of $5,000 on behalf of Grander Holdings, Inc., an entity owned by IDI, Inc.’s Executive Chairman, for a portion of its office lease at 4400 Biscayne Blvd, Miami, Florida 33137, to Frost Real Estate Holdings, LLC, an entity controlled by Dr. Phillip Frost, a significant shareholder in IDI, Inc.. The office is occupied by IDI, Inc.’s Executive Chairman, as well as corporate and administrative personnel to conduct the IDI, Inc.-related business.

•	On October 16, 2015, IDI, Inc. entered into a Non-Exclusive Aircraft Dry Lease Agreement (the “Aircraft Lease”) with Brauser Aviation, LLC (“Brauser Aviation”), an affiliated entity of Michael Brauser, IDI, Inc.’s Executive Chairman and member of the Board. Prior to entering into the Aircraft Lease, IDI, Inc. reimbursed Mr. Brauser for the actual costs of air travel on IDI, Inc. business, which through October 2015 had totaled approximately $16,000. Under the Aircraft Lease with Brauser Aviation, IDI, Inc. pays a flat rate of $2,200 per operating hour.